Exhibit 10.1

EXECUTION COPY

AGREEMENT FOR THE SALE AND PURCHASE OF

685,348,257 SHARES OF OMEGA PHARMA INVEST NV

REPRESENTING THE ENTIRE SHARE CAPITAL OF OMEGA PHARMA INVEST NV

OTHER THAN 30,243,983 TREASURY SHARES HELD BY OMEGA PHARMA INVEST NV

DATED 6 NOVEMBER 2014

BETWEEN

ALYCHLO NV

AND

HOLDCO I BE NV

AS THE SELLERS

AND

PERRIGO COMPANY PLC

AS THE PURCHASER

1

-i-

16.	Fund Guarantee	88
17.	Comfort Letter	89
18.	Interpretation	90

Signatories		1

-ii-

THIS AGREEMENT is made on 6 November 2014

BETWEEN:

(1)	ALYCHLO NV, a limited liability company incorporated under the laws of Belgium, with registered office at Lembergsesteenweg 19, 9820 Merelbeke, and registered under number 0895.140.645 (Alychlo);

(2)	HOLDCO I BE NV, a limited liability company incorporated under the laws of Belgium, with registered office at Jan Van Rijswijcklaan 162 B4, 2020 Antwerpen, and registered under number 0838.053.769 (Holdco and together with Alychlo, the Sellers); and

(3)	PERRIGO COMPANY PLC, a public limited company incorporated under the laws of Ireland, with registered office at Treasury Building, Lower Grand Canal Street, Dublin, Ireland, registered with the Companies Registration Office under number 529592 (Perrigo Topco).

BACKGROUND:

(A)	At Completion Date, the Sellers will be the owner of 95.77 per cent. of the issued and outstanding share capital of OMEGA PHARMA INVEST NV, a limited liability company incorporated under the laws of Belgium, with registered office at Venecoweg 26, 9810 Nazareth and registered under number 0439.658.834 (the Company), of which 345,557,416 shares will be owned by Alychlo and 339,790,841 shares are and will be owned by Holdco (this aggregate amount of 685,348,257 shares referred to as the Shares).

The remaining shares of the issued and outstanding share capital of the Company, being 30,243,983 shares, are held by the Company as treasury shares (the Treasury Shares).

(B)	On 17 July 2014, Perrigo Topco entered into a non-disclosure agreement with the Sellers (the NDA), and subsequently received a “confidential overview” with respect to the Group which has been prepared on behalf of the Sellers and is dated July 2014 (the Information Pack).

(C)	On 12 August 2014, Perrigo Topco submitted a non-binding offer to acquire the Shares.

(D)	From 7 September 2014 to 4 November 2014, the Purchaser, with certain assistance of professional advisors, has performed a satisfactory due diligence investigation with respect to the Group Companies and their business, operations, assets, liabilities, legal, tax, commercial and accounting and financial condition, consisting of analysing the Information Pack, a management presentation on 25 September 2014, and the information contained in the Data Room, as well as having meetings with the Sellers and members of the management of the Group Companies, and asking certain written questions and receiving answers (the Due Diligence Investigation).

(E)	On 18 October 2014, Alychlo submitted a due diligence request list and subsequently received as of 3 November 2014 information with respect to the Purchaser Group (the Perrigo Information Pack). On 3 and 4 November 2014, Alychlo, has performed a satisfactory limited due diligence investigation with respect to the Purchaser Group, consisting of analysing the Perrigo Information Pack as well as having meetings with the management of Perrigo Topco, and asking certain questions and receiving certain answers.

(F)	On 24 October 2014, the Purchaser submitted a non-binding offer to acquire the Shares.

(G)	The Sellers wish to sell and the Purchaser wishes to purchase the Shares at Completion on the terms and under the conditions set out in this Agreement (the Transaction).

(H)	The parties have agreed an arrangement providing for the allotment of the Consideration Perrigo Shares to Alychlo as part of the consideration payable to Alychlo for the Shares belonging to class A (the A Shares). The terms of the arrangement provide that the consideration payable to Perrigo Topco for the Consideration Perrigo Shares is to be provided by the transfer to Perrigo Topco of all of the A Shares. The parties acknowledge and agree that this arrangement applies only to the A Shares and is open to Alychlo as the only holder of A Shares.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 18 apply throughout this Agreement, unless the contrary intention appears.

1.2	In this Agreement, unless the contrary intention appears, a reference to a Clause, sub-Clause, Recital or Schedule is a reference to a clause, recital or schedule of or to this Agreement.

1.3	The Schedules form part of this Agreement.

1.4	The headings in this Agreement do not affect its interpretation.

1.5	No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision, it being acknowledged that representatives of all Parties have participated in drafting and negotiating this Agreement.

2.	SALE AND PURCHASE OF THE SHARES

2.1	Subject to the terms and conditions of this Agreement, the Sellers shall sell and the Purchaser shall purchase the Shares free from Encumbrances and together with all rights attaching to them including the right to receive dividends and any other distribution on the Shares paid or declared after Completion.

2.2	The ownership of the Shares will be transferred to the Purchaser at Completion against payment of the Purchase Consideration in accordance with the provisions of Clause 3.

2.3	Each of the Sellers waives at Completion all rights of pre-emption and other restrictions on transfer over the Shares owned by it for purposes of the transfer of the Shares to the Purchaser in accordance with this Agreement.

2.4	The sale contemplated hereunder is indivisible and shall be valid only if it applies to all of the Shares. No partial enforcement of this Agreement shall be allowed.

3.	INITIAL PURCHASE CONSIDERATION AND ADJUSTMENT

3.1	The initial purchase consideration for the sale of the Shares is the aggregate of the Initial Holdco Consideration and the Initial Alychlo Consideration (the Initial Purchase Consideration). The parties acknowledge and agree that the Consideration Perrigo Shares are being issued in consideration or part-consideration only in respect of the transfer to Perrigo Topco of the A Shares.

3.2	The Initial Purchase Consideration shall be increased with an amount equal to an interest as from 30 September 2014 until the Completion Date, calculated at the Applicable Rate calculated on an amount of EUR 2,480,000,000 which shall accrue from day to day, and which shall be considered to be part of the purchase consideration for the Shares.

3.3	The Initial Purchase Consideration, adjusted in accordance with Clause 3.2 (the Purchase Consideration) shall be payable on Completion Date to the Sellers, it being understood that Holdco shall procure a payment of a cash escrow in accordance with Clause 12.3(a) and Alychlo shall fulfil its obligations under Clause 12.2 and, as the case may be, Clause 12.3(c).

3.4	The Initial Alychlo Consideration shall be paid to Alychlo and the Initial Holdco Consideration shall be paid to Holdco. The amount payable to the Sellers under Clause 3.2 shall be paid as follows: 51.234566 per cent. of such payment shall be paid to Alychlo and 48.765434 per cent. shall be paid to Holdco.

4.	CONDITION PRECEDENT

4.1	The sale and purchase of the Shares is conditional upon:

(a)	the relevant filings with the competition authorities set forth in Schedule 6 (the Competition Authorities) having been made with respect to the Transaction, and any required waiting periods (including any extensions thereof) under any applicable competition laws having expired or having been terminated or the Competition Authorities having given all relevant clearances and approvals under the applicable competition laws for the Completion of the Transaction (the Merger Control Condition);

(b)	no governmental authority or court having, on or before the Completion Date, issued, promulgated, enforced or entered into an order, judgement, decree, agreement or decision (whether temporary, preliminary or permanent) prohibiting the transactions contemplated by this Agreement (including a governmental authority or court with jurisdiction over the Group Companies or the Purchaser prohibiting the transactions contemplated by this Agreement on the basis of a breach by the Group Companies of Economic Sanctions Law);

(c)	no event having occurred, on or before the Completion Date, which constitutes a material breach of any of the Key Sellers’ Warranties at the Completion Date by reference to the facts and circumstances then existing (as if references in the Key Sellers’ Warranties to the date of this Agreement were references to the Completion Date);

(d)	no material breach by any of the Sellers of their obligations under this Agreement having occurred on or before the Completion Date and remaining uncured on the Completion Date;

(e)	since the date of this Agreement, there has not been any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and which is not remedied prior to and continuing on the Completion Date; and

(f)	no material breach by Perrigo Topco or the Purchaser of their obligations under this Agreement having occurred on or before the Completion Date and remaining uncured on the Completion Date.

The conditions referred to in Clauses 4.1(c), 4.1(d) and 4.1(e) are stipulated to the sole benefit of the Purchaser and may be waived by the Purchaser at any time. The waiving of any of the conditions set out in Clause 4.1(c) and 4.1(d) shall not affect any rights under this Agreement, including the Purchaser’s right to make a Claim. The waiver of the condition referred to in Clause 4.1(e) shall prevent the Purchaser from making any Claim based on the underlying change, effect, event, occurrence, state of facts or development of the Material Adverse Effect.

The condition referred to in Clause 4.1(f) is stipulated to the sole benefit of the Sellers and may be waived by the Sellers at any time. The waiving of the condition set out in Clause 4.1(f) shall not affect any rights under this Agreement.

The condition referred to in Clauses 4.1(b) is stipulated to the benefit of both the Sellers and the Purchaser, and may only be waived by both the Purchaser and the Sellers together.

The Parties agree that the Purchaser shall have the right to partially waive the Merger Control Condition in relation to one or more Competition Authorities. If the Purchaser exercises such right, it shall fully indemnify the Sellers and hold the Sellers harmless for any liability which they would incur as a result or in connection with such partial waiver.

4.2	Notwithstanding Article 1179 of the Belgian Civil Code (Burgerlijk Wetboek/Code Civil), the satisfaction of the conditions referred to above shall have no retroactive effect.

4.3	The Purchaser shall use its best efforts to procure that the Merger Control Condition is satisfied as soon as possible, and furthermore the Purchaser shall:

(a)	make all relevant filings with the Competition Authorities under the applicable competition laws for the Completion of the Transaction as soon as reasonably possible after the date of this Agreement;

(b)	without prejudice to sub-Clause (d) below, use its best efforts to obtain the relevant approvals of the Competition Authorities under the applicable competition laws for the Completion of the Transaction as soon as reasonably practicable, and shall promptly and adequately respond to any questions or observations which the Competition Authorities may have;

(c)	bear all filing fees and other costs and expenses it incurs in relation to the seeking to obtain the relevant approvals of the Competition Authorities under the applicable competition laws for the Completion of the Transaction (for the avoidance of doubt, each Party shall bear its own costs and expenses which it may incur in relation to these approvals, e.g. professional advisory fees) and bear all costs, penalties and fines resulting from not filing in any jurisdiction where it is determined that a filing of any kind should have taken place in relation with the Transaction; and

(d)	accept all conditions, obligations or other requirements imposed or contained in any final decision of a Competition Authority with a view to remove any impediments, restrictions or conditions that may affect or delay the fulfilment of the Merger Control Condition, and in any event make any offer to the Competition Authorities necessary to remedy the concerns of such Competition Authorities.

4.4

The Purchaser shall keep the Sellers reasonably informed about the status and progress of the relevant filings that are required to satisfy the Merger Control Condition. To that end, the Purchaser shall prior to any notification provide the Sellers a non-confidential draft filing and allow reasonable time to make comments. The Purchaser shall also make available to the

Sellers a non-confidential version of any notification submitted with regard to the Transaction to any competition authority. In particular, when a filing is made on behalf of both the Purchaser and the Sellers, the Purchaser shall, following its obligations under Clause 4.3 prepare such filing and take all measures necessary to submit such filing to the relevant Competition Authority on behalf of both the Purchaser and the Sellers. To this end, the Sellers shall use their best efforts to provide the Purchaser, with all information and assistance reasonably required by the Purchaser, it being understood that the Sellers will not bear any costs in relation to these filings and that the Sellers shall have no obligation to accept any obligations or requirements as referred to in Clause 4.3(d).

4.5	Without prejudice to the undertakings of Clause 4.3, the Purchaser and the Sellers shall, to the extent permitted by law, co-operate with one another in good faith and provide such assistance as may reasonably be required with a view to satisfying the Merger Control Condition, including providing all information reasonably required by the other Parties in relation to their respective businesses or the business of the Group Companies and providing to the Competition Authorities all information required by them. Nothing in this Clause 4.5 shall require a Party to provide another Party with information that relates to its operations or is commercially sensitive to it.

4.6	Parties expressly acknowledge that the Purchaser’s compliance with any condition, obligation or other requirement imposed or contained in any decision of any Competition Authority or the effectuation of any offer made by the Purchaser to any Competition Authority pursuant to Clause 4.3(d) will not result in any change to the terms and conditions of this Agreement.

4.7	The Purchaser shall use its best efforts to procure that the Merger Control Condition shall be satisfied at the latest nine (9) months after the date of this Agreement (the Long Stop Date). If the Merger Control Condition is not satisfied on or before the Long Stop Date, or any Competition Authority has taken action or given indication that the Merger Control Condition will not be satisfied on or before the Long Stop Date, then the Sellers or the Purchaser shall have the right to terminate this Agreement (provided that the non-satisfaction (or the confirmation of non-satisfaction) of the Merger Control Condition is not due to the non-compliance by any of the Sellers (in case of a termination by the Sellers) or the Purchaser (in case of a termination by the Purchaser) with any of their obligations under Clause 4.3 or Clause 4.4), it being understood that in such event:

(a)	except for the Surviving Provisions, all provisions of this Agreement shall lapse and cease to have effect; but

(b)	neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities in respect of damages for non-performance of obligations under this Agreement falling due for performance prior to such lapse and cessation.

4.8	Within two (2) Business Days of the Merger Control Condition being satisfied, the Purchaser will notify the Sellers thereof. If the Purchaser becomes aware of the fact that the Merger Control Condition will not be satisfied before the Long Stop Date, it will notify the Sellers within two (2) Business Days of it becoming aware of such fact.

4.9	If

(a)	the Purchaser fails to comply with the obligations set out in Clause 4.3(d); or

(b)	Completion does not take place because the Purchaser fails to comply with the Purchaser’s Completion Obligations; or

(c)	the Merger Control Condition is not satisfied on or before the Long Stop Date except in case this is solely due to the Sellers’ failure to comply with their obligation mentioned in the last sentence of Clause 4.4 in relation to a filing to be made on behalf of both the Purchaser and the Sellers;

and the Agreement is terminated by the Sellers in accordance with Clause 4.7 or 7.5, the Purchaser shall pay to the Sellers an aggregate lump sum break fee of EUR 100,000,000, of which EUR 51,234,566 payable to Alychlo and EUR 48,765,434 payable to Holdco, each time in accordance with Clause 19 by wire transfer in immediately available funds within five (5) Business Days from the Long Stop Date (in case the payment is due on the basis of Clause 4.9(c)) or from the date at which the Purchaser failed to comply with the relevant obligation (in case the payment is due on the basis of Clauses 4.9(a) or (b) (the Break Fee).

Notwithstanding any other provisions of this Agreement, the Sellers shall at all times have the right to seek specific performance of the Purchaser’s obligations under this Agreement, including the obligations pursuant to Clauses 4.3 and 7.2, it being understood that in such case the Break Fee shall not be due. The Sellers acknowledge and agree that the Break Fee shall be a full compensation for all their damages in relation to a termination of this Agreement or the non-fulfilment of the Purchaser’s obligations hereunder and that they shall in such case not be entitled to any additional damages. The Purchaser explicitly acknowledges that the provisions of this Clause 4.9 are reasonable and necessary to protect the legitimate interests of the Sellers.

5.	PRE-COMPLETION COVENANTS

5.1	Sellers’ obligations in relation to the conduct of the business by the Group Companies

(a)	Save as otherwise provided in this Agreement or as otherwise agreed by the Purchaser (such approval not to be unreasonably withheld or delayed), each Seller shall use all reasonable efforts to procure that, from the date of this Agreement until Completion, the Group shall conduct its business in the ordinary course.

(b)	Without prejudice to Clause 5.2 below, the Sellers shall procure that, except with the written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed and which shall be deemed to be refused if no response is received by the Sellers within five (5) Business Days following a request from the Sellers), between the date of this Agreement and Completion, no Group Company shall:

(i)	materially change its accounting procedures, principles or practices; or

(ii)	create any Encumbrance over its shares or assets (including the Treasury Shares); or

(iii)	enter into any credits, loans or bank financings for an amount in excess of EUR 3,000,000 up to an aggregate maximum of EUR 15,000,000 for all Group Companies together, or fail to settle in accordance with the payment procedures and timescales observed in the ordinary course of business by the Group Companies any debts incurred by the Group Companies in the normal course of trading; or

(iv)	repay any External Group Indebtedness before it is due; or

(v)	grant any guarantees, securities, indemnities or other agreement to secure an obligation of a third party which if called would result in a cost to any Group Company of EUR 3,000,000 or more up to an aggregate maximum cost of EUR 15,000,000 for all Group Companies together; or

(vi)	have its articles of association or other constitutional documents amended; or

(vii)	issue any securities; or

(viii)	declare, make or pay any dividend, return of capital or other distribution to any member of a Seller’s Group; or

(ix)	be wound-up, merged or de-merged; or

(x)	approve the contribution or sale of its business, as a whole or in part; or

(xi)	acquire an interest in any other company, dispose of an interest in any Group Company or any Treasury Shares, or take or terminate a participation in any partnership or joint venture; or

(xii)	incur any capital expenditure exceeding EUR 3,000,000 per expenditure per Group Company or EUR 60,000,000 in aggregate for all Group Companies; or

(xiii)	enter into or terminate any contract or arrangement (i) which relates to an aggregate commitment for any Group Company in excess of EUR 3,000,000, or requires a termination notice in excess of 12 months, or (ii) which is not at arm’s length terms; or

(xiv)	sell, license, otherwise dispose of, terminate its right to use of any material asset of a Group Company; or

(xv)	sell, license, otherwise dispose of, terminate its right to use, fail to renew or fail to take any action to defend or preserve any material Business IP except in line with past practice; or

(xvi)	in connection with the Properties (i) terminate or serve any notice to terminate or waive the terms of any lease, or (ii) enter into or vary any agreement, lease or other commitment; or

(xvii)	make any change in the terms and conditions of employment of its Employees (except changes resulting from amendments to applicable collective bargaining agreements or applicable law), or terminate (except for good cause) any Senior Employee; or

(xviii)	make any changes to any arrangements under which benefits are payable on death, leaving employment or retirement in respect of Employees of any Group Company; or

(xix)	enter into any (or modify any subsisting) agreement with any trade union or any agreement that relates to any works council or similar body representing Employees of the Group Companies; or

(xx)	agree to or permit the institution or settlement of any litigation where it could result in a payment to or by a Group Company of EUR 1,500,000 or more, except for the litigation mentioned in Schedule 12; or

(xxi)	agree or permit the termination or the lapsing of any insurance policy or agree to any changes to such insurance policies; or

(xxii)	agree, conditionally or otherwise, or resolve to do any of the foregoing,

except where such measure or decision (i) is taken in the ordinary course of business, (ii) is an intra-group transaction between the Group Companies, (iii) is otherwise expressly provided for, contemplated or allowed in the Transaction Documents, (iv) is listed in Schedule 11 to this Agreement or (v) is required by applicable law, regulation or a court ruling or is required to ensure that no Group Company business would cause a breach of any Economic Sanctions Laws by either Party or to remedy such breach.

(c)	Furthermore, it is agreed that (i) in applying and enforcing Clause 5.1(b), the Sellers and the Purchaser shall act towards each other in accordance with the principles of reasonableness and fairness giving due consideration to all relevant circumstances, and (ii) in urgent matters whereby the operations or the assets of the Group are immediately threatened, the Sellers may not be able to timely request the Purchaser’s consent, or await the Purchaser’s response to such request, if these circumstances require immediate action from the Sellers, but in such event the Sellers shall nevertheless inform the Purchaser of any such situation as soon as reasonably practicable thereafter.

5.2	No leakage

(a)	Each Seller covenants and undertakes to the Purchaser that, in the period commencing on and from 30 September 2014 up to (and including) Completion, save to the extent comprising Permitted Leakage:

(i)	no dividend or other distribution of profits or assets has been or will be declared, paid or made by any Group Company, or would be treated as having been paid or made by a Group Company, to or for the benefit of a member of a Seller’s Group, any other shareholder in the Company or their Connected Persons;

(ii)	no payments or benefits have been or will be made or conferred by or on behalf of a Group Company to or for the benefit of a member of a Seller’s Group, any other shareholder in the Company or their Connected Persons;

(iii)	no share capital of a Group Company has been or will be redeemed, repurchased or repaid or result in a payment to or an agreement or obligation to make a payment to a member of a Seller’s Group, any other shareholder in the Company or their Connected Persons;

(iv)	no amounts owed to a Group Company by a member of a Seller’s Group, any other shareholder in the Company or their Connected Persons have been or will be waived, deferred or released, and no transactions have been or will be entered into between the Group Companies and any member of a Seller’s Group, any other shareholder in the Company or their Connected Persons;

(v)	no liabilities have been or will be assumed or incurred (or any indemnity given in respect thereof) by a Group Company for the benefit of a member of a Seller’s Group, any other shareholder in the Company or their Connected Persons, and no guarantee, indemnity or security has been or will be provided by any Group Company in respect of the obligations or liabilities of any member of a Seller’s Group, any other shareholder in the Company or their Connected Persons;

(vi)	no assets, rights or other benefits have been or will be transferred by a Group Company to a member of a Seller’s Group, any other shareholder in the Company or their Connected Persons;

(vii)	no management, monitoring or other shareholder or director’s fees or bonuses or payments of similar nature have been or will be paid by or on behalf of a Group Company to or for the benefit of a member of a Seller’s Group, any other shareholder in the Company or their Connected Persons;

(viii)	no payment of interest or principal in respect of any indebtedness owed by any Group Company to any member of a Seller’s Group, any other shareholder in the Company or their Connected Persons has been made or will be made, and no changes have been or will be made to the terms of any borrowing between a member of a Seller’s Group, any other shareholder in the Company or its Connected Persons and the Group Companies;

(ix)	no payment has been made or will be made and no liability has been incurred or will be incurred by any Group Company relating to the Transaction (including any transaction or retention bonuses for management or advisers’ fees (including investment bankers fees and legal fees) payable in connection with the Transaction); and

(x)	no Group Company has agreed or committed or will agree or commit to do any of the things set out in this sub-Clause 5.2(a) and no fees, costs or Taxes will be incurred or paid by any Group Company as a result of the occurrence of any of those matters set out in paragraphs (i) to (ix) above,

(together Leakage).

(b)	Subject always to Completion having taken place, in the event of a Leakage having occurred, each Seller shall (in respect of itself and not in respect of another Seller) on demand by the Purchaser (and in any case within ten (10) Business Days after such demand) pay to the Purchaser (the Purchaser acting for itself and as agent for the Group Companies), its proportion (equal to the proportions mentioned in Clause 18.2) of an amount equal (on a euro for euro basis) to the aggregate of (i) the amount of Leakage net of Tax savings, if any, as a result of such Leakage, and (ii) interest on the amount of the Leakage from the date on which such Leakage has taken place until the date on which the undertaking to pay in accordance with this Clause 5.2(b) is fully satisfied, and for these purposes interest be calculated at an annual rate of five (5)% which shall accrue from day to day. A claim under this Clause 5.2(b) shall be the sole remedy available to the Purchaser and the Group Companies arising (directly or indirectly) in connection with a Leakage, and, for the avoidance of doubt, none of the limitations set out in Clause 9 shall apply to any claim under this Clause 5.2(b).

(c)	The Sellers will not be liable to make a payment under Clause 5.2(b), unless the Purchaser has notified the Sellers in writing of a Leakage or the claim under Clause 5.2(b), stating in reasonable detail the nature of the Leakage and, if practicable, the amount claimed, on or before six (6) months after the Completion Date. Each Seller shall notify the Purchaser in writing promptly after becoming aware of the Leakage.

5.3	Other obligations of the Parties

Between the date of this Agreement and Completion, the Parties shall not (and shall procure that the members of the Purchaser’s Group and each Seller’s Group, as applicable, shall not) take any action, or omit to take any action (other than in exercising its rights under this Agreement), that would reasonably be expected to prevent or materially delay the consummation of the Transaction.

5.4	Seller’s assistance to Purchaser’s debt and equity issue

(a)	The Sellers shall use reasonable best efforts to cause the Group Companies and its representatives to provide, to the Purchaser and the Financing Parties such cooperation reasonably requested by the Purchaser that is necessary, proper or advisable in connection with the Financing, including:

(i)	as promptly as reasonably practical, furnishing the Purchaser and its Financing Parties with such information as may be reasonably required so that the Required Financial Information and other marketing material is complete and correct in all material respects in light of the circumstances under which such statements are made;

(ii)	the delivery of customary authorisation letters that authorise the distribution of the confidential information memorandum to prospective lenders, which letters shall contain a customary “10b-5” representation by the Company with respect to the Group Companies and contain a representation that the public-side version does not include material non-public information about the Group Companies or their securities;

(iii)	assisting the Purchaser in the Purchaser’s preparation of pro forma financial statements, year to date financial information and financial information as of and for the most recently completed fiscal year, the most recently completed fiscal quarter and the 12-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days before the Completion Date, prepared after giving effect to the transactions;

(iv)	the delivery of the Required Financial Information to the Purchaser, using reasonable best efforts to cause the independent auditors who reviewed the Required Financial Information to cooperate with respect to the Financing (including the Specified Auditor Assistance), obtaining legal opinions in connection with the Financing, and assisting in the preparation of offering documents and road show presentations in connection with the Financing (including the participation in due diligence calls or meetings and provision of “back-up” information);

(v)	at least two Business Days prior to the Completion Date, providing all documentation and information about the Group Companies as is reasonably requested in writing by any Financing Party at least fifteen Business Days prior to the Completion Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, in connection with the Financing; and

(vi)	using commercially reasonable efforts to cooperate with any tender offer and/or consent solicitation in connection with the transactions contemplated by the Transaction Documents, including making any required filings with regulatory authorities.

(b)	The Company’s logos may be used in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Sellers or the Group Companies or the reputation or goodwill of Sellers or the Group Companies.

(c)	All external costs and expenses incurred by the Sellers or the Group Companies as a result of any assistance provided by them pursuant to Clause 5.4(a) shall be borne by the Purchaser, provided any such individual costs and expenses in excess of an amount of EUR 25,000 (other than PwC fees up to an amount of EUR 250,000) having been approved by the Purchaser prior to such costs or expenses having been incurred.

(d)	Nothing in this Clause 5.4 imposes any additional liability on the Sellers under this Agreement in addition to the liability the Sellers may have under Claims pursuant to Clause 9 or Clause 11. The Purchaser further (i) waives any and all claims it may have with respect to the assistance offered by the Group Companies’ management under this Clause 5.4 in providing the assistance requested and (ii) the Purchaser shall indemnify the Group Companies’ management for any third party claim in this respect, other than in case of fraud.

5.5	Purchaser’s obligation in relation to Financing and Bridge Financing

Without prejudice to the Purchaser’s obligations under Clause 4.1 and Clause 7 of this Agreement, the Purchaser shall use its best efforts to obtain the proceeds of the Financing and/or, if required to meet its obligations under this Agreement and each of the Purchaser’s Completion Documents and to satisfy any payment obligations to be made by or on behalf of it in connection with Completion, the Bridge Financing, including:

(a)	maintaining in effect any commitment letters in relation to the Financing and, as long as the Bridge Financing is needed to enable the Purchaser to meet its obligations under this Agreement and each of the Purchaser’s Completion Documents and to satisfy any payment obligations to be made by or on behalf of it in connection with Completion, the Bridge Commitment Letter, and in each case enforcing its rights thereunder; provided that Purchaser may (x) amend, restate, supplement or otherwise modify the commitment letters to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities or to increase the amount of the Financing or the Bridge Financing, as applicable, or (y) otherwise replace, amend, restate, supplement or otherwise modify the commitment letters so long as, in each case of any such amendment, restatement, supplement or other modification that imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing or the Bridge Financing, such action will not delay or prevent Completion, or impair the availability of the Financing or the Bridge Financing on Completion, as applicable;

(b)	negotiating definitive agreements (the Definitive Agreements) with respect to the Financing and/or, if required to meet its obligations under this Agreement and each of the Purchaser’s Completion Documents and to satisfy any payment obligations to be made by or on behalf of it in connection with Completion, the Bridge Financing;

(c)	satisfying (or obtaining the waiver of) on a timely basis all funding and related conditions in the Definitive Agreements and complying in all material respects with its obligations thereunder; and

(d)	if all funding and related conditions under the Definitive Agreements have been satisfied or waived and the Purchaser is required to consummate the Transaction pursuant to Clauses 4 and 7 of this Agreement, the Purchaser shall enforce its rights to consummate the Financing or the Bridge Financing, as applicable.

5.6	Employee information and consultation

The Sellers undertake to and procure that the Group Companies have proceeded or shall proceed with information and consultation obligations towards employee representative bodies as may be required under applicable law in connection with the Transaction. Any communication to employee representative bodies in that respect shall be agreed between Parties prior to it being communicated.

6.	REPAYMENT OF THE EXTERNAL GROUP INDEBTEDNESS

6.1	The Purchaser acknowledges that the External Group Indebtedness may need to be prepaid prior to the scheduled date for repayment in accordance with the relevant applicable terms further to the change of control over the Company. The Purchaser shall procure that it will be solely responsible to take all necessary steps as required in this respect under the applicable contractual documentation in relation to the External Group Indebtedness.

6.2	On Completion, the Purchaser shall notify (or procure for notice to be given by the relevant Group Company to) the relevant lenders, noteholders, bondholders or agents as set out in the overview of notice details to be provided by the Seller in accordance with Clause 6.3, of the occurrence of the Transaction or the occurrence of the change of control relating to the Company, Omega Pharma NV or the relevant Group Company (as applicable) triggered as a result of the Transaction, and/or proceed with the publication of the occurrence of the relevant change of control on its website or the website of Omega Pharma NV (as applicable), in each case if and as required under and in accordance with the applicable terms of the contractual documents pertaining to any External Group Indebtedness.

6.3	The Sellers shall procure that, between the date of this Agreement and Completion, the Purchaser’s Group and its representatives are provided with such assistance (including the provision of the necessary information) as they may reasonably request from the Sellers and/or the Group Companies in order for the Purchaser to comply with the provisions set out in Clauses 6.1 and 6.2 and for the Purchaser and the Group Companies to prepare for any prepayment of any External Group Indebtedness. In particular, the Sellers shall provide the Purchaser at the latest ten Business Days prior to the Completion Date with (i) an overview of all amounts that will or may become due under the External Group Indebtedness in case of a (p)repayment of such External Group Indebtedness on the Completion Date and (ii) the notice details of the relevant lenders, noteholders, bondholders or agents referred to in Clause 6.2.

7.	COMPLETION

7.1	Subject to the terms and conditions of this Agreement, Completion shall take place at the offices of Allen & Overy LLP, Brussels on the fifth (5th) Business Day after the later of:

(i)	the date on which the Merger Control Condition is satisfied; or

(ii)	the earlier of (A) the date on which the Financing has been completed or (B) 13 March 2015,

(the Completion Date).

At any time as from the day on which the Merger Control Condition is satisfied until the Long Stop Date, the Purchaser (but not the Sellers) will have the right to notify the Sellers that Completion will take place on the fifth (5th) Business Day following the date of the notification irrespective whether the Financing or the Bridge Financing has completed.

Parties may mutually agree any other time, date or place in respect of the Completion.

7.2	At Completion, Perrigo Topco and the Purchaser shall, and where applicable shall cause:

(a)	deliver to the Sellers proof that the Merger Control Condition has been satisfied;

(b)	pay the Purchase Consideration (including delivering the Consideration Perrigo Shares to Alychlo) to the Sellers in accordance with the provisions of Clause 3 and Clause 19;

(c)	submit in escrow to the escrow agent in accordance with the Share Escrow a number of certificates representing the relevant number of Consideration Perrigo Shares in name of Alychlo;

(d)	deliver to Alychlo the Share Escrow agreement, duly executed by Perrigo Topco;

(e)	deliver to Alychlo an extract of the minutes of a meeting of the board of directors of Perrigo Topco (duly convened and held) at which the issue and allotment of the Consideration Perrigo Shares to Alychlo and the entry into Perrigo Topco’s register of members of Alychlo’s name as the holder of the Consideration Perrigo Shares were approved, certified as a true copy by a director or the secretary of Perrigo Topco;

(f)	deliver to Alychlo (or as Alychlo may direct) the duly executed share certificate (including a legend reflecting the lock-up arrangements set out in the lock-up agreement) in respect of the Consideration Perrigo Shares made out to Alychlo;

(g)	deliver to Alychlo the lock-up agreement in the form set out in Schedule 9, duly executed by Perrigo Topco;

(h)	deliver to Alychlo the registration rights agreement in the form set out in Schedule 10, duly executed by Perrigo Topco;

(i)	deliver to Holdco the Cash Escrow agreement, duly executed by Perrigo Topco;

(j)	record the transfer of the Shares in the Company’s share register and duly sign the register to that effect; and

(k)	provide the Sellers with a confirmation of receipt of the Company’s share register,

together referred to as the Purchaser’s Completion Obligations.

7.3	At Completion, simultaneously with the receipt by the Sellers of the Purchase Consideration, in accordance with the provisions of Clause 3, the Sellers shall:

(a)	procure the delivery to the Purchaser of a receipt for the Purchase Consideration in the form attached in Schedule 2;

(b)	deliver to the Purchaser the Share Escrow agreement, duly executed by Alychlo, including, as applicable, the Additional Share Escrow agreement;

(c)	deliver to the Purchaser the Cash Escrow agreement, duly executed by Holdco and Hao Investments S.à r.l.;

(d)	procure the delivery to the Purchaser of the Fund Guarantee and the Comfort Letter, duly executed by Waterland Private Equity Fund V C.V., except if a notification has been given by the Purchaser pursuant to Clause 12.3(c);

(e)	deliver to the Purchaser the lock-up agreement relating to the Consideration Perrigo Shares which shall be in the form set out in Schedule 9, duly executed by Alychlo;

(f)	deliver to the Purchaser the registration rights agreement relating to the Consideration Perrigo Shares which shall be in the form set out in Schedule 10, duly executed by Alychlo;

(g)	deliver to the Purchaser an agreement, substantially in the form as set out in Schedule 7 duly signed by the Company and Mr Marc Coucke, pursuant to which Mr Marc Coucke personally undertakes to comply with the non-compete and non-solicit obligations set out in Clause 13.2;

(h)	procure the delivery to the Purchaser of a copy of the resignation letters substantially in the form attached in Schedule 4, effective on Completion, for those directors identified in Part 2 of Schedule 4; and

(i)	record the transfer of the Shares in the Company’s share register and duly sign the register to that effect; and

(j)	procure the payment of the Cash Escrow in accordance with Clause 12.3(a)(i),

together referred to as the Sellers’ Completion Obligations.

7.4	Breach of Completion Obligations

(a)	The effectiveness of each of the Purchaser’s Completion Obligations is conditional upon the fulfilment of all of the Sellers’ Completion Obligations and vice versa.

(b)	If the Sellers or the Purchaser fail to comply with any of the Sellers’ Completion Obligations respectively the Purchaser’s Completion Obligations, then all Completion Obligations that have already been fulfilled shall be deemed null and void.

(c)	If Completion does not take place on the Completion Date because a Seller or the Purchaser fails to comply with the Sellers’ Completion Obligations or the Purchaser’s Completion Obligations (as applicable), the complying Party shall have the right, by giving written notice to the non-complying Party, (i) to effect the Completion so far as practicable having regard to the defaults which have occurred, (ii) to fix a new date for Completion (in which case this Clause 7 shall apply to the Completion as so deferred, and such new date shall be interpreted as being the Completion Date), or (iii) to terminate this Agreement.

7.5	If a Party elects to terminate this Agreement pursuant to Clause 7.4(c):

(a)	except for the Surviving Provisions, all provisions of this Agreement shall lapse and cease to have effect; but

(b)	neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities in respect of damages for non-performance of obligations under this Agreement falling due for performance prior to such lapse and cessation; and

(c)	if the Purchaser is the non-complying Party, the Purchaser must pay the Break Fee pursuant to Clause 4.9.

8.	SELLERS’ WARRANTIES

8.1	Each of the Sellers warrants to the Purchaser that, subject to the provisions of this Agreement and in particular to the provisions of Clause 9, (i) each of the statements set out in Schedule 5 (the Sellers’ Warranties) is true and accurate at the date of this Agreement (or at such earlier date as is expressly indicated in such statement), and (ii) each of the Key Sellers’ Warranties (except the Key Sellers’ Warranty in clause 3.2 of Schedule 5 to the extent relating to the directors or the registered office of the Group Companies) shall be true and accurate on Completion Date (by reference to the facts and circumstances then existing as if references in the Sellers’ Warranties to the date of this Agreement were references to the Completion Date).

8.2	Subject to the limitations set out in this Agreement, the Sellers shall indemnify the Purchaser for any Loss incurred by the Purchaser, arising from any breach of the Sellers’ Warranties.

9.	LIMITATIONS AND CLAIMS

9.1	Disclosed Information

The information Fairly Disclosed in any document contained in the Data Room (the Disclosed Information) shall be deemed disclosed to the Purchaser.

9.2	Exclusions

The Sellers shall not be liable in respect of a Claim insofar, and to the extent only in which, the matter or circumstance giving rise to the Claim:

(a)	is Fairly Disclosed in the Disclosed Information as of the date of this Agreement, provided that for each of (i) the Tax related Sellers’ Warranties mentioned in clauses 22.6 up to 22.10 in Schedule 5 and (ii) the XLS Agreement related Sellers’ Warranty in clause 11.4 in Schedule 5 none of the matters or circumstances contained in the Disclosed Information will limit the Sellers’ liability in respect of a Claim; or

(b)	is set forth in this Agreement; or

(c)	(i) was taken into account in the Last Accounts or (ii) is otherwise reflected in the Last Accounts (including without limitation by way of a provision, allowance or reserve in each case only to the extent such provision, allowance or reserve was specifically made; or

(d)	would not have arisen (or would have been reduced) but for a change in legislation or a change in the interpretation of legislation on the basis of case law made after the date of this Agreement or any amendment to or the withdrawal of any administrative ruling or written guideline (included any change thereof by Tax Authorities), in either case occurring after the date of this Agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(e)	would not have arisen (or would have been reduced) but for any change after Completion of (i) the date to which any Group Company makes up its accounts, or (ii) in the bases, methods, principles or policies of accounting of any Group Company; or

(f)	would not have arisen (or would have been reduced) but for any act or omission of the Sellers or any Group Company on or before Completion carried out at the written request or with the written approval of the Purchaser, or any act or omission of the Purchaser or any Group Company after Completion.

9.3	Acknowledgements by Perrigo Topco and the Purchaser

Perrigo Topco and the Purchaser (if not Perrigo Topco itself) acknowledge and agree that:

(a)	the Sellers’ Warranties are the only representations and warranties given by the Sellers or any other member of a Seller’s Group, and on which Perrigo Topco and the Purchaser may rely in entering into this Agreement;

(b)	no other statement, promise, estimate, forecast, opinion or projection made by or on behalf of the Sellers or any member of a Seller’s Group may form the basis of, or be pleaded in connection with, any claim under or in connection with this Agreement;

(c)	without prejudice to the generality of the foregoing, the Sellers do not make any representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to Perrigo Topco, the Purchaser or any of their directors, officers, employees, agents or advisors;

(d)	whenever a representation or warranty is made specifically concerning a certain matter, such specific matter shall be deemed excluded from the scope of more general representations and warranties dealing with the same subject matter; and

(e)	so far as they are aware, on the date of this Agreement, there are no matters or circumstances which would entitle Perrigo Topco or the Purchaser to Claim for a breach of the Sellers’ Warranties and that such awareness would constitute an exclusion to any liability of the Sellers for any Claim.

9.4	Notice and access

(a)	If the Purchaser (whether through any Group Company or otherwise) becomes aware of a matter or circumstance which may give rise to a Claim, the Purchaser shall give notice to the Sellers specifying the relevant facts (including, without limitation, the Purchaser’s estimate, on a without prejudice basis, of the amount of such Claim) as soon as reasonably practicable (and in any event within thirty (30) Business Days) after the Purchaser (whether through any Group Company or otherwise) becomes aware of that matter or circumstance. The Sellers shall not be liable for the increase of Losses in respect of a Claim to the extent that the increase results from a failure by the Purchaser to give timely notice as contemplated by this Clause 9.4(a).

(b)	The notice must include (a) detailed evidence on which the Purchaser relies for making the Claim, including the provisions of this Agreement on which the Claim is based, (b) the Purchaser’s estimate of the amount of the Claim and a statement of the Losses suffered, and (c) all information available to the Purchaser (whether through any of the Group Companies or otherwise) and reasonably necessary to enable the Sellers to assess the merits of the Claim.

(c)	In connection with any Claim made against the Sellers,

(i)	the Purchaser shall afford the Sellers and their advisers reasonable access to the relevant Group Company’s registered office and to any other premises owned or leased by the relevant Group Company, upon reasonable advance notice and during normal business hours;

(ii)	the Purchaser shall allow the Sellers and their advisers to meet with relevant Group Company’s management, upon reasonable advance notice and during normal business hours;

(iii)	the Purchaser shall allow the Sellers and their advisers to investigate the matters or circumstances alleged to give rise to such Claim, as the Sellers may deem necessary or desirable; and

(iv)	the Purchaser shall allow the Sellers and their advisers to examine and copy all relevant contracts, books and records, and other documents and data,

to the extent relating directly to the matters or circumstances referred to in the Claim, as the Sellers and their advisers may reasonably request, subject to the Sellers agreeing to use the information and documents only for the purpose of investigating and defending such Claim.

9.5	Calculation of Loss

(a)	Any Loss incurred by a Group Company shall be regarded as being incurred by the Purchaser in the same amount without prejudice to the right for the Purchaser to demonstrate and claim for additional damages.

(b)	In calculating the Loss, there shall be taken into account (i) the amount by which any Taxation, for which the Purchaser or the relevant Group Company is, now or in any of the three years following the year in which the Loss occurs, accountable or liable to be assessed, is or may be reduced or extinguished as a result of the matter or circumstance giving rise to the relevant Claim (but taking into account any payment received under this Agreement), such Taxation to be calculated on the basis of rates of Taxation prevailing at the time of the Claim, and (ii) the amount which the relevant Group Company receives under any insurance policy (or would have been so entitled had it maintained in force its insurance cover current at Completion) in respect of the matter or circumstance giving rise to a Claim.

9.6	Financial limits

The liability of the Sellers shall be limited as follows:

(a)	the Sellers shall not be liable in respect of any Claim in respect of which the amount of Losses to which the Purchaser would otherwise be entitled is less than EUR 1,500,000, it being understood that (i) if that threshold is exceeded, the liability of the Sellers shall be for the full amount of the Losses (and not only for the excess) and (ii) the Purchaser shall be entitled to aggregate Claims arising out of similar facts or circumstances for the purposes of determining whether this threshold has been exceeded;

(b)	the Sellers shall not be liable in respect of any Claim except to the extent that the aggregate amount of Losses to which the Purchaser would otherwise be entitled resulting from any and all Claims (other than Claims disregarded pursuant to Clause 9.6(a)) exceed in aggregate EUR 20,000,000, it being understood that, if that amount is exceeded, the liability of the Sellers shall be for the full amount of the Losses (and not only for the excess);

(c)	subject to the provisions of Clause 9.6(d), the maximum aggregate liability of the Sellers arising out of or in connection with any Claim for a breach of the Sellers’ Warranties shall not exceed, in the aggregate, EUR 248,000,000 (whereby the maximum aggregate liability for each individual Seller is as follows: Alychlo: EUR 127,061,724 and Holdco: EUR 120,938,276); and

(d)	the maximum aggregate liability of the Sellers in connection with the Title Warranties shall not exceed EUR 2,480,000,000 (whereby for the avoidance of doubt the maximum aggregate liability for each individual Seller is as follows: Alychlo: EUR 1,268,033,738 and Holdco: EUR 1,211,966,262).

9.7	Time limits

(a)	The liability of the Sellers shall terminate:

(i)	in respect of all Claims relating to the Sellers’ Warranties set out in Clause 22 of Schedule 5 of this Agreement, on the date which is 3 months after the date upon which the right of the Tax Authorities to assess or claim Taxes in respect of the matter or circumstances giving rise to the relevant Claim is barred by all applicable statutes of limitation;

(ii)	in respect of all Claims relating to Title Warranties, 10 years after the Completion Date; and

(iii)	in respect of all Claims relating to all other Sellers’ Warranties, 15 months after the Completion Date,

except in respect of any Claim for which the Purchaser, acting in good faith, has given notice to the Sellers before such date in accordance with the provisions of this Agreement.

(b)	The liability of the Sellers in respect of any Claim shall in any event terminate if proceedings pursuant to Clause 26 in respect of it have not been commenced within six (6) months after the giving of notice of that Claim.

9.8	Reduction in Purchase Consideration

Any payment made by the Sellers in respect of a Claim or in accordance with the provisions of Clause 5.2(b) shall be deemed to be a reduction in the consideration paid by the Purchaser for the Shares.

9.9	Third Party Claims

If a potential Claim arises as a result of, or in connection with, a claim relating to a liability or alleged liability of a Group Company to a third party (a Third Party Claim), then the Sellers may, provided that the Sellers have first recognised in writing their liability towards the Purchaser under such Claim and agreed to indemnify the Purchaser in full (subject to any limitations applicable to such Claim pursuant to this Clause 9), at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise disposed of, give notice to the Purchaser that it elects to assume the conduct of the dispute, compromise, defence or appeal of the Third Party Claim provided that such conduct does not trigger any present or future substantial restrictions on any Group Company to conduct its business (other than those set out in this Clause 9.9).

In such event:

(a)	the Purchaser must procure that each relevant Group Company makes reasonably available to the Sellers such persons and all such reasonable information as the Sellers may request which is necessary for assessing, contesting, disputing, defending, appealing or compromising the Third Party Claim;

(b)	the Purchaser must procure that each relevant Group Company takes such reasonable action to assess, contest, dispute, defend, appeal or compromise the Third Party Claim as the Sellers may reasonably request and does not make any admission of liability, settlement or compromise in relation to the Third Party Claim without the Sellers’ prior written consent (such consent not to be unreasonably withheld); and

(c)	the Sellers shall keep the Purchaser informed of the progress of the Third Party Claim and provide the Purchaser with copies of all relevant documents and such other information in their possession as may be requested by the Purchaser.

To preserve its right to bring and/or maintain a Claim against the Sellers, the Purchaser shall, and shall procure that the Group Companies shall comply with this Clause 9.9.

No member of the Purchaser’s Group or of the Group shall be required to take any action or refrain from taking any action pursuant to this Clause 9.9, if the action or omission requested would be materially prejudicial to the business of the Purchaser’s Group or the Group, each time taken as a whole.

9.10	Progress of Third Party Claims

If a potential Claim arises as a result of, or in connection with, a Third Party Claim, the Purchaser must, until the earlier of such time as the Sellers give any notice as contemplated by Clause 9.9 and such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of:

(a)	procure that each relevant Group Company consults with the Sellers, and takes account of the reasonable requirements of the Sellers, in relation to the conduct of any dispute, defence, compromise or appeal of the Third Party Claim;

(b)	keep, or procure that each relevant Group Company keeps, the Sellers promptly informed of the progress of the Third Party Claim and provide, or procure that each relevant Group Company provides, the Sellers with copies of all relevant documents and such other information in the Purchaser’s or a Group Company’s possession as may be reasonably requested by the Sellers; and

(c)	procure that each relevant Group Company shall not cease to defend the Third Party Claim or make any admission of liability, settlement or compromise in relation to the Third Party Claim,

To preserve its right to bring and/or maintain a Claim against the Sellers, the Purchaser shall, and shall procure that the Group Companies shall comply with this Clause 9.10.

No member of the Purchaser’s Group or of the Group shall be required to take any action or refrain from taking any action pursuant to this Clause 9.10, if the action or omission requested would be materially prejudicial to the business of the Purchaser’s Group or the Group, each time taken as a whole.

9.11	Provision of information

Nothing in Clauses 9.9 or 9.10 shall require the provision by any person of any information to the extent such provision would contravene any applicable law or regulation.

9.12	Duty to mitigate and right to remedy

(a)	Nothing in this Agreement shall relieve the Purchaser from its duty under applicable law to mitigate any Loss incurred by it or any Group Company as a result of any matter or circumstance giving rise to a Claim. The Purchaser undertakes to take all reasonable steps and give all reasonable assistance to mitigate any such Loss.

(b)	If the matter or circumstance giving rise to a Claim is capable of remedy, the Purchaser shall procure that the Sellers are given a thirty (30) Business Day period during which the Sellers have the right (but not the obligation) to remedy the relevant matter or circumstance and the Purchaser shall, without prejudice to the Purchaser’s duty to mitigate the Loss, provide, and shall procure that the Group Companies shall provide, all reasonable assistance to the Sellers to remedy the relevant matter or circumstance.

9.13	Subsequent and alternative recovery

If:

(a)	the Sellers make a payment in respect of a Claim (the Damages Payment);

(b)	at any time after the making of such payment any Group Company or the Purchaser receives any sum other than from the Sellers (or any quantifiable benefit) or makes any savings, which would not have been received or made but for the matter or circumstance giving rise to that Claim (the Third Party Sum), and such Third Party Sum was not taken into account in calculating the Damages Payment; and

(c)	the aggregate of the Third Party Sum (less any reasonable external costs and expenses incurred by any member of the Group or the Purchaser’s Group in respect of such a sum) and the Damages Payment exceeds the amount required to compensate the Purchaser or the Group Company concerned, as the case may be, in full for the Loss which gave rise to the Claim in question (such excess being the Excess Recovery), the Purchaser shall, promptly after receipt of the Third Party Sum, repay to the Sellers an amount equal to the lower of (i) the Excess Recovery, and (ii) the Damages Payment (it being understood that such amount shall be paid in the following proportions: 51.234566 per cent. to Alychlo and 48.765434 per cent. to Holdco).

If, before the Sellers make a payment in respect of a Claim, any Group Company or the Purchaser becomes entitled to receive a sum from a third party (whether by payment, discount, credit, relief, insurance or otherwise) as a result of the matter or circumstance giving rise to the relevant Claim, then the Purchaser shall take all reasonable steps to recover such sum from such third party as soon as possible. Any sum which the Purchaser or any Group Company concerned shall have effectively received, shall be taken into account in calculating the Damages Payment (if any) to be made by the Sellers in respect of the relevant Claim.

9.14	Insurance

Clause 9.13 shall apply to Third Party Sums received from insurers.

9.15	Waiver of set-off

The Purchaser waives any and all rights of set-off, counterclaim, deduction or retention against or in respect of any of its payment obligations under this Agreement or any of the other Transaction Documents which it might otherwise have by virtue of any Claim.

9.16	Contingent liabilities

The Sellers shall not be liable in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability which is due and payable, provided, however, that this Clause shall not have the effect of preventing the Purchaser from validly making a Claim in respect of a contingent liability within the time limit specified in Clause 9.7 even though it has not yet become an actual liability (and any subsequent Claim for the actual liability shall be deemed timely made even if the time limits are exceeded), except:

(a)	in case such contingent liability does not relate to a Third Party Claim and does not become an actual liability within 9 months after the Purchaser having made a Claim for it; or

(b)	in case such contingent liability relates to a Third Party Claim for which the Sellers have not assumed liability in accordance with Clause 9.9 and the relevant third party does not initiate legal proceedings within 18 months after the Purchaser having made a Claim for it;

such Claim shall lapse whereby the Sellers shall have no further liabilities whatsoever for the subject matter of such Claim.

9.17	Double recovery

Notwithstanding any other provisions of this Agreement, the Purchaser shall not be entitled to recover from the Sellers the same Loss more than once.

9.18	No claim against the Purchaser’s Group or the Group

The Sellers undertake to the Purchaser that, except in the case of fraud (dol/bedrog) within the meaning of article 1116 of the Belgian Civil Code, they have no rights against any present or former employee, director, agent, or officer of any Group Company on whom it may have relied before agreeing any term of or before entering into this Agreement or any other Transaction Document (including in relation to any information supplied in connection with the Seller’s Warranties).

9.19	Title Claims

(a)	None of the limitations set out in Clauses 9.1, 9.2, 9.3, 9.5, 9.6 (other than Clause 9.6(d)), and 9.7 (other than Clause 9.7(a)(ii)) shall apply to any breach of a Title Warranty.

(b)	For the avoidance of doubt, the limitations set out in Clauses 9.6(d) and 9.7(a)(ii) shall apply to any breach of a Title Warranty.

9.20	No limitations for fraud

None of the limitations contained in this Clause 9 shall apply to any claim to the extent that the claim (or the delay in discovery of it) is the consequence of, or is increased as a consequence of, fraud (dol/bedrog) within the meaning of article 1116 of the Belgian Civil Code, by a Seller, any other member of a Seller’s Group, any member of the Group, or any of its or their Connected Persons.

10.	PERRIGO TOPCO AND PURCHASER’S WARRANTIES AND UNDERTAKINGS

10.1	Perrigo Topco and the Purchaser (if not Perrigo Topco itself) each jointly and severally warrant to the Sellers that at the date of this Agreement and again on the Completion Date:

(a)	they are validly existing under the laws of their country of incorporation;

(b)	they have the power to execute this Agreement and each of the other Transaction Documents to be entered into by Perrigo Topco and the Purchaser on or before Completion (the Purchaser’s Completion Documents) and have taken or, in the case of the Purchaser’s Completion Documents, will at the time of execution have taken, all action necessary to authorise such execution and the performance of such obligations;

(c)	they have, save as otherwise provided in this Agreement, obtained all authorisations and taken all action required, to sign this Agreement and perform its obligations hereunder;

(d)	this Agreement constitutes and, each of the Purchaser’s Completion Documents will, when executed, constitute legal, valid and binding obligations of Perrigo Topco and the Purchaser in accordance with its terms;

(e)

the execution and delivery by Perrigo Topco and the Purchaser of this Agreement and each of the Purchaser’s Completion Documents and the performance of the obligations of Perrigo Topco and the Purchaser under it and each of them do not and will not conflict with or constitute a default under any provision of: (i) the constitutional documents of Perrigo Topco or the Purchaser, (ii) any agreement or instrument to which Perrigo Topco or the Purchaser is a party or by which Perrigo

Topco or the Purchaser is bound and which is material in the context of the Transaction, or (iii) any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which Perrigo Topco or the Purchaser is bound;

(f)	except for the Merger Control Condition, all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable Perrigo Topco or the Purchaser to execute, deliver and perform its obligations under this Agreement and each of the Purchaser’s Completion Documents have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with;

(g)	the Consideration Perrigo Shares will, on the Completion Date, (i) be validly authorised, issued and fully paid without violating any preemptive or similar rights, (ii) rank pari passu with the existing ordinary shares of Perrigo Topco, and (iii) carry the right to receive in full all distributions and dividends declared, made or paid after Completion (it being understood that this warranty is only given by Perrigo Topco and the Purchaser to Alychlo on the Completion Date);

(h)	Perrigo Topco undertakes to ensure that at Completion Perrigo Topco shall maintain sufficient authorized but unissued share capital so as to be in a position to issue all of the Consideration Perrigo Shares at Completion.

(i)

Perrigo Topco (or its predecessor) has timely filed or received the appropriate extension of time within which to file with the Securities and Exchange Commission all forms, reports, schedules and other documents required to be filed by it (or its predecessor) for the three year period prior to the date of this Agreement or the Completion Date, as applicable, under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the Perrigo SEC Documents). The Perrigo SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of proxy statements, on the dates of mailing) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, subject in the case of sub-Clauses 10.1(i)(i) and (ii) to amendments or restatements filed with the Commission prior to the date of this Agreement. The financial statements of Perrigo Topco (or its predecessor) included in the Perrigo SEC Documents at the time filed (and, in the case of proxy statements, on the dates of mailing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto as were in effect on the date of such financial statements, were prepared in accordance with the applicable requirements of GAAP as in effect during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments and subject to amendments or restatements filed with the Commission prior to the date of this Agreement) the consolidated financial position of Perrigo Topco (or its predecessor) and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except with respect to the guarantees of Perrigo Topco’s senior notes issued on November 8, 2013, no subsidiary of Perrigo Topco is subject to the periodic reporting requirements of the Exchange Act other than as part of Perrigo Topco’s consolidated group or required to file any form, report or other document with the Commission, the NYSE, any other stock exchange or comparable governmental authority. Notwithstanding the foregoing, as of the date hereof, for purposes of this Clause, the Perrigo SEC Documents shall be deemed to have been modified by the disclosure contained in Perrigo Topco’s Form 10-Q quarterly report for the quarter ended 30 September 2014, even though such Form 10-Q has not been publicly filed as of the date hereof;

(j)	Perrigo Topco maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Perrigo Topco (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by Perrigo Topco in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including that information required to be disclosed by Perrigo Topco in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Perrigo Topco as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of Perrigo Topco of Perrigo Topco’s internal control over financial reporting, to its auditors and the Audit Committee of the Perrigo Topco Board (A) all significant deficiencies and material weaknesses in the design or operation of Perrigo Topco’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Perrigo Topco’s internal control over financial reporting;

(k)	Perrigo Topco has no agreement, arrangement or understandings to register any equity securities of Perrigo Topco or any of its subsidiaries under the Securities Act or under any state securities law and has not granted any such registration rights to any Person (other than (i) agreements, arrangements or understandings with respect to registration rights that are contemplated by this Agreement or are no longer in effect as of the date of this Agreement, (ii) registration rights granted in connection with the Financing, the Bridge Facility, or this Agreement, or (iii) disclosed in the Perrigo SEC Documents);

(l)	at Completion, the Purchaser will have immediately available the necessary cash on hand and Financing Commitments which, taken together, cover the Purchaser obligations under this Agreement and the Purchaser’s Completion Documents;

(m)	on the date of this Agreement only, the Purchaser has delivered to the Sellers a true and complete fully executed copy of a senior unsecured 364-day bridge facility commitment letter dated 24 October 2014 by and between, among others, the Purchaser, JPMorgan Chase Bank and Barclays Bank PLC, and including all exhibits, annexes, schedules, appendixes and amendments to such letter (the Bridge Commitment Letter), pursuant to which, and subject to the terms and conditions thereof, JPMorgan Chase Bank and Barclays Bank PLC (the Bridge Lenders) have agreed to lend the amount contemplated by the Commitment Letter for the purpose of consummating the Transaction (the Bridge Financing);

(n)	on the date of this Agreement only, the Bridge Commitment Letter has not been amended, restated, withdrawn, terminated or otherwise modified or waived in any respect, and the commitments contained in the Bridge Commitment Letter have not been withdrawn, modified or rescinded in any respect;

(o)	the Bridge Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of, and is enforceable against, each of the Purchaser and, to the knowledge of Purchaser, each Bridge Lender and J.P. Morgan Securities LLC in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors’ rights generally and subject to general principles of equity (whether considered in a proceeding at law or in equity);

(p)	there are no conditions precedent or contingencies to the funding of the full amount of the Bridge Financing under the Bridge Commitment Letter, except those expressly set forth in the Bridge Commitment Letter; and

(q)	on the date of this Agreement only, subject to the conditions referred to in Clause 4.1 of this Agreement being satisfied, the Purchaser does not have any reason to believe that it will be unable to satisfy on a timely basis any of the conditions to the Bridge Commitment Letter or the funding thereunder will not be satisfied on a timely basis to consummate the Transaction in accordance with the terms of this Agreement or that the Bridge Financing, if necessary, will not be made available to the Purchaser as of Completion, and no event on the part of the Purchaser (nor, to the knowledge of the Purchaser, any other party to the Bridge Commitment Letter) has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a breach or default) under the Bridge Commitment Letter.

10.2	Perrigo Topco and the Purchaser shall indemnify the Sellers if any of the warranties set forth in this Clause 10 is not correct.

11.	SPECIFIC INDEMNITIES

11.1	Indemnification on certain matters

The Sellers undertake to indemnify the Purchaser, and hold the Purchaser harmless, for any Loss which any Group Company, the Purchaser or any member of the Purchaser’s Group would incur as a result of or in connection with:

(a)	any matter or proceeding against any Group Company relating to the disputes referred to in Schedule 12; and

(b)	the termination of the agreement listed in Schedule 13 as a result of the application of the provisions of these agreements as identified in Schedule 13;

(c)	the October 2014 Bibi Excellence pullback out of trade warehouses and trade channels as well as any consumer or pharmacy level pullback for which any Group Company would be liable under applicable legislation, it being understood that the following mitigating factors shall in any event be taken into account in assessing any such Loss: (i) any effective recovery by any Group Company against Lamprecht AG and its affiliates with respect to the October 2014 Bibi Excellence pullback; (ii) any fees received by any Group Company for services rendered in connection with the pullback; and (iii) any sales of soothers by any Group Company which are realised to customers (including pharmacists) for the replacement of Bibi Excellence products which have been pulled back; and

(d)	the lack of renewal of the environmental permit with respect to the operations of Jaico R.D.P. NV at Nijverheidslaan 1545, 3660 Opglabbeek, it being understood that any such liability of the Sellers can no longer be invoked as soon as the replacement environmental permit has been granted other than for Losses which would not have been incurred if the renewal had been obtained in a timely manner.

11.2	Payment undertaking

If any Group Company, the Purchaser or any member of the Purchaser’s Group would incur any Loss as a result of or in connection with any of the matters referred to in Clause 11.1, the Sellers shall pay to the Purchaser on demand a sum equal to the amount of such Loss.

11.3	Limitations

(a)	The liability of the Seller under the indemnification set out in Clause 11.1(a) shall be reduced with the amount of the corresponding provision, escrow amounts and cash deposits set out in Part 2 of Schedule 12.

(b)	The Seller shall further not be liable under the indemnification set out in Clause 11.1(a) unless and until the aggregate liability after the deductions referred to in the previous sub-Clause 11.3(a) exceeds the amounts received by any Group Company under the Clear2Pay transaction up to an aggregate amount of EUR 6,200,000 to be increased with (i) any consideration in addition to the EUR 6,200,000 that the Group Companies have received as of the date of this Agreement, paid to any Group Company under the Clear2Pay transaction received after 30 September 2014 and (ii) any net proceeds any Group Company received after 30 September 2014 under the Licatack dispute referred to in item 7 of Schedule 12.

(c)	For the avoidance of doubt, none of the limitations and provisions set out in Clause 9 shall apply to the indemnification obligation of the Purchaser under this Clause 11, except for those limitations and provisions set out Clauses 9.5, 9.8 up to and including 9.20 which shall apply mutatis mutandis, provided that (A) the Sellers shall at all times have the right to conduct and settle any claims in relation to the indemnification obligations under this Clause 11 notwithstanding the limitations on the Sellers’ conduct of claims (i) in case of any restrictions on any Group Company as referred to in the first paragraph of Clause 9.9 and (ii) referred to in the last paragraph of Clause 9.9 except for any settlement which would materially prejudice the ongoing business of the Purchaser’s Group or the Group, each time taken as a whole.

(d)	For purposes of Clause 11, any Loss incurred by a Group Company shall be regarded as being incurred by the Purchaser in the same amount, without prejudice to the right for the Purchaser to demonstrate and claim additional damages.

12.	SECURITY MECHANISMS

12.1	Secured Obligations

The following mechanisms have been agreed with a view to securing the due performance of the payment obligations of the relevant Seller owing to the Purchaser under Clauses 5.2(b) (Leakage), 8.2 (Sellers’ Warranties) and 11.2 (Specific Indemnities) (for the avoidance of doubt, each time following application of the applicable contractual limitations in this Agreement) (the Obligations).

12.2	Alychlo

(a)	Alychlo agrees that a number of share certificates of Consideration Perrigo Shares, it shall own on the Completion Date, are deposited in escrow with an escrow agent to the benefit of the Purchaser, with a view to securing the due performance of its Obligations up to an amount of EUR 127,061,724 (the Share Escrow). The number of share certificates of Consideration Perrigo Shares to be held in escrow pursuant to the Share Escrow amounts to 1,081,742.

(b)	The terms and conditions of the Share Escrow shall be governed by a share escrow agreement substantially in the form as set out in Schedule 14 which shall be entered into by the relevant parties on the Completion Date.

(c)	Parties explicitly confirm that there is no obligation on behalf of Alychlo to deposit any additional number of share certificates of Consideration Perrigo Shares into the Share Escrow after the Completion Date, it being understood that in the event of a stock split the corresponding number of new share certificates shall be a part of the Share Escrow.

12.3	Holdco

(a)	In order to secure the due performance of its Obligations, Holdco procures that the following security mechanisms shall be in place with effect as from the Completion Date:

(i)	on the Completion Date an amount of EUR 46,460,250 shall be deposited by Hao Investments S.à r.l. in escrow on an escrow account with an escrow bank (which shall be a Benelux bank to be agreed upon between the Purchaser and Hao Investments S.à r.l.) to the benefit of the Purchaser (the Cash Escrow). The Cash Escrow shall secure the due performance of 38.41650% of Holdco’s Obligations up to a maximum amount of EUR 46,460,250. The terms and conditions of the Cash Escrow shall be governed by a cash escrow agreement substantially in the form as set out in Schedule 15 which shall be entered into by the relevant parties on the Completion Date; and

(ii)	on the Completion Date a fund guarantee (the Fund Guarantee) and comfort letter (the Comfort Letter) shall be issued by Waterland Private Equity Fund V C.V. with a view to secure the due performance of 61.58350% of Holdco’s Obligations up to a maximum amount of EUR 74,478,026. The Fund Guarantee and the Comfort Letter shall be substantially in the form as set out in Schedule 16 and Schedule 17 respectively.

(b)	As soon as possible from the date of this Agreement, the Purchaser shall commence a due diligence on the proposed mechanism of the Fund Guarantee and will during the period from the date of this Agreement until 1 month after the date of this Agreement assess in good faith whether the Fund Guarantee is reasonably acceptable, taking into account the legal opinions provided on behalf of Holdco and Waterland Private Equity Fund V C.V. in relation to capacity and enforceability.

(c)	In the event the Purchaser does not accept such mechanism, it must notify Alychlo and Holdco thereof at the latest 1 month after the date of this Agreement. In such event, Alychlo agrees that an additional number of share certificates of Consideration Perrigo Shares, it shall own on the Completion Date, are deposited in escrow as part of the Share Escrow, with a view to securing the due performance of 61.58350% of Holdco’s Obligations up to a maximum amount of EUR 74,478,026 (the Additional Share Escrow). The terms and conditions of the Additional Share Escrow shall be governed by a share escrow agreement substantially in the form as set out in Schedule 14 which shall be entered into by the relevant parties on the Completion Date. The number of additional share certificates of Consideration Perrigo Shares to be held in escrow pursuant to the Additional Share Escrow amounts to 634,070,

(the Share Escrow, the Cash Escrow and the Fund Guarantee and Comfort Letter, or, as the case may be, the Additional Share Escrow, together the Security Mechanisms).

12.4	General principles applicable to the Security Mechanisms

(a)	For the avoidance of doubt, Parties expressly agree that the Security Mechanisms only apply if the relevant Seller has failed to fulfil any of its Obligations in accordance with this Agreement and do not constitute joint and several guarantees.

(b)	Parties agree that the Security Mechanisms will be in place for a period of 15 months from the Completion Date, it being understood that, for each Security Mechanism, to the extent that there are Pending Claims (as defined hereafter) at the expiry of the relevant Security Mechanism, an escrow arrangement is agreed with specific release provisions in relation to the Pending Claim amounts (as set forth in the relevant agreements) and which shall automatically terminate on the date on which the bank account balance is zero euro, respectively all share certificates have been released, as a consequence of the escrow agent having released the pending claim amounts in accordance with the release provisions, whereby, for the purposes of this clause, Pending Claims are all claims that the Purchaser has validly notified against the relevant Seller in accordance with the SPA which could trigger any of the Obligations and that remain outstanding.

(c)	Parties undertake to issue joint written instructions for release under the Share Escrow, the Cash Escrow, and, as the case may be, the Additional Share Escrow without delay if and when required under this agreement.

13.	POST-COMPLETION COVENANTS

13.1	Preserved information

(a)	For a period of five (5) years from the Completion Date, or such longer period provided by law, the Purchaser shall, and shall procure that the Group Companies shall, retain all books, records and other information relating to the Group Companies, which are stored at the premises occupied by the Group Companies or which are held by or on behalf of a member of the Purchaser’s Group or by or on behalf of a Group Company (the Preserved Information).

(b)

Subject to the Sellers agreeing to maintain the Preserved Information confidential at all times, the Purchaser shall allow, and shall procure that the Group Companies shall allow, any member of a Seller’s Group and its advisers, upon reasonable notice, reasonable access during normal office hours to the Preserved Information (including the right to inspect and make copies), insofar and to the extent necessary for purposes of the reporting, Tax, audit and compliance requirements of any member of a Seller’s Group. In addition, the Purchaser shall procure that the Group Companies will prepare all filings and accounting input required under applicable laws for the relevant time periods up until the last day of the month in which Completion takes place and allow any applicable audit of such information by any member of a Seller’s Group.

13.2	Non-compete and non-solicitation

(a)	Alychlo covenants with the Purchaser and each Group Company that it shall not, and shall procure that none of its affiliated persons (including Mr Marc Coucke) shall, whether alone or jointly with another party, and whether directly or indirectly, set up or participate in a business that directly competes with the Business of the Group Companies as on Completion Date for a period of three (3) years after Completion (x) in the European Economic Area for the Business that is not distribution of generic drugs, and (y) in Belgium with respect to the distribution of generic drugs, provided that this restriction shall not:

(i)	prevent the continuation by such person of any activities as currently conducted by it; or

(ii)	prevent such persons from holding shares or other interests in (i) Perrigo Topco or any member of the Purchaser’s Group or (ii) a listed company which confer not more than 3% of the votes which could normally be cast at a general meeting of that company or

(iii)	apply (or as the case may be shall cease to apply) to the extent such person acquires any company or business after Completion and, as a result of such acquisition, acquires a company or business which falls within the restrictions of this Subclause (the Relevant Interest), provided that the Relevant Interest does not account for more than 5% of the total turnover of the company or business acquired.

For the purposes of this Clause 13.2(a), transactions undertaken by Alychlo and any of its affiliated persons (including Mr Marc Coucke) shall be aggregated and treated as undertaken by a single person (and affiliated persons to Alychlo shall include any affiliated person to Alychlo as at the date of this agreement notwithstanding that it may subsequently cease to be an affiliated person). The loan granted by Alychlo to Pharco and the pledge on certain trademarks granted by Pharco in the context thereof are excluded from the scope of this Clause 13.2(a) provided that in case of enforcement of such pledge Alychlo nor its affiliated persons shall use these trademarks to compete with the Business of the Group.

(b)	Each Seller covenants with the Purchaser and each Group Company that it shall, and procures that the members of its Seller’s Group and their Connected Persons shall, keep confidential all information in relation to any Group Company (including information relating to the business or operations of such Group Company) obtained through its capacity, either directly or by means one of its directors, officers or employees, as board member of any Group Company or in connection with its ownership of the Company, and shall refrain from using such information, whether in relation to its other portfolio companies or the portfolio companies of any member of the Seller’s Group or of any person or fund relating to or associated with a member of the Seller’s Group or otherwise, for a period of two (2) years after Completion, except for any financial reporting on the Group Companies on a consolidated basis to ultimate shareholders and investors of the Sellers.

(c)	Holdco shall and shall cause each member of its Seller’s Group, not to solicit the employment of any of the Senior Employees for a period of two (2) years after Completion provided that any hire of employees through a bona fide general recruitment campaign that is not specifically aimed at employees of a Group Company is exempted from such restriction. Alychlo shall and shall cause each member of its Seller’s Group (including Mr Marc Coucke), not to directly solicit the employment of any of the Senior Employees for a period of two (2) years after Completion.

(d)	The Sellers procure that, prior to Completion, the Company and Mr Marc Coucke will duly enter into an agreement substantially in the form as set out in Schedule 7.

(e)	The Sellers acknowledge that each undertaking set out in this Clause 13.2 is an entirely independent restriction and is no greater than is reasonably necessary to protect the interests of the Purchaser.

13.3	Extraordinary shareholders’ meeting and discharge of directors

(a)	At Completion (and immediately following Completion), the Purchaser shall procure that, an extraordinary shareholders’ meeting of each relevant Group Company is held at which it is resolved (i) to acknowledge the resignation of the directors of that Group Company as set forth in Part 2 of Schedule 4 and to grant them interim discharge) for the performance of their duties up until Completion and (ii) to appoint new directors in the relevant Group Companies.

(b)	The Purchaser shall procure that the managers, directors and the members of the executive committee of the Group Companies who hold office at Completion (including for the avoidance of doubt the directors who will resign at Completion,), or, as the case may be, held office prior to Completion (together, the Directors) are granted unconditional and irrevocable discharge for the performance of their duties as manager, director or member of the executive committee up until Completion at the next relevant annual shareholders’ meetings of the relevant Group Company.

(c)	The Purchaser shall not and shall procure that no member of the Purchaser’s Group nor any of the Group Companies shall initiate legal proceedings against any Director, provided that the Purchaser reserves its rights to initiate legal proceedings against the relevant person in connection with the non-compete obligation under this Agreement (including Mr. Marc Coucke under its obligations under the agreement referred to in Clause 13.2(d) above).

(d)	If legal proceedings are initiated against a Director in relation to the performance of his/her duties until Completion by a third party, the Purchaser shall, in the absence of any fraud, fully and immediately indemnify such Director against any such proceedings and shall take out an insurance policy effective on Completion ensuring that such Director shall be able to seek coverage thereunder for a period of 7 years after Completion and up to a maximum amount of EUR 15,000,000.

(e)	Nothing in this Clause shall restrict or affect the rights of the Purchaser under this Agreement against the Sellers.

14.	ANNOUNCEMENTS AND CONFIDENTIALITY

14.1	Subject to Clauses 14.5 and 14.6, the Sellers shall (and shall procure that each member of a Seller’s Group, and in respect of the period up to Completion, each Group Company, and each such person’s advisers and Connected Persons shall) and the Purchaser shall (and shall procure that each member of the Purchaser’s Group, and, in respect of the period from Completion, each Group Company, and each such person’s advisers and Connected Persons, shall) (a) not make any announcement concerning the Transaction, and (b) keep confidential the provisions and subject matter of, and the negotiations relating to, each Transaction Document.

14.2	The Purchaser:

(a)	must, and must procure that each other member of the Purchaser’s Group (from time to time) shall, keep confidential all information provided to it in the context of the Transaction by or on behalf of the Sellers which relates to the Sellers or any other member of a Seller’s Group; and

(b)	must procure that, if after Completion any Group Company holds confidential information relating to the Sellers or any other member of a Seller’s Group, that Group Company shall after Completion keep that information confidential and shall, at its option, return that information to the Sellers or destroy it (in either case without retaining copies) upon request from the relevant Seller.

14.3	The Sellers must, and must procure that each other member of each Seller’s Group (from time to time) shall, keep confidential all information provided to it in the context of the Transaction (including, for the avoidance of doubt, Preserved Information) by or on behalf of the Purchaser which relates to the Purchaser or any other member of the Purchaser’s Group.

14.4	Except to the extent specified in such clauses, the provisions of Clauses 14.1 and 14.2 shall apply before, on and after Completion.

14.5	Nothing in Clauses 14.1 or 14.2 prevents any announcement or disclosure pursuant to these provisions:

(a)	any announcement concerning the Transaction made by the Perrigo Topco on or after the date of this Agreement it being understood that Perrigo Topco shall, as far as possible under applicable law and regulations, take into account all reasonable comments from the Sellers in respect of such announcement; or

(b)	to the extent required by law or regulation (including stock exchange rules), any court of competent jurisdiction or any competent regulatory body, but if a Party (or other persons related to such Party, as identified in this Clause 14.1) is so required to make any announcement or disclosure, the relevant Party shall first allow the other Party to make comments on such announcement and will take all reasonable comments into account.

14.6	Nothing in Clauses 14.1 or 14.2 prevents disclosure of confidential information to the extent:

(a)	required to enable any person to enforce its rights under any Transaction Document or for the purpose of any judicial proceedings; or

(b)	that the information is disclosed on a strictly confidential basis by a person to its professional advisers, auditors, bankers or financing providers but, before any disclosure to any such person, the relevant Party must procure that such person is made aware of the terms of this Clause and must use its best endeavours to procure that such person adheres to those terms as if such person were bound by the relevant provisions of this Clause; or

(c)	that the information is disclosed in the context of any Financing Commitment or the Bridge Financing Commitment (or to any Financing Party or Bridge Lender) or any issuance (public or private) of equity or notes in connection with the funding of the Transaction; or

(d)	that the information is disclosed by the Sellers on a strictly confidential and need to know basis to another member of a Seller’s Group or its Connected Persons, or by the Purchaser on a strictly confidential and need to know basis to another member of the Purchaser’s Group or its Connected Persons; or

(e)	that the information is in or comes into the public domain (otherwise than as a result of a breach of any undertaking or duty of confidentiality).

14.7	Upon the date of this Agreement, the NDA shall be terminated and the Parties shall be released from their obligations under the NDA, except in relation to any antecedent breach.

14.8	Notwithstanding the provisions of this Clause, the Parties will agree with each other on the form, content and timing of a press release concerning the Transaction and agree to only use such texts for internal or external communications as have been approved by the Parties.

14.9	The restrictions contained in this Clause 14 shall continue to apply after the termination of the Agreement, for a period of 10 years.

15.	NOTICES

15.1	Any notice or other communication to be given under this Agreement must be in English and in writing and must be delivered in person or sent by post to the Party to whom it is to be given, with a pdf-copy per e-mail to the extent an e-mail address is mentioned or notified (for information purposes only and without prejudice the obligation to deliver in person or send by post), at following co-ordinates:

(a)	to the Sellers at:

Alychlo NV

Lembergsesteenweg 19

9820 Merelbeke

Belgium

E-mail: marc.coucke@omega-pharma.com

marked for the attention of Marc Coucke

Holdco I BE NV

Jan Van Rijswijcklaan 162 B4

2020 Antwerpen

Belgium

E-mail: vlayen@waterland.be

marked for the attention of Frank Vlayen

with a copy to:

Allen & Overy LLP

Uitbreidingstraat 72/b3

2600 Antwerpen

Belgium

E-mail: hans.kets@allenovery.com; dirk.meeus@allenovery.com

marked for the attention of Hans Kets and Dirk Meeus

and

Omega Pharma Invest NV

Venecoweg 26

9810 Nazareth

E-mail: barbara.desaedeleer@omega-pharma.com

Marked for the attention of Barbara De Saedeleer

(b)	to the Purchaser at:

Perrigo Company

515 Eastern Avenue

Allegan, MI, 49010

E-mail: todd.kingma@perrigo.com

marked for the attention of: Todd Kingma

with a copy to:

Freshfields Bruckhaus Deringer LLP

Marsveldplein 5

1050 Brussels

Belgium

E-mail: geert.verhoeven@freshfields.com

marked for the attention of: Geert Verhoeven

or at any such other address or co-ordinates as may be notified to the other Parties under this Clause 15.1. Any notice or other communication sent by post shall be sent by registered mail requesting a return receipt (if the country of destination is the same as the country of origin) or by overnight courier (if the country of destination is not the same as the country of origin).

15.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered in person, at the time of delivery; or

(b)	if sent by post, on the second Business Day after it was put into the post or sent by courier.

15.3	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted, as the case may be, or sent by courier.

15.4	This Clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

16.	FURTHER ASSURANCES

On or after Completion each Party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other person) all such deeds, documents, acts and things as the other Parties may from time to time require in order to transfer any of the Shares to the Purchaser or as otherwise may be necessary to give full effect to this Agreement.

17.	ASSIGNMENTS

None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of the other Parties, provided that Perrigo Topco (in its capacity as the original Purchaser) may transfer or assign any of its rights and/or obligations under this Agreement to any Irish member of the Purchaser’s Group, without obtaining prior consent from any Seller, or to any other member of the Purchaser’s Group, with prior consent of the Sellers, such consent not to be unreasonably withheld, it being understood that Perrigo Topco will in each case remain jointly and severally liable for executing all Perrigo Topco and Purchaser obligations under this Agreement (and shall cause any Purchaser obligations to be executed) and provided that (i) any such assignment shall not prejudice the rights or remedies of the Sellers nor increase the obligations or liabilities of the Sellers under this Agreement or under applicable law; and (ii) if the assignee subsequently ceases to be a member of the Purchaser’s Group, Perrigo Topco shall procure that before it so ceases it shall re-assign all rights and obligations to Perrigo Topco or another continuing member of the Purchaser’s Group.

18.	LIABILITY SEVERAL NOT JOINT

18.1	The Purchaser expressly acknowledges and agrees that the liability of each Seller under or in connection with this Agreement or any other Transaction Document shall be several and not joint (solidair maar niet hoofdelijk/conjointement mais non solidairement). The failure by one Seller to perform any of its obligations shall not affect the obligations of the other Seller towards any other Party, nor shall a Seller be liable for the failure of any other Seller to perform such obligations.

18.2	Each of the Sellers makes the Sellers’ Warranties set forth under the heading 1 “The Sellers”, for itself, and the other Seller cannot be held liable for a breach of such Sellers’ Warranties. The same principle applies with respect to the Sellers’ Warranties under the heading 2 “Ownership of Shares”, which each Sellers makes for itself with respect to the Shares sold by such Seller. The other Sellers’ Warranties are made by the Sellers together, meaning that in case of a breach of such Sellers’ Warranties, a Seller will only be held liable for its respective part of the Losses due to the Purchaser under this Agreement in a proportion of 51.234566 per cent. for Alychlo and 48.765434 per cent. for Holdco.

19.	PAYMENTS

19.1	Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to the Sellers or the Purchaser under this Agreement shall be made in Euro by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds. The relevant account for a given payment is:

(a)	if that payment is to Alychlo at:

bank:	BNP Paribas
IBAN:	BE71 0016 4868 6869
BIC:	GEBABEBB,

or such other account as Alychlo shall, not less than three (3) Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment;

(b)	if that payment is to Holdco at:

bank:	BNP Paribas
IBAN:	BE22 0016 5069 2547
BIC:	GEBABEBB,

or such other account as Holdco shall, not less than three (3) Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment;

(c)	if that payment is to the Purchaser, the account of the Purchaser to be communicated at the latest five (5) Business Days before the Completion Date, or such other account as the Purchaser shall, not less than three (3) Business Days before the date that payment is due, have specified by giving notice to the Sellers for the purpose of that payment.

19.2	If a Party defaults in making any payment when due of any sum payable under this Agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after, as well as before judgment) at an annual rate equal to the legal interest rate on that sum, which interest shall accrue from day to day and be compounded monthly.

19.3	If the Purchaser is required by law to make a deduction or withholding in respect of any sum payable under this Agreement, the Purchaser shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the Sellers of such additional amount as shall be required to ensure that the net amount received by the Sellers will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

20.	GENERAL

20.1	Each of the obligations, warranties and undertakings set out in this Agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion.

20.2	If any provision in this Agreement is void or non-applicable but would be valid if some part of the provision were deleted or restricted, the provision in question shall apply with such deletion or restriction as may be necessary to make it valid. The nullity or non-applicability of any provision of this Agreement shall not affect the validity or applicability of other provisions of the Agreement, which shall remain in full force and effect.

20.3	Except as otherwise expressly provided in this Agreement, each Party shall pay the fees, costs and expenses incurred by it in connection with the entering into and Completion of this Agreement, provided that the Purchaser shall bear (i) all transfer Taxes (including stamp duty) (including for the avoidance of doubt in relation to the transfer of the Consideration Perrigo Shares by Perrigo Topco to Alychlo, into the Share Escrow or, as the case may be, into the Additional Share Escrow) and (ii) all filing fees, costs and expenses incurred in connection with the Merger Control Condition.

20.4	The rights of each Party under this Agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided in this Agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

20.5	Nothing in this Clause limits or excludes any liability for fraud or limits any remedy which cannot be waived as a matter of applicable law.

21.	NO RESCISSION AND SOLE REMEDY

21.1	Save as explicitly provided in this Agreement, the Purchaser waives (other than in the case of fraud) its right, if any and whether in whole or in part, to annul, rescind or terminate this Agreement, or to request such annulment, rescission or termination after Completion, including on the basis of general provisions of contract law.

21.2	In case of a breach of any provision of this Agreement (including a breach of the Sellers’ Warranties), the Purchaser shall have no rights and remedies other than those that are expressly provided for in this Agreement. Accordingly, the Purchaser waives to the fullest extent permitted by law all other rights and remedies it may have under Belgian law (or, any other applicable law) in respect of any breach of this Agreement.

22.	WHOLE AGREEMENT

22.1	This Agreement and the other Transaction Documents contain the whole agreement between the Parties relating to the transactions contemplated by this Agreement and the other Transaction Documents and supersede all previous agreements, whether oral or in writing, between the Parties relating to these transactions, except for the NDA which will remain in place until Completion subject to the provisions of Clause 14.7.

22.2	Accordingly, the Purchaser acknowledges that in agreeing to enter into this Agreement and the other Transaction Documents, it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those set out in this Agreement and the other Transaction Documents) made by or on behalf of the Sellers or a member of a Seller’s Group or by any director, officer, employee, agent, representative or adviser of the Sellers or a member of a Seller’s Group before the entering into of this Agreement and the other Transaction Documents. The Purchaser waives all rights and remedies which, but for this sub-Clause 22.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

23.	DEPOSIT OF DOCUMENTS

The Parties have arranged for the Disclosed Information to be saved on one or more CD-Roms or DVDs (the CD/DVDS). Within seven (7) Business Days after the date of this Agreement, the Sellers shall deliver to the Purchaser three (3) identical copies of the CD/DVDS, together with a certificate by the Data Room provider confirming that each of the CD/DVDS contains the Disclosed Information as at 4 November 2014. Each Party shall initial all three (3) copies of the CD/DVDS for identification purposes. Each Seller and the Purchaser shall retain one (1) copy of the CD/DVDS.

24.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by each Party on separate counterparts. Each counterpart is an original, but all counterparts, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart signature page of this Agreement by e-mail (pdf) or fax shall be as effective as delivery of a manually executed counterpart of this Agreement.

25.	POWER TO INITIAL

25.1	The Sellers hereby grant a power of attorney to any attorney working at Allen & Overy LLP, each with right of substitution, to initial on the Sellers behalf each of the pages of this Agreement and the Schedules thereto and the CD/DVDS.

25.2	The Purchaser hereby grants a power of attorney to any attorney working at Freshfields Bruckhaus Deringer LLP, each with right of substitution, to initial on its behalf each of the pages of this Agreement and the Schedules thereto and the CD/DVDS.

26.	GOVERNING LAW AND JURISDICTION

26.1	This Agreement and all non-contractual obligations arising out of it or in connection with it shall be governed by and shall be construed in accordance with the laws of Belgium.

26.2	Any dispute arising out or in connection with this Agreement shall be exclusively and definitively settled in accordance with the rules of CEPANI. The arbitral tribunal shall be composed of three arbitrators. The Sellers, acting jointly for the purpose of this Clause 26.2, and the Purchaser shall each nominate in the request for arbitration and the answer, respectively, one arbitrator. The place of arbitration shall be Brussels and the language of the proceedings shall be English. This Clause does not exclude the right of the Parties to ask for interim relief before the president of the Dutch speaking commercial court of Brussels or any other court having jurisdiction.

26.3	For the avoidance of doubt, Clause 14 applies in full to the disputes referred to in Clause 26.2 above and the Parties explicitly agree to keep any dispute arising out or in connection with this Agreement, including its existence and content, fully confidential at all times.

27.	PROVISIONS RELATING TO FINANCING PARTIES

Notwithstanding anything in this Agreement to the contrary:

(a)	(i) no Financing Party or Financing Related Party who is not a party to this Agreement shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith and (ii) in no event shall the Sellers, the Company or any of their respective affiliates (A) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Party or any Financing Related Party or (B) seek to enforce the commitments against, make any claims for breach of the commitments contained in any Financing Commitment against, or seek to recover monetary damages from, or otherwise sue, the Financing Parties or any Financing Related Party for any reason, including in connection with any Financing Commitment or the obligations of the Financing Parties or any Financing Related Party thereunder (it being understood that nothing in this Clause 27(a) shall in any way limit or qualify the obligations and liabilities of the parties to the Financing Commitment to each other or in connection therewith);

(b)

the parties hereto (and for the purposes of this Clause 27(b), the parties hereto include the Sellers, the Company and their respective affiliates) agree that any claim, action or proceeding of any kind or nature, whether at law or equity, in contract, in tort or otherwise involving the Financing Parties or any Financing Related Party in connection with this Agreement or that may be based upon, arise out of or relate to any Financing Commitment or Bridge Financing Commitment (including the transactions contemplated thereby) shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York;

(c)	each party to this Agreement (i) acknowledges and irrevocably agrees that any action or proceeding, whether in contract or tort, at law or in equity or otherwise, involving any Financing Party arising out of, or relating to, the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and each party to this Agreement submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and agrees not to bring any such action or proceeding in any other court and (ii) agrees to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defence of an inconvenient forum to the maintenance of, any such action in any such court. Solely in respect of any action or proceeding brought in accordance with the proviso to this Clause 27(c):

EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION INVOLVING ANY FINANCING PARTY OR BRIDGE LENDER (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY;

(d)	this Clause 27 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such Clause) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to a Financing Party or a Financing Related Party without the prior written consent of the Financing Party or Financing Related Party adversely affected thereby; and

(e)	any Financing Party and any Financing Related Party and their respective affiliates are express third party beneficiaries of this Clause 27.

THIS AGREEMENT has been signed by the Parties (or their duly authorised representatives) in three (3) copies on the date stated at the beginning of this Agreement.

SCHEDULE 1

GROUP COMPANIES

1.	THE COMPANY

Company name	Omega Pharma Invest NV

Registered office	Venecoweg 26 9810 Nazareth Belgium

Directors

Mylecke Management Art & Invest NV—Marc Coucke (Director)

Mercuur Consult NV—Jan Boone (Director)

Benoit Graulich BVBA—Benoit Graulich (Director)

FV Management BVBA—Frank Vlayen (Director)

MarGates BVBA—Cédric Van Cauwenberghe (Director)

Shareholders	At Completion, the shareholders of the Company will be: Alychlo NV: 48.29 % HoldCo I BE NV: 47.48 % Treasury shares: 4.23%

2.	OTHER GROUP COMPANIES

Company name	Abtei OP Pharma GmbH

Registered office	Abtei 1 37696 Marienmünster Germany

Directors	Stephan Tomat (Geschäftsführer)

Shareholders	Omega Pharma Manufacturing GmbH & Co KG: 100%

Company name	Aco Hud Nordic AB

Registered office	Box 622 194 26 Upplands Väsby Sweden

Directors	Christoph Staeuble (Director) Barbara De Saedeleer (Director) Freya Loncin (Director)

Shareholders	Hud SA: 100%

Company name	Aco Hud Norge AS

Registered office	Pb. 95, Økern 0509 Oslo Norway

Directors	Christoph Staeuble (Director (CM)) Helena Dalfors (Deputy) Kristofer Tonström (Director)

Shareholders	Aco Hud Nordic AB: 100%

Company name	Aco Pharma Oy

Registered office	Gårdsbrinken 1 A 02240 Esbo Finland

Directors	Christoph Staeuble (Director (CM)) Kristofer Tonström (Director) Fredrik Sylwan (Director)

Shareholders	Aco Hud Nordic AB: 100%

Company name	AdriaMedic SA

Registered office	Zare Ouest 4384 Ehlerange Luxembourg

Directors	BDS Management BVBA—Barbara De Saedeleer (Director) Armand Hamling (Director) Hud SA—Carl Bamelis (Director)

Shareholders	Hud SA: 100%

Company name	Adriatic BST D.o.o.

Registered office	Verovškova ulica 55 Ljubljana 1000 Slovenia

Directors	Tamas Berde (Director)

Shareholders	AdriaMedic SA: 100%

Company name	Adriatic Distribution Beograd D.o.o.

Registered office	Ljubostinjska 2/C 5 11000 Belgrade Serbia

Directors	Tamas Berde (Director)

Shareholders	AdriaMedic SA: 100%

Company name	Auragen Pty Ltd

Registered office	Units 48-51 - Level 2 7 Narabang way Belrose Nsw 2085 Australia

Directors	Susannah Margaret Mills (Director) Barbara De Saedeleer (Director) Christoph Staeuble (Director)

Shareholders	Aurora Pharmaceuticals Pty Ltd: 100%

Company name	Aurios Pty Ltd

Registered office	Units 48-51 - Level 2 7 Narabang way Belrose Nsw 2085 Australia

Directors	Susannah Margaret Mills (Director) Barbara De Saedeleer (Director) Christoph Staeuble (Director)

Shareholders	Rubicon Healthcare Holdings Pty Ltd: 100%

Company name	Aurora Pharmaceuticals Pty Ltd

Registered office	Units 48-51 - Level 2 7 Narabang way Belrose Nsw 2085 Australia

Directors	Susannah Margaret Mills (Director) Barbara De Saedeleer (Director) Christoph Staeuble (Director)

Shareholders	Omega Pharma Australia Pty Ltd.: 99.99% Rubicon Healthcare Holdings Pty Ltd: 0.01%

Company name	Belgian Cycling Company NV

Registered office	Venecoweg 26 9810 Nazareth Belgium

Directors	Calisco BVBA—Carl Bamelis (Managing director) STBA Consulting BVBA—Stefan Balemans (Director)

Shareholders	Omega Pharma Belgium NV: 99.99% Omega Pharma NV: 0.01%

Company name	Bional Nederland B.V.

Registered office	Kralingseweg 201 3062 CE Rotterdam The Netherlands

Directors	BDS Management BVBA—Barbara De Saedeleer (Director) Christoph Staeuble (Director)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

Company name	Biover NV

Registered office	Venecoweg 26 9810 Nazareth Belgium

Directors	Gain Time BVBA—Davy De Vlieger (Managing director) Rocket Science Consulting Group BVBA—Tom Gybels (Director) STBA Consulting BVBA—Stefan Balemans (Director) Pachtersbos BVBA—Lieven Costers (Director)

Shareholders	Omega Pharma Belgium NV: 99,99% Omega Pharma NV: 0,01%

Company name	Biover NV Sucursal en España

Registered office	Calle La Torre 6 24002 Leon Spain

Directors	Gain Time BVBA – Davy De Vlieger (Legal Representative) STBA Consulting BVBA – Stefan Balemans (Legal Representative)

Shareholders	Viover NV: 100%

Company name	Bioxydiet France SAS

Registered office	Avenue de Lossburg 470 ZI Nord 69480 Anse France

Directors	Omega Pharma SAS—Omega Pharma NV—Christoph Staeuble Management & Consulting SP—Christoph Stauble (Président) Gain Time BVBA—Davy De Vlieger (Directeur Général)

Shareholders	Cosmediet Biotechnie SAS: 100%

Company name	Bittner Pharma LLC

Registered office	Suschevskiy val, 18 Business Center “Novosuschevskiy” Moscow 127018 Russia

Directors	Irina Moustiatsa (Director) Tom Gybels (Supervisory board) Christoph Staeuble (Supervisory board)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

Company name	Chefaro Ireland Ltd

Registered office	The Crescent Building First Floor, Block A, Northwood Office Park Dublin 9 Ireland

Directors	Magnus Bruhn (Director) Carl Bamelis (Director) Neil Lister (Director)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

Company name	Chefaro Pharma Italia SrL

Registered office	Viale Castello della Magliana 18 00148 Roma Italy

Directors	Christoph Staeuble (Director CM) Barbara De Saedeleer (Director) Bruno Goffin (Director)

Shareholders	Omega Pharma Innovation & Development NV: 26% Omega Pharma Holding (Nederland) BV: 74%

Company name	Cinetic Laboratories Argentina SA

Registered office	Av. Triunverato 2734 City of Buenos Aires Argentina

Directors	Tom Gybels (Director – Vice President) Diego Iglesias (President) Alejandro Massot (Alternate Director) Freya Loncin (Legal representative of the shareholders)

Shareholders	Omega Pharma Holding (Nederland) BV: 70% Omega Pharma Espana: 30%

Company name	Cosmediet—Biotechnie SAS

Registered office	Avenue de Lossburg 470 ZI Nord 69480 Anse France

Directors	Omega Pharma NV—Christoph Staeuble Management & Consulting SP—Christoph Stauble (Président) Gain Time BVBA—Davy De Vlieger (Directeur Général)

Shareholders	Omega Pharma SAS: 100%

Company name	Damianus B.V.

Registered office	Kralingseweg 201 3062 CE Rotterdam The Netherlands

Directors	Excito BVBA—Magnus Bruhn (Director) Calisco BVBA—Carl Bamelis (Director)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

Company name	Despharma B.V.

Registered office	Kralingseweg 201 3062 CE Rotterdam The Netherlands

Directors	Despharma Kft—Griet Vandenheede—Tom Gybels—Konrad Nemet (Director)

Shareholders	Despharma Kft: 100%

Company name	Despharma Kft

Registered office	Madarász u. 47-49 1138 Budapest Hungary

Directors	Griet Vandenheede (Managing director) Tom Gybels (Managing director) Konrad Nemet (Managing director)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

Company name	Etixx NV

Registered office	Venecoweg 26 9810 Nazareth Belgium

Directors	Gain Time BVBA—Davy De Vlieger (Managing director) Christoph Staeuble Management & Consulting SP – Christoph Staeuble (Director) STBA Consulting BVBA—Stefan Balemans (Director)

Shareholders	Omega Pharma Innovation & Development NV: 99,99% Omega Pharma Belgium NV: 0,01%

Company name	Herbs Trading GmbH

Registered office	Ossiacher Strasse 7 9560 Feldkirchen Austria

Directors	Freya Loncin (Director) Magnus Bruhn (Director)

Shareholders	Omega Pharma GmbH: 100%

Company name	Herbs Trading GmbH—Kazakhstan Rep Office

Registered office	115 Begalin street Medeu district Almaty 050010 Kazakhstan

Directors	David Koberidze Vladimirovich (Head of rep office)

Shareholders	Herbs Trading GmbH: 100%

Company name	Herbs Trading GmbH—Moscow Rep Office

Registered office	Suschevskiy val, 18 Business Center “Novosuschevskiy” Moscow 127018 Russia

Directors	Irina Moustiatsa (Head of rep office)

Shareholders	Herbs Trading GmbH: 100%

Company name	Herbs Trading GmbH—Ukraine Rep Office

Registered office	19-21 “A” Bogdan Khmelnitsky Street, (2 stage), the 10 floor Kiev 01030 Ukraine

Directors	Lyudmyla Mykolayivna Dziuba (Head of rep office)

Shareholders	Herbs Trading GmbH: 100%

Company name	Hipocrate 2000 SRL

Registered office	6A Prahova Street 1 st District 012423 Bucharest Romania

Directors	Christoph Staeuble (Director) Tom Gybels (Director) Silviu Toader (Director)

Shareholders	Omega Pharma Holding (Nederland) BV: 74,61% Omega Pharma Innovation & Development NV: 25,39%

Company name	Hud SA

Registered office	Zare Ouest 4384 Ehlerange Luxembourg

Directors	BDS Management BVBA—Barbara De Saedeleer (Director) Armand Hamling (Director) Promedent SA—Carl Bamelis (Director)

Shareholders	Omega Pharma Espana SA: 99,99% Omega Pharma Holding (Nederland) BV: 0,01%

Company name	Insect Repellents B.V.

Registered office	Kralingseweg 201 3062 CE Rotterdam The Netherlands

Directors	Veerle Geraerts BVBA—Veerle Geraerts (Director) Joost Hunfeld (Director) Excito BVBA—Magnus Bruhn (Director)

Shareholders	Jaico RDP NV: 100%

Company name	Interdelta SA

Registered office	Route André Piller 21 1762 Givisiez Switzerland

Directors	René Jenny (Director) Gaston Baudet (Director) Jean-Yves Hauser (Director) Ursula Götschmann (CFO) Patrick Gumy (CFO)

Shareholders	JLR Pharma SA: 82,35% External shareholders: 17,65%

Company name	Jaico RDP NV

Registered office	Nijverheidslaan 1545 3660 Opglabbeek Belgium

Directors	Veerle Geraerts BVBA—Veerle Geraerts (Managing Director) BDS Management BVBA—Barbara De Saedeleer (Director) Excito BVBA—Magnus Bruhn (Director)

Shareholders	Omega Pharma Belgium NV: 99,99% Omega Pharma NV: 0,01%

Company name	JLR Pharma SA

Registered office	Route André Piller 21 1762 Givisiez Switzerland

Directors	René Jenny (Président) Christoph Staeuble (Director) Gaston Baudet (Director) Patrick Gumy (CFO)

Shareholders	Omega Pharma NV: 100%

Company name	Laboratoire de la Mer

Registered office	ZAC de la Madeleine Avenue du Général Patton, CS 61848 35400 Saint-Malo France

Directors	Monthélie SAS—Olivier Bertaud (Président) Excito BVBA—Magnus Bruhn (Directeur Général) BDS Management BVBA—Barbara De Saedeleer (Directeur Général)

Shareholders	Omega Pharma SAS: 100%

Company name	Laboratoires Omega Pharma France SAS

Registered office	20, rue André Gide BP 80 92320 Châtillon Cedex France

Directors	Omega Pharma SAS—Omega Pharma NV—Christoph Staeuble Management & Consulting SP—Christoph Stauble (Président) Marc Thibiant (Directeur Général)

Shareholders	Omega Pharma SAS: 100%

Company name	Medgenix Benelux NV

Registered office	Vliegveld 21 8560 Wevelgem Belgium

Directors	Christoph Staeuble Management & Consulting SP – Christoph Staeuble (Director) Pachtersbos BVBA—Lieven Costers (Director) Excito BVBA—Magnus Bruhn (Director)

Shareholders	Omega Pharma Belgium NV: 99,99% Omega Pharma NV: 0,01%

Company name	Modi—Omega Pharma (India) Private Limited

Registered office	1400 Modi Tower 98, Nehru Place New Dehli - 110019 India

Directors	Umesh K. Modi (President) Himani Modi Agarwal (Director) Christopher B. Mitchell (Director) Stuart D. Baker (Director) Marc Coucke (Director) Dirk Fraeyman (Director) Freya Loncin (Director)

Shareholders	Omega Pharma Holding (Nederland) BV: 50% Modi-Mundipharma: 50%

Company name	Oce -Bio Nederland B.V.

Registered office	De Gagelrijzen 146 4711 PS Sint-Willebrord The Netherlands

Directors	Gain Time BVBA—Davy De Vlieger (Director) Rocket Science Consulting Group BVBA – Tom Gybels (Director)

Shareholders	Oce-Bio BVBA: 100%

Company name	Oce-Bio BVBA

Registered office	Nijverheidsstraat 96 2160 Wommelgem Belgium

Directors	Gain Time BVBA—Davy De Vlieger (Director) STBA Consulting BVBA—Stefan Balemans (Director) Rocket Science Consulting Group BVBA—Tom Gybels (Director)

Shareholders	Omega Pharma Belgium NV: 100%

Company name	Omega Aco AS

Registered office	Slotsmarken 18 2980 Hörsholm Denmark

Directors	Kristofer Tonström (Managing director) Christoph Staeuble (Director) Carsten Brink (Director) Fredrik Sylwan (Director)

Shareholders	Aco Hud Nordic AB: 100%

Company name	Omega Alpharm Cyprus Ltd

Registered office	Agiou Mamandos 52, Office 103 2330 Lakatamia Cyprus

Directors	Ph. Photiou & Associates Law office (Director)

Shareholders	Omega Pharma Hellas SA Health and Beauty Products: 100%

Company name	Omegalabs (Pty) Ltd

Registered office	Block B, Wedgewook Office Park 3 Muswell Road Bryanston Gauteng South Africa

Directors	Christoph Staeuble (Director) Stefan Balemans (Director) Michael ten Hope (Director) Darryl Combe (Director)

Shareholders	Omega Pharma International NV: 51 % Cavi Brands Pty Ltd: 49%

Company name	Omega Pharma AS

Registered office	Drázni 253/7 627 00 Brno Czech Republic

Directors	Tom Gybels (Director) Michal Krejsta (Director) Freya Loncin (Supervisory Board) Griet Vandenheede (Supervisory Board) Barbara De Saedeleer(Supervisory Board)

Shareholders	Omega Pharma Holding (Nederland) BV: 99,99% Omega Pharma NV: 0,0 1%

Company name	Omega Pharma Australia Pty Ltd

Registered office	Units 48-51 - Level 2 7 Narabang way Belrose Nsw 2085 Australia

Directors	Susannah Margaret Mills (Director) Barbara De Saedeleer (Director) Christoph Staeuble (Director)

Shareholders	Omega Pharma NV: 100%

Company name	Omega Pharma Austria Healthcare GmbH

Registered office	Rennweg 17 1030 Wien Austria

Directors	Mirjana Mayerhofen (Director)

Shareholders	Omega Pharma GmbH: 100%

Company name	Omega Pharma Baltics SIA

Registered office	K. Ulmaņa gatve 119, Mārupes pag. Rīgas raj., LV-2167 Latvia

Directors	Stefan Balemans (Managing director) Christoph Staeuble (Managing director)

Shareholders	Omega Pharma GmbH: 100%

Company name	Omega Pharma Belgium NV

Registered office	Venecoweg 26 9810 Nazareth Belgium

Directors	Gain Time BVBA—Davy De Vlieger (Managing director) STBA Consulting BVBA—Stefan Balemans (Director) Rocket Science Consulting Group BVBA—Tom Gybels (Director)

Shareholders	Omega Pharma NV: 99,99% Omega Pharma International NV: 0,01%

Company name	Omega Pharma Capital NV

Registered office	Venecoweg 26 9810 Nazareth Belgium

Directors	BDS Management BVBA—Barbara De Saedeleer (Managing Director) Griet Vandenheede BVBA—Griet Vandenheede (Director) Gain Time BVBA—Davy De Vlieger (Director)

Shareholders	Omega Pharma Belgium NV: 80,30% Omega Pharma Luxembourg Sarl: 19,70%

Company name	Omega Pharma Deutschland GmbH

Registered office	Benzstrasse 25 71083 Herrenberg Germany

Directors	Stephan Tomat (Geschäftsführer)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

Company name	Omega Pharma España SA

Registered office	Parque de Officinas San Cugat Plaza Javier Cugat 2 - Edificio D Planta Primera 08174 San Cugat del Vallès Spain

Directors

BDS Management BVBA—Barbara De Saedeleer (Managing Director)

Griet Vandenheede BVBA—Griet Vandenheede (Director)

STBA Consulting BVBA—Stefan Balemans (Director)

Emma Molera (Director)

Alvaro Bertran (Secretary)

Shareholders	Omega Pharma Holding (Nederland) BV: 74% Omega Pharma Innovation & Development NV: 26%

Company name	Omega Pharma GmbH

Registered office	Reisnerstrasse 55 - 57 1030 Vienna Austria

Directors	Christoph Staeuble (Director) Freya Loncin (Director)

Shareholders	Hud SA: 100%

Company name	Omega Pharma Hellas SA Health and Beauty Products

Registered office	19 km of Athens-Lamia Nat.Road Astir building, 1st Floor. 14671 - Nea Erythraia Greece

Directors	Loukas Chalakatevakis (Managing director) Stefan Balemans (Director) Christoph Staeuble (Director) Tom Gybels (Director)

Shareholders	Omega Pharma Holding (Nederland) BV: 70.64% Omega Pharma Innovation & Development NV: 29.36%

Company name	Omega Pharma Holding (Nederland) B.V.

Registered office	Kralingseweg 201 3062 CE Rotterdam The Netherlands

Directors	BDS Management BVBA - Barbara De Saedeleer (Director) Joost Hunfeld (Director)

Shareholders	Omega Pharma NV: 99,99% Omega Pharma Innovation & Development NV: 0,01%

Company name	Omega Pharma Hungary Kft.

Registered office	Madarász u. 47-49 1138 Budapest Hungary

Directors	Griet Vandenheede (Managing director) Tom Gybels (Managing director)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

Company name	Omega Pharma Innovation & Development NV

Registered office	Venecoweg 26 9810 Nazareth Belgium

Directors	Aubisque BVBA—Freya Loncin (Director) Calisco BVBA—Carl Bamelis (Director) Griet Vandenheede BVBA—Griet Vandenheede (Director) Pachtersbos BVBA—Lieven Costers (Director)

Shareholders	Omega Pharma Belgium NV: 99,99% Omega Pharma NV: 0,01%

Company name	Omega Pharma International NV

Registered office	Venecoweg 26 9810 Nazareth Belgium

Directors	Aubisque BVBA—Freya Loncin (Director) Griet Vandenheede BVBA—Griet Vandenheede (Director) Excito BVBA—Magnus Bruhn (Director)

Shareholders	Omega Pharma Belgium NV: 99.99% Omega Pharma NV: 0.01%

Company name	Omega Pharma Ireland Ltd. Sàrl

Registered office	Registered seat: 70 Sir John Rogerson’s Quay, Dublin 2 Ireland Place of business: Zare Ouest 4384 Ehlerange Luxembourg

Directors	Carl Bamelis (Director) Armand Hamling (Director)

Shareholders	Chefaro Ireland Ltd: 100%

Company name	Omega Pharma Kişisel Bakım ve Sağlık Ürünleri Dağıtım Ticaret Limited Şirketi

Registered office	Merdivenköy Mah. Bora Sok No 1 Ofis Blok Kat 5 Göztepe Kadiköy – Istanbul PK 34732 Turkey

Directors	Omega Pharma Holding (Nederland) BV—Christoph Staeuble (Director) Stefan Balemans (Director) Asim Cifter (Director)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

Company name	Omega Pharma Ltd

Registered office	First Floor 32 Vauxhall Bridge Road London SW1V2SA United Kingdom

Directors	Griet Vandenheede (Director) Christoph Staeuble (Director) Chris Rudd (Director)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

Company name	Omega Pharma Luxembourg SarL

Registered office	Zare Ouest 4384 Ehlerange Luxembourg

Directors	Armand Hamling (Director) BDS Management BVBA—Barbara De Saedeleer (Director) Hud SA—Carl Bamelis (Director) Gain Time BVBA—Davy De Vlieger (Director) Promedent SA—Carl Bamelis (Director)

Shareholders	Omega Pharma NV: 88,88% Omega Teknika Ltd: 11,12%

Company name	Omega Pharma Manufacturing GmbH & Co. KG

Registered office	Benzstr. 25 71083 Herrenberg Germany

Directors	Omega Pharma Manufacturing Verwaltungs GmbH—Stephan Tomat (Geschäftsführer)

Shareholders	Omega Pharma Deutschland GmbH: 52.17% Omega Pharma Belgium NV: 47.83%

Company name	Omega Pharma Manufacturing Verwaltungs GmbH

Registered office	Benzstr. 25 71083 Herrenberg Germany

Directors	Stephan Tomat (Geschäftsführer)

Shareholders	Omega Pharma Manufacturing GmbH & Co KG: 100%

Company name	Omega Pharma Nederland B.V.

Registered office	Kralingseweg 201 3062 CE Rotterdam The Netherlands

Directors	BDS Management BVBA—Barbara De Saedeleer (Director) Christoph Staeuble (Director)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

Company name	Omega Pharma New Zealand Ltd

Registered office	183 Grenada Street, Arataki Tauranga 3116 New Zealand

Directors	Susannah Margaret Mills (Director) Barbara De Saedeleer (Director) Christoph Staeuble (Director)

Shareholders	Rubicon Healthcare Holdings Pty Ltd: 100%

Company name	Omega Pharma Nordic AB

Registered office	Box 622 194 26 Upplands Väsby Sweden

Directors	Christoph Staeuble (Director) Barbara De Saedeleer (Director) Freya Loncin (Director)

Shareholders	Aco Hud Nordic AB: 100%

Company name	Omega Pharma NV

Registered office	Venecoweg 26 9810 Nazareth Belgium

Directors

Mylecke Management Art & Invest NV—Marc Coucke (Managing director)

Mercuur Consult NV—Jan Boone (Director)

Benoit Graulich BVBA—Benoit Graulich (Director)

FV Management BVBA—Frank Vlayen (Director)

MarGates BVBA—Cédric Van Cauwenberghe (Director)

Shareholders	Omega Pharma Invest: 99,99% Omega Pharma International: 0,01%

Company name	Omega Pharma Poland Sp.z.o.o.

Registered office	BTD Office Center, 4th Floor, Al. Niepodleglosci 18 02-653 Warszawa Poland

Directors	Christoph Staeuble (Director) Tom Gybels (Director)

Shareholders	Omega Pharma Holding (Nederland) BV: 74,26% Omega Pharma Innovation & Development NV: 25,74%

Company name	Omega Pharma Portuguesa LDA

Registered office	Av. Tomás Ribeiro 43 Edificio Neopark—Bloco 1, 3° C P2795-574 Carnaxide Portugal

Directors	Tom Gybels (Director) Barbara De Saedeleer (Director) Stefan Balemans (Director)

Shareholders	Omega Pharma Holding (Nederland) BV: 75% Omega Pharma Innovation & Development NV: 25%

Company name	Omega Pharma s.r.o.

Registered office	Tomasikova 30 Bratislava 821 01 Slovakia

Directors	Michal Krejsta (Director) Stefan Balemans (Director) Tom Gybels (Director)

Shareholders	Omega Pharma Holding (Nederland) BV: 99,68% Omega Pharma AS: 0,32%

Company name	Omega Pharma SAS

Registered office	20, rue André Gide 92320 Châtillon Cedex France

Directors	Omega Pharma NV—Christoph Staeuble Management & Consulting SP—Christoph Stauble (Président)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

Company name	Omega Pharma Singapore Pte Ltd

Registered office	26 Eng Hoon Street Singapore 169776 Singapore

Directors	Christoph Staeuble (Director) Barbara De Saedeleer (Director) Peggy Wai Siew Peng (Director)

Shareholders	Omega Pharma NV: 100%

Company name	Omega Pharma Trading NV

Registered office	Venecoweg 26 9810 Nazareth Belgium

Directors	Konrad Nemet (Director) STBA Consulting BVBA—Stefan Balemans (Director) Excito BVBA—Magnus Bruhn (Director)

Shareholders	Omega Pharma Belgium NV: 99,99% Omega Pharma International NV: 0,01%

Company name	Omega Pharma Ukraine LLC

Registered office	9, Borispolskaya street Kiev 02099 Ukraine

Directors	Lyudmyla Mykolayivna Dziuba (Director) Magnus Bruhn (Supervisory Board) Stefan Balemans (Supervisory Board) Tom Gybels (Supervisory Board)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

Company name	Omega Teknika—Irish Branch of Damianus B.V.

Registered office	The Crescent Building,First Floor, Block A, Northwood Office Park Dublin 9 Ireland

Directors	Chefaro Ireland Ltd (Authorised recipient) Excito BVBA—Magnus Bruhn (Legal representative/proxyholder) Carl Bamelis (Legal representative/proxyholder)

Shareholders	Damianus BV: 100%

Company name	Omega Teknika Ltd

Registered office	The Crescent Building First Floor, Block A, Northwood Office Park Dublin 9 Ireland

Directors	Magnus Bruhn (Director) Carl Bamelis (Director)

Shareholders	Omega Pharma GmbH: 100%

Company name	Paracelsia Pharma GmbH

Registered office	Lighthouse Derendorfer Allee 6 40476 Düsseldorf Germany

Directors	Christoph Stauble (Geschäftsführer)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

Company name	Pharmasales Pty Ltd

Registered office	Units 48-51 - Level 2 7 Narabang way Belrose Nsw 2085 Australia

Directors	Susannah Margaret Mills (Director) Barbara De Saedeleer (Director) Christoph Staeuble (Director)

Shareholders	Rubicon Healthcare Holdings Pty Ltd: 100%

Company name	Promedent SA

Registered office	Zare Ouest 4384 Ehlerange Luxembourg

Directors	Armand Hamling (Managing Director) BDS Management BVBA—Barbara De Saedeleer (Director) Hud SA—Carl Bamelis (Director)

Shareholders	Omega Pharma NV: 99,99% Omega Pharma Holding (Nederland) BV: 0,01%

Company name	Richard Bittner AG

Registered office	Reisnerstrasse 55 - 57 1030 Vienna Austria Post Ossiacher Strasse 7 9560 Feldkirchen Austria

Directors	Carl Bamelis (Supervisory board) Barbara De Saedeleer (Supervisory board) Freya Loncin (Supervisory board) Christoph Staeuble (Director) Magnus Bruhn (Director)

Shareholders	Omega Pharma GmbH: 100%

Company name	Rubicon Healthcare Holdings Pty Ltd

Registered office	Units 48-51 - Level 2 7 Narabang way Belrose Nsw 2085 Australia

Directors	Susannah Margaret Mills (Director) Barbara De Saedeleer (Director) Christoph Staeuble (Director)

Shareholders	Omega Pharma Australia Pty Ltd: 100%

Company name	Samenwerkende Apothekers Nederland B.V.

Registered office	Kralingseweg 201 3062 CE Rotterdam The Netherlands

Directors	BDS Management BVBA—Barbara De Saedeleer (Director) Christoph Staeuble (Director)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

Company name	Seazen BVBA

Registered office	Steenweg op Oosthoven 282 2300 Turnhout Belgium

Directors	Gain Time BVBA – Davy De Vliegher (Director) STBA Consulting BVBA – Stefan Balemans (Director) Rocket Science Consulting Group BVBA – Tom Gijbels (Director)

Shareholders	Oce Bio BVBA: 100%

Company name	The Learning Pharmacy Ltd

Registered office	First Floor 32 Vauxhall Bridge Road London SW1V2SA United Kingdom

Directors	James Owen (Director) Liam Stapleton (Director)

Shareholders	Omega Pharma Ltd: 100%

Company name	Verelibron SrL

Registered office	Viale Castello della Magliana 18 00148 Roma Italy

Directors	Christoph Staeuble (Director (CM)) Barbara De Saedeleer (Director) Bruno Goffin (Director)

Shareholders	Chefaro Pharma Italia SrL: 100%

Company name	Vianatura NV

Registered office	Venecoweg 26 9810 Nazareth Belgium

Directors	Gain Time BVBA—Davy De Vlieger (Managing director) Christoph Staeuble Management & Consulting SP – Christoph Staeuble (Director) STBA Consulting BVBA—Stefan Balemans (Director)

Shareholders	Omega Pharma Belgium NV: 100%

Company name	Wartner Europe B.V.

Registered office	Kralingseweg 201 3062 CE Rotterdam The Netherlands

Directors	Christoph Staeuble (Director) Aubisque BVBA—Freya Loncin (Director)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

Company name	Ymea B.V.

Registered office	Kralingseweg 201 3062 CE Rotterdam The Netherlands

Directors	Trimea Holding BV—Antonius Scheepens (Director) Aubisque BVBA—Freya Loncin (Director)

Shareholders	Omega Pharma Holding (Nederland) BV: 100%

SCHEDULE 2

RECEIPT FOR THE PURCHASE CONSIDERATION

Reference is made to the Agreement for the sale and purchase of the share capital Omega Pharma Invest NV dated 6 November 2014 between Alychlo NV, Holdco I BE NV and Perrigo Company plc (the Agreement).

The Sellers hereby confirm the receipt of the Purchase Consideration (in accordance with Clause 3 of the Agreement).

Words and expressions defined in the Agreement have the same meaning in this receipt.

On behalf of Alychlo NV,

Name: Marc Coucke
Function: President

On behalf of Holdco I BE NV,

Name: FV Management BVBA represented by its permanent representative Mr Frank Vlayen
Function: Director

SCHEDULE 3

PERMITTED LEAKAGE

1.	Any payment or transfer expressly referred to in this Agreement.

2.	Any payment or transfer with the prior written consent of the Purchaser.

3.	Any payment made in respect of salaries, fees, pension contributions, directors’ and officers’ insurance liability cover, benefits in kind, business expenses properly due to a Seller, any other shareholder in the Company or their Connected Persons either (i) in the ordinary course of business and consistent with past practices, or (ii) in accordance with employment, services or consultancy agreements pursuant to their terms in place on the date of this Agreement (including but not limited to the payment of the periodical management fee, reimbursement and expenses for Mylecke Management, Art & Invest NV).

4.	Any performance related bonuses not exceeding an amount of EUR 5,000,000.

5.	Any payment of directors’ fees and expenses to directors of Group Companies, including payments to the persons referred under 3 above, which have been appointed or presented by a member of a Seller’s Group, any other shareholder in the Company or their Connected Persons and which are properly due in the ordinary course of business and consistent with past practice, up to a maximum aggregate amount of EUR 300,000, it being understood that this maximum aggregate amount shall not include any payments of director fees to any other shareholder than the Sellers in the Company or their Connected Persons in the ordinary business and in accordance with past practice For the avoidance of doubt, this maximum amount shall not in any way limit the permitted payments under clause 3 this Schedule.

6.	Any payment to the Data Room hosting service provider in relation to the Transaction.

SCHEDULE 4

RESIGNING DIRECTORS

PART 1

RESIGNATION LETTER

[company name]

for the attention of the board of directors

[address]

[place], [date]

Dear Sirs,

I hereby resign with effect from [Completion] as [(executive) director] of [name and details of relevant Group Company] (the Company).

I would be grateful if you could fulfil all publication and registration formalities with respect to my resignation and provide me with a copy of all relevant documents.

Subject to being granted full and unconditional discharge (subject to the limits applicable under the relevant law) for the exercise of my mandate for the period up until [Completion], I hereby acknowledge that I have no further claims against the Company in relation to the exercise and termination of my mandate as [(executive) director].

Yours faithfully,

[name]

PART 2

RESIGNING DIRECTORS AT COMPLETION

Relevant Group Company	Director

The Company	Mylecke Management, Art & Invest NV, with permanent representative Marc Coucke
Mercuur Consult BVBA, with permanent representative Jan Boone
Benoit Graulich BVBA, with permanent representative Benoit Graulich
FV Management BVBA, with permanent representative Frank Vlayen
MarGates BVBA, with permanent representative Cédric Van Cauwenberghe

Omega Pharma NV	Mylecke Management, Art & Invest NV, with permanent representative Marc Coucke
Mercuur Consult BVBA, with permanent representative Jan Boone
Benoit Graulich BVBA, with permanent representative Benoit Graulich
FV Management BVBA, with permanent representative Frank Vlayen
MarGates BVBA, with permanent representative Cédric Van Cauwenberghe

SCHEDULE 5

SELLERS’ WARRANTIES

1.	The Sellers

1.1	Each of the Sellers is duly organized and validly existing under the laws of Belgium.

1.2	Each of the Sellers has the power to execute and enter into this Agreement and each of the other Transaction Documents to be entered into by the relevant Seller on or before Completion (the Sellers’ Completion Documents) and has taken or, in the case of the Sellers’ Completion Documents, will at the time of execution have taken, all action necessary to authorise such execution and delivery and the performance of such obligations.

1.3	Each of the Sellers has, save as otherwise provided in this Agreement, obtained all authorisations and taken all action required, to sign this Agreement and perform its obligations hereunder.

1.4	This Agreement constitutes and, each of the Sellers’ Completion Documents will, when executed, constitute legal, valid and binding obligations of the Sellers in accordance with its terms.

1.5	The execution by each of the Sellers of this Agreement and each of the Sellers’ Completion Documents and the performance of the obligations of each of the Sellers under it and each of them do not and will not conflict or constitute a default under any provision of: (i) the constitutional documents of each of the Sellers, (ii) any agreement or instrument to which a Sellers is a party or by which a Seller is bound and which are material in the context of the Transaction, or (iii) any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which a Seller is bound.

1.6	Except for the Merger Control Condition, all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable a Seller to execute, and perform its obligations under this Agreement and each of the Sellers’ Completion Documents have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

2.	Ownership of the Shares

2.1	The Shares together with the Treasury Shares constitute the entire share capital of the Company and are fully paid up. No securities or other financial instruments other than the Shares and the Treasury Shares have been issued by the Company.

2.2	At Completion, Alychlo holds 345,557,416 Shares and Holdco holds 339,790,841 Shares. At Completion, 30,243,983 shares are held by the Company as Treasury Shares.

2.3	Each of the Sellers hereby represents and warrants that on the Completion Date, it will be the lawful owner of the relevant Shares, free and clear of Encumbrances and that it is entitled to transfer the full legal and beneficial ownership in such Shares to the Purchaser on the terms and subject to the conditions set out in this Agreement.

2.4	There is no agreement or arrangement relating to the transfer of ownership of all or part of the Shares or the Treasury Shares other than this Agreement that will survive Completion, and there is no agreement or arrangement relating to the issuance of shares or other financial instruments in the Company.

2.5	The Company is majority owned by persons who are not citizens or residents of the United States of America. The Company is not organised under the laws of the United States of America or any state thereof. Either (i) more than 50% of the assets of the Company are located outside the United States of America, or (ii) the majority of the executive officers and directors of the Company are not citizens or residents of the United States of America.

3.	Group Companies

3.1	Each Group Company is duly organised and validly existing under the laws of its country of incorporation.

3.2	The total issued and outstanding share capital of each Group Company is held in the proportions and by the entities as set forth in Schedule 1 and such shares are fully paid up, except as set forth in Schedule 1. The information on the Group Companies which is set forth in Schedule 1 is accurate.

3.3	No Group Company has been dissolved by any shareholders’ resolution and no shareholders’ meeting has been called for that purpose. No Group Company has been annulled or dissolved by any judicial decision. No Group Company has been declared bankrupt.

3.4	There is no agreement or arrangement relating to the transfer of ownership of all or part of the shares in any of the Group Companies (other than to other Group Companies) that will survive Completion, and there is no agreement or arrangement relating to the issuance of shares in the Group Companies (other than to other Group Companies).

4.	Subsidiaries and associates

Other than as set out in Schedule 1, no Group Company is the owner of, nor has it agreed to acquire, any shares of any other company.

5.	Financial debt

5.1	No Group Company owes any financial indebtedness to any person outside of a Seller’s Group, other than financial indebtedness owing pursuant to agreements or instruments details of which are Fairly Disclosed in the Disclosed Information. Except for any Permitted Leakage, all costs incurred by a Group Company in connection with the Transaction have been paid in full (including advisor fees) and no costs will become payable by any Group Company in connection with the Transaction for services delivered prior to the date of this Agreement.

5.2	Other than change of control provisions triggered as a result of the Transaction, no event of default or any other event or circumstance which would entitle any person to call for early repayment of any financial debt of any Group Company or to enforce any security given by any Group Company (or, in either case, any event or circumstance which with the giving of notice would constitute such an event or circumstance) has occurred.

6.	Accounts

6.1

The 2012 Accounts and 2013 Accounts give a true and fair view (getrouw beeld/image fidèle) of the financial state of affairs, assets, liabilities, financial condition, financial performance and results of the Group Companies as at the 2012 Accounts Date respectively the 2013

Accounts Date, and of the results of the Group Companies for the period ending on such dates. The 2012 Accounts and 2013 Accounts were prepared in accordance with the requirements of applicable laws and IFRS as consistently applied by the Company and have been reviewed by PricewaterhouseCoopers who has issued a certification disclosed in the Disclosed Documents.

6.2	The Interim Accounts give a true and fair view (getrouw beeld/image fidèle) of the financial state of affairs, assets, liabilities, financial condition, financial performance and results of the Group Companies as at the Interim Accounts Date, and of the results of the Group Companies for the period ending on such date. The Interim Accounts were prepared in accordance with the requirements of applicable laws and IFRS as consistently applied by the Company and have in accordance with International Standard on Review Engagements 2410 been reviewed by PricewaterhouseCoopers as disclosed in the Disclosed Documents.

6.3	The Last Accounts are management accounts that have been prepared in good faith and with due care on a basis consistent with the Interim Accounts and in accordance with the Group Company’s accounting policies.

6.4	The Interim Accounts make provisions for or disclose liabilities of the Group Companies to which they relate in accordance with the requirements of applicable laws and IFRS as consistently applied by the Company.

6.5	Since the Last Accounts Date:

(a)	the Group Companies have carried on their business in the ordinary course;

(b)	there has been no material change in the accounting procedures, principles or practices of any of the Group Companies;

(c)	no Group Company has acquired an interest in any other company, disposed of an interest in any Group Company, or taken or terminated a participation in any partnership or joint venture; and

(d)	there has been no Material Adverse Effect.

7.	Compliance with laws

Each Group Company during the two year period prior to the date of this Agreement conducted its business and corporate affairs in accordance with its articles of association other equivalent constitutional documents, and, in all material respects, in accordance with all applicable laws and regulations including but not limited to antitrust laws and regulations.

8.	Anti-bribery

8.1	During the 5 year period prior to the date of this Agreement, none of the Group Companies nor to the Sellers’ knowledge their Associated Persons for which the Group Companies can be held legally liable has violated any applicable Anti-Bribery Law.

8.2	None of the Group Companies or, to the Sellers’ knowledge their Associated Persons for which the Group Companies can be held legally liable is or (during the 5 year period prior to the date of this Agreement) has been the subject of any formal investigation, written inquiry or litigation by any governmental authority regarding any violation of any applicable Anti-Bribery Law in the context of the operations of the Group Company, and no such formal investigation, written inquiry or litigations are to the Sellers’ threatened.

9.	Sanctions

9.1	No Group Company nor, so far as the Sellers are aware, their respective officers, directors, employees (or contractors) in a position of management:

(a)	is a Sanctioned Person; or

(b)	is in violation of any Economic Sanctions Laws;

(c)	has during the 2 year period prior to the date of this Agreement been in violation of any Economic Sanctions Laws of the European Union or any member state thereof;

(d)	during the 5 year period prior to the date of this Agreement, has received notice of, or is otherwise aware of, any formal claim or proceeding by any governmental authority involving it with respect to a violation of Economic Sanctions Laws; or

(e)	up to Completion it has not been subject to any Economic Sanctions Law of the United States of America.

10.	Licences

10.1	Each Group Company has obtained all licences, permissions, governmental authorisations or consents (together, Approvals) required for carrying on its business effectively in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all applicable laws and regulations.

10.2	These Approvals are in full force and effect and have been complied with in all material respects.

10.3	So far as the Sellers are aware, there is no proceeding pending which would result in any Approval to be revoked or suspended and so far as the Sellers are aware there are no circumstances that could give rise to such revocation or suspension.

11.	Material contracts

11.1	No Group Company is a party to any material contract which:

(a)	was not entered into on an arm’s length basis;

(b)	in any way restricts its freedom to carry on the whole or any material part of its business as it does at present;

(c)	under the terms of which, as a result of the entry into and performance of the Transaction Documents: (i) any other party will be entitled to be relieved of any obligation or become entitled to exercise any right (including any termination or pre-emption right or other option), or (ii) any Group Company will be in default, or (iii) a liability or obligation of a Group Company is likely to be created or increased;

(d)	under which any Group Company has disposed of any company or business where it remains subject to any liability (whether contingent or otherwise); or

(e)	which is a bid, tender, proposal or offer which, if accepted, would result in any Group Company being committed to any agreement or arrangement of a kind described above.

11.2	The Disclosed Information contains all material agreements with respect to the products commercialised under the Owned IP.

11.3	No Group Company has received over the last two years written notice that it is in default under any agreement to which it is a party and which is in force on the date of this Agreement where such alleged default has not been cured, and, so far as the Sellers are aware, there are no circumstances likely to give rise to such a default.

11.4	As a result of the asset purchase agreement dated 17 October 2014, all rights in the Omega Territory (as defined in such asset purchase agreement) with respect to products distributed under the XLS Agreement immediately prior to 17 October 2014 have been acquired by a Group Company. There are no sales of the products distributed under the XLS Agreement in New Zealand and Australia.

12.	Insurance

12.1	Particulars of all insurances effected in whole or in part for the benefit of any Group Company have been disclosed in the Disclosed Information.

12.2	So far as the Sellers are aware, all premiums in respect of such insurances have been duly paid, and no Group Company has received a formal notice that any such insurances are invalid or unenforceable.

12.3	No claims which remain outstanding have been made under any such insurances.

12.4	Each Group Company has insurance policies required by applicable laws, rules and regulations governing the operation of such Group Company and such insurance policies are in full force and effect.

13.	Intellectual property

13.1	The Business IP comprises all the Intellectual Property Rights necessary to carry on the Business after Completion in the same manner in which it is carried on as at the date of this Agreement. The Business IP is either validly owned by a Group Company or validly licensed to it.

13.2	Owned IP

(a)	The Disclosed Information contains a complete and accurate overview of all registered Owned IP. The Owned IP is valid and enforceable.

(b)	The Owned IP is not subject, or, so far as the Sellers are aware, likely to be subject, to amendment, challenge, removal or surrender.

(c)	No compulsory licences or anything similar have been granted for the Owned IP. There are no agreements or arrangements that materially restrict the disclosure, use or assignment by any Group Company of the Owned IP.

(d)	The Owned IP is not subject to any security interest, option, mortgage, charge or lien.

13.3

No Group Company is in default under any third party license granted by or to a Group Company in relation to the Business IP. None of the operations of a Group Company infringes or is likely to infringe any Intellectual Property Rights of a third party where such (likely) infringement would have a material impact. So far as the Sellers’ are aware, no

Group Company has received a written notice in the two years preceding the date of this Agreement that the Business IP infringes any Intellectual Property Rights of any third party, which remains unremedied. So far as the Sellers are aware, no third party is infringing, or so far as the Sellers are aware is likely to infringe, the Business IP.

13.4	The Group Companies have taken reasonable measures to protect and maintain the confidentiality of the Owned IP.

14.	Systems and data protection

14.1	The systems comprise all the software, hardware and network equipment that are used by any Group Company in connection with the operation of its business as currently conducted (the Systems).

14.2	The Systems are owned by, or properly licensed, leased, or supplied under third party contracts to, a Group Company. The relevant Group Company is not materially in default under any such agreement.

14.3	In the 12 months preceding the date of this Agreement, there has been no business disruption as a result of failures of the Systems which have had a material adverse effect on the Group Companies. The Group Companies have in place reasonable adequate procedures to prevent unauthorised access to the Systems and the introduction of viruses into the Systems.

14.4	None of the Group Companies have received over the last two years, any notice or allegation alleging that a Group Company has not complied with applicable data protection laws, which remains unremedied.

15.	Litigation

15.1	No Group Company is engaged in any litigation, arbitration or contentious administrative proceedings which involves an exposure in excess of EUR 1,000,000 (except as claimant in the collection of debts arising in the ordinary course of business), and no such proceedings have been threatened in writing by or against a Group Company and, so far as the Sellers are aware, there are no circumstances existing which are likely to lead to any such proceedings by or against a Group Company.

15.2	The Sellers have not received written notice of any governmental, administrative, regulatory, antitrust or other official investigation concerning any Group Company that is in progress or pending, and, so far as the Sellers are aware, there are no circumstances likely to lead to any such investigation.

16.	The business assets

16.1	Each Group Company has valid title to, a valid interest in or a valid license to all the material assets necessary to carry on its business as currently carried on.

16.2	The properties (including the Properties) and assets of each Group Company together include all properties and assets which are necessary for the Purchaser’s Group to carry on the business of the Group Companies after Completion in the places and substantially in the manner in which it was carried on in the 6 months prior to the date of this Agreement.

17.	Properties

17.1	The Properties comprise all the land and buildings owned or leased by any Group Company. All particulars of all of the Properties have been disclosed in the Disclosed Information, and all such particulars are accurate in all material respects.

17.2	There are no Encumbrances on the owned Properties, other than (i) in the context of funding that is available or that has been made available to the Group Companies, (ii) which are shown in the title deeds (iii) Encumbrances imposed by laws or regulations with respect to real property, improvement to real property, access to real property, zoning and urban planning regulations or (iv) Encumbrances which individually or in the aggregate do not, and are not reasonably likely to impair in any material respect the conduct of the business of the Group Companies or the continued use of the Properties as used on the date of the Agreement (the Permitted Encumbrances).

17.3	A Group Company is in possession of the whole of each of the Properties, and save as disclosed no other person is in or actually or conditionally entitled to possession, occupation, use or control of any of the Properties, except if such would result from a Permitted Encumbrance.

17.4	No Property is subject to any matter which affects the relevant Group Company’s ability to continue to carry on its existing business from that Property substantially in the manner as at present, except if such would result from a Permitted Encumbrance. No Group Company has received over the last two years written notice that it is in breach of any covenant, restriction, condition or obligation (whether statutory or otherwise) which affects the Properties and which individually or in the aggregate impairs, or is reasonably likely to impair in any material respect the conduct of the business of the Group Companies or the continued use of the Properties as used on the date of the Agreement and which remains unremedied.

18.	Environment

18.1	No Group Company has received over the last two years written notice that it is in breach of law and regulations in respect of environmental matters which has not been remedied.

18.2	Each Group Company is and has been for the two years prior to the date of this Agreement in all material respects in compliance with laws and regulations in respect of environmental matters, and so far as the Sellers are aware, there are no circumstances which may give rise to any liability under such laws and regulations assuming that the operations are in all material respects continued as currently conducted.

18.3	All Environmental Consents required for any activities at any Property are in full force and effect. There is no pollution or contamination of the environment on, in, at, under or migrating to or from any Property for which the Group Companies have been held liable to perform any remedial action by relevant governmental authorities and which would result in additional operating cost or investment for the operation of the business currently conducted at such Property.

19.	Products

19.1	No Group Company has during the last two years prior to the date of this Agreement manufactured, sold or supplied any product which (i) does not comply in any material respect with any warranties expressly or impliedly made by or on its behalf (including any claims made in any advertising or promotional material in relation to the product) or (ii) does not comply with all applicable laws, regulations, standards (including applicable good manufacturing practices) and requirements in all relevant jurisdictions.

19.2	No Group Company has carried out any voluntary or mandatory recall or withdrawal of products, conducted any remediation or retrofit campaign or issued any product warning to customers and/or end consumers in the last two years with a negative impact on the business of the Group Companies taken as a whole.

19.3	Each Group Company has all permits necessary to operate, to manufacture, or market the products and to conduct its business as currently conducted (the Required Permits). All of the Required Permits are in full force and effect and none of the Group Companies is in default or in violation (and not event has occurred that, with notice or lapse of time, or both, could constitute a default or violation).

20.	Employees

20.1	The Disclosed Information contains material information in relation to:

(a)	the main terms of all current contracts of employment of any Senior Employee;

(b)	the standard terms and conditions of employment and benefits (including any redundancy payment scheme); and

(c)	the main terms of all current recognition, procedural, collective or other agreements which each Group Company has entered into with any trade union (whether independent or not), works council, European works council or similar body representing the Employees or any of them other than collective or other agreements concluded at sector level or at state level.

20.2	At the Date of the Agreement, no Senior Employee has given or received notice terminating his or her employment and, as far as the Sellers are aware, no such Senior Employee has any current intention of giving such notice. There is not in existence any contract between a Group Company and a Senior Employee which contains a change of control provision stating that a change of control over the relevant Group Company entitles the Senior Employee to:

(a)	a payment or benefit payable by such Group Company which he would otherwise not be entitled to (on termination or otherwise); or

(b)	a notice period which is longer or shorter than the notice period that he would otherwise be entitled to; or

(c)	a release from obligations that he would otherwise be under.

20.3	No Group Company is obliged to or has made any provision to increase or vary any Employee’s salary, bonus, or other remuneration which could increase the Group Companies’ total average costs in respect of all Employees by more than 5% over the next year (excluding for the avoidance of doubt any increase resulting from (i) normal employee evolution under collective wage scale systems; (ii) normal employee evolution under pension schemes or incentive schemes (iii) mandatory cost-of-living mechanisms (iv) mandatory laws and regulations (v) collective agreements at sector or state level) and (vi) tax or social security changes.

20.4	No Group Company is involved, or has during the 12 months preceding the date of this Agreement been involved, in a collective labour dispute which had a material negative effect on the business.

20.5	No Group Company is involved, or has during the 36 months preceding the date of this Agreement initiated or completed the implementation of any collective dismissals or implemented or entered into a social plan.

20.6	The Group Companies have proceeded with all information and consultation obligations towards employee representative bodies as may be required under applicable law in connection with the Transaction.

21.	Pensions

21.1	All material information in relation to all applicable pension schemes (excluding for the avoidance of doubt state pension schemes, industry-wide pensions schemes and mandatory pension schemes) including:

(a)	copies of all material documents containing the main provisions currently governing or relating to each of the applicable pension schemes;

(b)	for each of the applicable pension schemes that provides defined benefits, a copy of the most recent actuarial valuation; and

(c)	details of all employer contributions required under the applicable pension schemes;

have been Fairly Disclosed in the Disclosed Information.

21.2	All material plans providing benefits payable to employees on death, or retirement, other than state plans, industry-wide plans or mandatory plans, have been Fairly Disclosed in the Disclosed Information.

21.3	In relation to the applicable pension schemes, the Group Companies have complied with all their material obligations. All amounts due and payable on or before the date of Completion by any Group Company pursuant to the applicable pension schemes have been or will be duly paid in full on the due dates for such payments.

22.	Tax

22.1	All Tax for which a Group Company is liable for time periods up until the Interim Accounts Date is either paid or reflected in the Interim Accounts.

22.2	Each Group Company has made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate Tax Authority for all amounts so deducted.

22.3	No Group Company has within the past 12 months been subject to or, so far as the Sellers are aware, is currently subject to any investigation, audit or visit by any Tax Authority, and the Sellers are not aware of any such investigation, audit or visit planned for the next 12 months.

22.4	All information, notices, computations, claims for particular Tax treatment and returns which ought to have been given or made, have been properly and duly submitted by each Group Company to the relevant Tax Authorities.

22.5	All records which any Group Company is required to keep for Tax purposes or which would be needed to substantiate any claim made or position taken in relation to Tax by the relevant Group Company, have been duly kept and can be made available for inspection at the premises of the relevant Group Company.

22.6	No Group Company is treated for any Tax purpose as resident in a country other than the country of its incorporation and no Group Company has, or has had within the statutory limitation period, a branch, agency or permanent establishment in a country other than the country of its incorporation.

22.7	No Group Company is or will become liable to Tax chargeable primarily on any other person, body of persons, entity or company, including social security payments for subcontractors for time periods up until Closing.

22.8	No transactions or arrangements between one or more Group Companies have taken place or are in existence which are not in compliance with applicable transfer pricing regulations. No Group Company has disposed of or acquired any assets since the Last Accounts Date in circumstances such that the disposal price or acquisition cost of the asset would be treated for Tax purposes as being different from the consideration given or received.

22.9	Each active Group Company is duly registered for the purposes of VAT in its country of incorporation. Each Group Company has complied in all material respects with all statutory provisions, rules, regulations, orders and directions concerning VAT. There are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by it.

22.10	No Group Company has participated in any transaction, scheme or arrangement of which the main purpose was the avoidance or evasion of a liability to Tax.

SCHEDULE 6

RELEVANT COMPETITION AUTHORITIES

1.	The competition authorities of Germany, Poland, the United Kingdom and Ireland, unless the Transaction is referred to the European Commission in accordance with Article 4(5) of Council Regulation (EC) No 139/2004 on the control of concentrations between undertakings (EUMR) or Article 22 EUMR;

2.	the European Commission, if the Transaction is referred to it by the competition authorities of the relevant member states in accordance with Article 4(5) EUMR or Article 22 EUMR; and

3.	the competition authorities of Russia and Ukraine.

SCHEDULE 7

NON-COMPETE AGREEMENT MR MARC COUCKE

This AGREEMENT (the Agreement) has been entered into on [-] November 2014 between:

(1)	PERRIGO COMPANY PLC, a public limited company incorporated under the laws of Ireland, with registered office at Treasury Building, Lower Grand Canal Street, Dublin, Ireland, registered with the Companies Registration Office under number 529592 (Perrigo Topco); and

(2)	Mr MARC COUCKE, residing at [-],

hereafter together referred to as the Parties, and individually, a Party.

WHEREAS:

(A)	Perrigo Topco contemplates acquiring all of the shares (other than treasury shares) in Omega Pharma Invest NV (the Company) pursuant to a share and purchase agreement dated on or around the date of this Agreement between, among others, Alychlo NV and Perrigo Topco (the SPA); and

(B)	Parties wish to determine the terms and conditions of the non-compete undertaking which will apply to Mr Marc Coucke in this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions

Unless otherwise defined in this Agreement, words and expressions used in this Agreement shall be interpreted in accordance with the SPA (which Mr Marc Coucke acknowledges it has received a copy of).

2.	Non-compete

2.1 Mr Marc Coucke covenants with Perrigo Topco that he shall not, whether alone or jointly with another party, and whether directly or indirectly, set up or participate in a business that directly competes with the Business of the Group Companies as on Completion Date, until such date which shall be the later of the date falling 5 years after the Completion Date and 3 years from the date on which Mr Marc Coucke ceases to be either an employee, service provider, consultant, manager or director of any member of the Purchaser’s Group or the Group, (x) in the European Economic Area for the Business that is not distribution of generic drugs, and (y) in Belgium with respect to the distribution of generic drugs, provided that this restriction shall not:

(a)	prevent the continuation by Mr Marc Coucke of any activities as currently conducted by him; or

(b)	prevent Mr Marc Coucke from holding shares or other interests in (i) Perrigo Topco or any member of the Purchaser’s Group or (ii) a listed company which confer not more than 3% of the votes which could normally be cast at a general meeting of that company; or

(c)	apply (or as the case may be shall cease to apply) to the extent Mr Marc Coucke acquires any company or business after Completion and, as a result of such acquisition, acquires a company or business which falls within the restrictions of this Subclause (the Relevant Interest), provided that the Relevant Interest does not account for more than 5% of the total turnover of the company or business acquired.

For the purposes of this Clause 13.2(a), transactions undertaken by Alychlo and any of its affiliated persons (including Mr Marc Coucke) shall be aggregated and treated as undertaken by a single person (and affiliated persons to Alychlo shall include any affiliated person to Alychlo as at the date of this Agreement notwithstanding that it may subsequently cease to be an affiliated person). The loan granted by Alychlo to Pharco and the pledge on certain trademarks granted by Pharco in the context thereof are excluded from the scope of this Clause 13.2(a) provided that in case of enforcement of such pledge Alyhclo nor its affiliated persons shall use these trademarks to compete with the Business of the Group.

3.	Legitimate interests

Mr Marc Coucke acknowledges that each undertaking set out in this Agreement is an entirely independent restriction and is no greater than is reasonably necessary to protect the interests of Perrigo Topco. If any provision in this Agreement is void or non-applicable but would be valid if some part of the provision were deleted or restricted, the provision in question shall apply with such deletion or restriction as may be necessary to make it valid. The nullity or non-applicability of any provision of this Agreement shall not affect the validity or applicability of other provisions of the Agreement, which shall remain in full force and effect.

4.	Assignment

None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of the other Party, provided that Perrigo Topco may transfer or assign any of its rights and/or obligations under this Agreement to any Irish member of the Purchaser’s Group, without obtaining prior consent from Mr Marc Coucke, or to any other member of the Purchaser’s Group, with prior consent of Mr Marc Coucke, such consent not to be unreasonably withheld, provided that (i) any such assignment shall not prejudice the rights or remedies of Mr Marc Coucle nor increase the obligations or liabilities of Mr Marc Coucke under this Agreement, and (ii) if the assignee subsequently ceases to be a member of the Purchaser’s Group, Perrigo Topco shall procure that before it so ceases it shall re-assign all rights and obligations to Perrigo Topco or another continuing member of the Purchaser’s Group.

5.	Applicable law and jurisdiction

5.1 This Agreement and all non-contractual obligations arising out of it or in connection with it shall be governed by and shall be construed in accordance with the laws of Belgium.

5.2 Any dispute arising out or in connection with this Agreement shall be exclusively and definitively settled in accordance with the rules of CEPANI. The arbitral tribunal shall be composed of three arbitrators. Mr Marc Coucke and Perrigo Topco shall each nominate in the request for arbitration and the answer, respectively, one arbitrator. The place of arbitration shall be Brussels and the language of the proceedings shall be English. This clause does not exclude the right of the Parties to ask for interim relief before the president of the Dutch speaking commercial court of Brussels or any other court having jurisdiction.

Executed in two (2) original copies, each party acknowledging having received one copy.

For Perrigo Topco,	Mr Marc Coucke,

Name: Function:

SCHEDULE 8

OVERVIEW OF OUTSTANDING PRINCIPAL AMOUNTS UNDER EXTERNAL GROUP

INDEBTEDNESS AS PER 30 SEPTEMBER 2014

(i)	the facility agreement dated 14 July 2011: EUR 340,000,000;

(ii) the 6.19% Series D Guaranteed Senior Notes due 2016 and the 5.1045% Guaranteed Senior Notes due 2023: EUR 20,000,000 (due 2016) (and, taking into account the hedge arrangement, EUR 16,247,000) and EUR 135,043,889 (USPP 2011, due 2023);

(iii)	(a) the Revolving Facility Agreement, dated February 18, 2014: no amount drawn;

(b) the Uncommitted Overdraft Facility Agreement, dated April 15, 2014: EUR 453,000;

(c) the EUR 1,000,000 facility letter dated 11 March 2014 between ING Bank NV Dublin branch as bank and Omega Pharma Capital NV as borrower: EUR 402,000;

(d) the EUR 45,500,000 credit agreement between the Company and Omega Pharma Capital NV as borrowers and KBC Bank NV as the bank: no outstanding amount (positive balance: EUR 198,345);

(e) the EUR 80,000,000 facility letter between BNP Paribas Fortis NV as bank and the Company, Omega Pharma Capital NV and Omega Pharma Belgium NV as borrower: EUR 47,898,675;

(f) the EUR 10,000,000 facility letter dated 26 May 2014 between ING Belgium NV as Lender and the Company and Omega Pharma Capital NV as borrower; no outstanding amount (positive balance: EUR 150,000);

(g) the DKK 1,000,000 agreement for overdraft facility dated 30 April 2014 between SEB AB as bank and Omega Aco A/S as borrower: no outstanding amount (positive balance):

(h) the NOK 8,500,000 agreement for overdraft facility dated 15 April 2014 between SEB AB as bank and Omega Pharma Capital NV as borrower: NOK 27,477;

(i) the SEK 20,000,000 agreement for overdraft facility dated 15 April 2014 between SEB AB as bank and Omega Pharma Capital NV as borrower: no outstanding amount (positive balance: SEK 1,806,364);

(iv)	Omega Pharma Invest NV’s 5.125% retail bonds due December 12, 2017: EUR 300,000,000;

(v)	Omega Pharma NV’s 4.500% retail bonds due May 23, 2017: EUR 180,000,000; and

(vi)	Omega Pharma NV’s 5.000% retail bonds due May 23, 2019: EUR 120,000,000.

SCHEDULE 9

LOCK-UP AGREEMENT

[—], 20141

Perrigo Company plc (Perrigo Topco or Purchaser)

Treasury Building, Lower Grand Canal Street

Dublin 2, Ireland

Re:	Lock-up agreement relating to the Perrigo Shares

Ladies and Gentlemen,

The undersigned is the sole and exclusive legal and beneficial owner of 345,557,416 shares in Omega Pharma Invest NV (the Exchange Alychlo Shares).

Pursuant to the share purchase agreement dated [—] 2014 between Perrigo Topco, as Purchaser, and Alychlo NV and Holdco I BE NV (the Sellers) (the SPA), the Purchaser shall issue [—] Perrigo Shares (the Consideration Perrigo Shares) on Completion to Alychlo NV in consideration for the sale by Alychlo NV to the Purchaser of the Exchange Alychlo Shares. The SPA provides for the delivery of certificates representing [—] shares of Consideration Perrigo Shares to an escrow agent to be held subject to and in accordance with a share escrow agreement entered into on the date of this agreement by and among Alychlo NV, Purchaser and the escrow agent (the Stock Escrow Agreement).

Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the SPA.

The undersigned represents and warrants to Perrigo Topco that (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) it has the requisite legal capacity to execute and deliver this agreement and to perform its obligations hereunder; (iii) this agreement has been duly executed and delivered by the undersigned and upon its execution and delivery by all parties hereto, will constitute the valid and legally binding obligations of the undersigned, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies; and (iii) no other action is required on the part of the undersigned in connection with the execution, delivery or performance of this agreement.

1. Lock-Up. In consideration of the foregoing, the undersigned hereby agrees that, without the prior written consent of Perrigo Topco, the undersigned will not, and will cause its Affiliates not to, (a) directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of any Perrigo Shares or other securities issued or issuable with respect to the Perrigo Shares by way of a stock dividend, stock split, reorganization, recapitalization or merger (the Perrigo Company Securities) or any legal or beneficial ownership interest therein, (b) publicly announce an intention to do any of the foregoing,

[1]	NTD: This agreement to be dated as of the Completion Date (as defined in the SPA).

or (c) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Perrigo Company Securities owned either of record or beneficially (as defined in Rule 13-d under the Exchange Act) by the undersigned, whether any such swap or transaction is to be settled by delivery of Perrigo Company Securities or other securities, in cash or otherwise (each of (a), (b) and (c), individually or collectively, is referred to herein as a Disposition), for a period commencing on the Completion Date and ending on the third anniversary of the Completion Date (such restrictions on Dispositions collectively, the Lock-up); provided that this agreement shall not prevent the undersigned from making any transfers to Affiliates, it being understood that any Disposition by the undersigned or its Affiliates shall be aggregated for purposes of any volume restrictions hereunder, and if any such Affiliate ceases to be an Affiliate of the undersigned during the period of the Lock-up, any Perrigo Company Securities it holds that remain subject to the Lock-up shall be transferred back to the undersigned and remain subject to the terms of this agreement; provided, further that (a) on the second anniversary of the Completion Date, 50% of the Perrigo Company Securities acquired by the undersigned at the Completion Date shall be released from the Lock-up, and (b) on the third anniversary of the Completion Date, the remaining Perrigo Company Securities then held by the undersigned shall be released from the Lock-up. Notwithstanding anything in this agreement to the contrary, the Perrigo Company Securities acquired by the undersigned at the Completion Date shall be immediately released, and the Lock-up shall not apply: (1) in the event of a change of control of Perrigo Topco, (2) to the extent necessary to allow pro rata participation in any Perrigo Topco share repurchase or self tender, or (3) in the event any person makes a tender offer for Perrigo Topco that is recommended by Perrigo Topco’s board of directors. As used in this Section 1, “change of control” as to Perrigo Topco means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Perrigo Topco or one of its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Perrigo Topco’s voting stock or other voting stock into which Perrigo Topco’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of Perrigo Topco’s assets and the assets of Perrigo Topco’s subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Perrigo Topco or one of its subsidiaries; or (3) the first day on which a majority of the members of Perrigo Topco’s board of directors who are in office on the date hereof or who are recommended for election after the date hereof by a majority of the board of directors then in office are no longer continuing as directors. Nothing in this agreement is intended to prohibit the Stock Escrow Agreement or any actions contemplated thereunder.

2. Additional Covenants Prohibiting Large Sales. Without limiting the restrictions set forth in Section 1 of this agreement, the undersigned also agrees that for a period commencing on the Completion Date and ending on the fifth anniversary of the Completion Date, it will not, through one or a series of transactions, make a Disposition of more than 100,000 Perrigo Company Securities in any one month period without the written consent of Perrigo Topco, except pursuant to Sections 2.1 and 2.2 of the Registration Rights Agreement between Perrigo Topco and the undersigned, dated as of the date hereof (the Registration Rights Agreement); provided, however, that the undersigned may make any Disposition under this Section 2 (subject to Section 1) that is in compliance with Rule 144(e) and (f) without regard to the foregoing 100,000 per month limitation.

3. Stop Transfer. The undersigned also agrees and consents to the entry of stop transfer instructions with Perrigo Topco’s transfer agent and registrar against the transfer of Perrigo Company Securities held by the undersigned, if such transfer would constitute a violation or breach of this agreement.

4. Registration Rights. The undersigned waives any rights relating to registration under the Exchange Act of any Perrigo Company Securities owned either of record or beneficially by the undersigned for such time as such Perrigo Company Securities are subject to the Lock-up, except as otherwise set forth in the Registration Rights Agreement. Alychlo shall not have the right to sell shares pursuant to a Demand Registration (as defined in the Registration Rights Agreement) or Incidental Registration pursuant to Sections 2.1 and 2.2, respectively, of the Registration Rights Agreement with respect to any Perrigo Company Securities subject to the Lock-up.

6. Governing Law. This letter agreement shall be construed and interpreted and the rights of the parties determined in accordance with the law of the State of New York. The undersigned hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the United States of America located in the County of New York for any action or proceeding arising out of or relating to this agreement (and agrees not to commence any action or proceeding relating thereto except in such courts). The undersigned hereby irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this agreement in the courts of the State of New York or the United States of America located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

[Signature Page to Follow]

This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned.

ALYCHLO NV

Name:
Title:

ACKNOWLEDGED AND AGREED:

PERRIGO COMPANY PLC

Name:
Title:

SCHEDULE 10

REGISTRATION RIGHTS AGREEMENT

Dated as of

Perrigo Company plc

Alychlo NV

REGISTRATION RIGHTS AGREEMENT

-i-

THIS REGISTRATION RIGHTS AGREEMENT (this Agreement) dated as of [—]1, by and among Perrigo Company plc (Perrigo Topco), an Irish public limited company and Alychlo NV, a limited liability company incorporated under the laws of Belgium (Alychlo).

WHEREAS, pursuant to the share purchase agreement (the SPA) dated as of [—] between Alychlo and Holdco I BE NV, as sellers, and Perrigo Topco as purchaser, Alychlo will be acquiring [—] ordinary shares, with a par value of €0.001 per share, of Perrigo Topco (the Perrigo Shares); and

WHEREAS, as part of and as partial consideration for the acquisition of the Perrigo Shares by Alychlo, Perrigo Topco hereby grants to Alychlo the registration rights set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Definitions

As used herein, the following terms shall have the meanings ascribed to them below:

Agreement has the meaning set forth in the Preamble.

Alychlo has the meaning set forth in the Preamble.

Black-Out Period has the meaning set forth in Section 2.1(h).

Business Day means any day other than a Saturday, Sunday, or other day on which the SEC is closed.

Completion Date has the meaning ascribed to it in the SPA.

Delay Notice has the meaning set forth in Section 2.1(h).

Demand Registration has the meaning set forth in Section 2.1(a).

Exchange Act means the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder).

Holder means any holder of Registrable Securities that is bound by the provisions of this Agreement.

Lock-Up Agreement means the lock-up agreement among Alychlo and Perrigo Topco dated as of the Completion Date.

Managing Underwriters means the investment banker or investment bankers and manager or managers that administer an underwritten offering, if any, conducted subject to the terms hereof.

Perrigo Topco Registration has the meaning set forth in Section 2.2(a).

Perrigo Shares has the meaning set forth in the Recitals.

[1]	NTD: This agreement to be dated as of the Completion Date (as defined in the SPA).

1

Perrigo Topco has the meaning set forth in the Preamble.

Person means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate or other entity or organization.

Registrable Securities means (i) the Perrigo Shares issued to Alychlo pursuant to the SPA and (ii) any Perrigo Shares or other securities issued or issuable with respect to the Perrigo Shares referred to in clause (i) by way of a stock dividend, stock split, reorganization, recapitalization or merger. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities (a) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, or (b) when such securities shall have been otherwise transferred and subsequent public distribution of such securities shall not require registration of them under the Securities Act.

Registration Expenses means all expenses incident to the registration and disposition of the Registrable Securities pursuant to Section 2 hereof, including, without limitation, all registration, filing and applicable national securities exchange fees, all fees and expenses of complying with state securities or blue sky laws (including fees and disbursements of counsel to the underwriters, if any, in connection with “blue sky” qualification of the Registrable Securities and determination of their eligibility for investment under the laws of the various jurisdictions), all word processing, duplicating and printing expenses, all messenger and delivery expenses, the reasonable fees and disbursements of counsel for Alychlo, the fees and disbursements of counsel for Perrigo Topco and of its independent public accountants, including the expenses of “cold comfort” letters or any special audits required by, or incident to, such registration, and all out-of-pocket expenses of underwriters (other than underwriting and brokerage discounts, SECs and other comparable payments or discounts); provided, however, that Registration Expenses shall exclude, and Alychlo shall be solely responsible for and shall pay, all transfer taxes, underwriting and brokerage discounts, commissions and other comparable payments (or discounts) in respect of the sale of any Registrable Securities registered pursuant to the terms hereof.

SEC means the United States Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

SPA has the meaning set forth in the Recitals.

Stock Escrow Agreement means the Stock Escrow Agreement, dated as of [—], 2014, by and among Alychlo, Perrigo Topco, and [—], as escrow agent.

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the SPA.

2.	Registration Under Securities Act

2.1	Registration on Request.

(a)	Demand Request. Alychlo shall have the right to request in writing (which request shall specify the number of shares of Registrable Securities intended to be disposed of and the intended method of distribution thereof) that Perrigo Topco register all or part of the Registrable Securities by filing with the SEC a registration statement covering such Registrable Securities (a Demand Registration); provided, however, that the aggregate number of the Registrable Securities to be registered pursuant to such Demand Registration constitutes at least 375,000 Perrigo Shares. Upon receipt of such request, Perrigo Topco shall, not later than 45 Business Days after receipt of such a request, cause to be filed a Demand Registration providing for the registration under the Securities Act of the Registrable Securities which Perrigo Topco has been so requested to register by Alychlo, to the extent necessary to permit the disposition of such Registrable Securities in accordance with the intended methods of distribution thereof specified in such request, and shall use its reasonable best efforts to have such Demand Registration declared effective by the SEC or otherwise become effective as soon as practicable thereafter (but in no event later than the 120th calendar day after the receipt of such a request) and to keep such Demand Registration continuously effective for 120 calendar days following the date on which such Demand Registration is declared effective by the SEC or has otherwise become effective or such shorter period terminating when all the Registrable Securities covered by such Demand Registration have been sold pursuant thereto (including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Demand Registration or the related prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Demand Registration, if required by the rules, regulations or instructions applicable to the registration form under the Securities Act used by the Company for such Demand Registration or by the Securities Act, any state securities or “blue sky” laws, or any other rules and regulations thereunder).

(b)	Limitations on Registration on Request. Subject to Section 2.1(a), Perrigo Topco shall only be required to effect a maximum of four (4) Demand Registrations, other than Demand Registrations to be effected pursuant to a registration statement on Form S-3 under the Securities Act (which shall not include underwritten take-downs) for which an unlimited number of Demand Registrations shall be permitted; provided, however, that no Registrable Securities that remain subject to the Lock-up (as defined in the Lock-up Agreement) may be sold under a Demand Registration; and provided further, that Perrigo Topco shall not be required to file (i) more than one Demand Registration (not including Demand Registrations to be effected pursuant to (ii) below) in any twelve-month period, (ii) more than three Demand Registrations to be effected pursuant to a registration statement on Form S-3 (which shall not include underwritten take-downs) in any twelve-month period or (iii) any such Demand Registration within 90 days following the date of effectiveness of any registration statement relating to a Company Registration (as hereinafter defined).

(c)	Registration Statement Form. Demand Registrations under this Section 2.1 shall be on such appropriate registration form of the SEC as selected by Perrigo Topco. At any time that Perrigo Topco is eligible for use of an Automatic Shelf Registration Statement, such registration shall occur on such form unless otherwise requested by Alychlo. Automatic Shelf Registration Statement shall have the meaning set forth in Rule 405 promulgated under the Securities Act.

(d)	Expenses. Subject to Section 2.1(g), Perrigo Topco shall pay all Registration Expenses incurred in connection with any registration requested pursuant to this Section 2.1.

(e)	Effective Registration Statement. A Demand Registration requested pursuant to this Section 2.1 shall be deemed to have been effected (including for purposes of paragraph (b) of this Section 2.1) if a registration statement with respect thereto has become effective and has been kept continuously effective for a period of 120 days (or such shorter period which shall terminate when all the Registrable Securities covered by such registration statement have been sold pursuant thereto); provided, however, that if, after it has been declared (or becomes) effective, the offering of any Registrable Securities pursuant to such Demand Registration is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court (other than any such stop order or injunction issued as a result of the inclusion in such Demand Registration of any information supplied in writing to the Perrigo Topco for inclusion therein by Alychlo) such Demand Registration shall be deemed not to have become effective.

(f)	Selection of Underwriters. The Managing Underwriters for each underwritten offering of Registrable Securities to be registered pursuant to a Demand Registration shall be a nationally or regionally recognized investment bank that is selected by Alychlo (subject to the approval by Perrigo Topco, which approval may not be unreasonably delayed or withheld).

(g)	Right to Withdraw. If the Managing Underwriters of any underwritten offering shall advise Perrigo Topco and Alychlo that the Registrable Securities covered by the registration statement cannot be sold in such offering within a price range acceptable to Alychlo, then Alychlo shall have the right to notify Perrigo Topco in writing that it has determined that the registration statement shall be abandoned or withdrawn, in which event Perrigo Topco shall abandon or withdraw such registration statement. In the event of any such abandonment or withdrawal, such request shall be counted as a Demand Registration for purposes of the requests for registration to which Alychlo is entitled pursuant to this Section 2.1.

(h)

Postponement. Perrigo Topco shall be entitled once in any twelve-month period to postpone for a reasonable period of time (but not exceeding an aggregate of 90 days, any such period, a Black-Out Period) the filing or effectiveness of any registration statement required to be prepared and filed by it pursuant to this Section 2.1 if Perrigo Topco determines, in its reasonable judgment, that such registration and offering would interfere with any material financing or other material transaction involving Perrigo Topco, or if there is an event or state of facts relating to Perrigo Topco that is material to Perrigo Topco (and would reasonably likely be required to be disclosed in such registration statement) the disclosure of which would, in the reasonable judgment of Perrigo Topco, be materially adverse to its interests, and promptly delivers to Alychlo a notice signed by Perrigo Topco’s chief executive officer or chief financial officer (a Delay Notice) stating such determination. If Perrigo Topco shall so postpone the filing of a registration statement: (i) Perrigo Topco shall use its reasonable best efforts to limit the delay to as short a period as is practicable, and (ii) Alychlo shall have the right to withdraw the Demand Registration request by giving written notice to Perrigo Topco within 10 Business Days of receipt of a Delay Notice and, in the event of such withdrawal, such Demand Registration shall not be counted for purposes of requests for Demand Registration to which Alychlo is entitled pursuant to this Section 2.1. Perrigo Topco shall be obligated to pay all Registration Expenses in such event.

2.2	Incidental Registration.

(a)

Right to Include Registrable Securities. If Perrigo Topco at any time proposes to register any of its ordinary shares for its own account (a Company Registration) or the account of any other stockholder under the Securities Act by registration on Form S-1 or S-3 or any successor or similar form(s) (except registrations on any such form or similar form(s) solely for registration of securities in connection with an employee benefit plan or dividend reinvestment plan or a merger or consolidation or incidental to an issuance of securities under Rule 144A under the Securities Act), it will each such time during the term of this Agreement give prompt written notice to Alychlo of its intention to do so and of Alychlo’s rights under this Section 2.2. Upon the written request of Alychlo (which request shall specify the maximum number of Registrable Securities intended to be disposed of by Alychlo) made as promptly as practicable and in any event within 10 Business Days after the receipt of any such notice, subject to Section 2.2(e) of this Agreement, Perrigo Topco shall use its reasonable best efforts to effect the registration under the Securities Act of the sale of all Registrable Securities which Alychlo has so requested to be registered; provided, however, that in the case of a Company Registration, if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, Perrigo Topco shall determine for any reason not to register or to delay registration of such securities, Perrigo Topco shall give Alychlo written notice of such determination and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from any obligation of Perrigo Topco to pay its portion of the Registration Expenses in connection therewith), without prejudice, however, to the rights of Alychlo to request that such registration be effected as a registration under Section 2.1 and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities.

(b)	Right to Withdraw. Alychlo shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this Section 2.2 at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to Perrigo Topco of its request to withdraw.

(c)	Priority in Incidental Registrations. In the case of a Company Registration, if the Managing Underwriters of any underwritten offering shall inform Perrigo Topco of their belief that the number of Registrable Securities requested to be included in such registration, when added to the number of other securities to be offered by Perrigo Topco in such registration, would adversely affect such offering, then Perrigo Topco shall include in such registration, to the extent of the number which Perrigo Topco is so advised can be sold in (or during the time of) such offering without so materially adversely affecting such offering, securities in the following priority: (A) securities proposed to be included by Perrigo Topco, (B) the Registrable Securities and any other securities of Perrigo Topco requested to be included in such registration by Alychlo and any other holder having the right to include securities, on a pro rata basis, based on the number of shares of Perrigo Shares held, or obtainable by exercise or conversion of other securities of Perrigo Topco, by such holder and (D) all other participants without any contractual right to include securities in such registration, on a pro rata basis.

(d)	Plan of Distribution; Expenses. Any participation by Alychlo in a Company Registration shall be in accordance with Perrigo Topco’s plan of distribution. Perrigo Topco shall pay all Registration Expenses in connection with each Company Registration.

(e)	Other Limitations. Notwithstanding anything else in this Agreement, Alychlo may not sell any of its Registrable Securities that remain subject to the Lock-up (as defined in the Lock-up Agreement) in any registration statement pursuant to this Section 2.2.

2.3	Registration Procedures. If and whenever Perrigo Topco is required, pursuant to the terms of this Agreement, to effect the registration of any Registrable Securities under the Securities Act in accordance with Sections 2.1 or 2.2, the following procedures shall apply:

(a)	Perrigo Topco shall:

(i)

prepare and file with the SEC the requisite registration statement to effect such registration (and shall include all financial statements required by the SEC to be filed therewith) and thereafter use its reasonable best efforts to cause such registration statement to become effective as promptly as practicable, and, in any event, within the timetable specified in Section 2.1;

provided that Perrigo Topco may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto;

(ii)	furnish to Alychlo such number of conformed copies of the registration statement and each amendment thereof and each amendment or supplement, if any, to the prospectus included therein (including all documents incorporated by reference therein after the initial filing) as Alychlo shall reasonably request; and

(iii)	include in the registration statement information regarding Alychlo and the methods of distribution Perrigo Topco has elected.

(b)	Perrigo Topco shall give notice to Alychlo:

(i)	when the registration statement and any amendment thereto has been filed with the SEC and when the registration statement or any post-effective amendment thereto has become effective;

(ii)	of any request by the SEC for any amendment or supplement to the registration statement or the prospectus or for additional information;

(iii)	of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the institution of any proceeding for that purpose;

(iv)	of the receipt by Perrigo Topco of any written notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the institution of any proceeding for such purpose; and

(v)	of the happening of any event that requires any change in the registration statement or the prospectus so that, as of such date, they (A) do not contain any untrue statement of a material fact and (B) do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading.

(c)	Perrigo Topco shall use its reasonable best efforts to obtain as soon as possible the withdrawal of any order suspending the effectiveness of the registration statement or the qualification of the securities therein for sale in any jurisdiction.

(d)	Perrigo Topco shall promptly deliver to Alychlo as many copies of the prospectus (including a preliminary prospectus) included in the registration statement and any amendment or supplement thereto as Alychlo may reasonably request. Perrigo Topco hereby consents to the use of the prospectus or any amendment or supplement thereto by Alychlo in connection with the offering and sale of the Registrable Securities pursuant to this Agreement (except during any Black-Out Period).

(e)	Prior to any offering of Registrable Securities pursuant to a registration statement, Perrigo Topco shall arrange for the qualification of the Registrable Securities for sale under the laws of such jurisdictions as Alychlo shall reasonably request and shall maintain such qualification in effect so long as required; provided that in no event shall Perrigo Topco be obligated to qualify to do business in any jurisdiction where it is not then so qualified, to consent generally to the service of process in such jurisdiction, or to take any action in connection therewith that would subject it to taxation.

(f)	Upon the occurrence of any event contemplated by subsections (b)(iii), (b)(iv) or (v) above, Perrigo Topco shall promptly prepare a post-effective amendment to the registration statement or an amendment or supplement to the related prospectus or file any other required document so that the registration statement and the prospectus will not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading.

(g)	In connection with any underwritten offering effected hereunder, Perrigo Topco shall (in each case to the extent necessary):

(i)	make reasonably available for inspection during normal business hours by counsel to the underwriters, or any such underwriter all material financial and other records and material corporate documents of Perrigo Topco and its subsidiaries;

(ii)	cause Perrigo Topco’s officers, directors, employees, accountants and auditors to supply all material information reasonably requested by counsel to the underwriters or any such other Persons as is reasonable and customary for similar due diligence examinations;

(iii)	enter into an underwriting agreement in customary form;

(iv)	obtain opinions of counsel to Perrigo Topco and updates thereof (which opinions (in form, scope and substance) shall be reasonably satisfactory to the Managing Underwriters, if any) addressed to the underwriters, if any, covering such matters as are customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by the Managing Underwriters;

(v)	obtain “comfort” letters and updates thereof from the independent accountants of Perrigo Topco addressed to Alychlo and the underwriters, if any, in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings; and

(vi)	deliver such documents and certificates as may be reasonably requested by Alychlo or the Managing Underwriters, if any, including those to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by Perrigo Topco.

Alychlo agrees that, upon receipt of any notice from Perrigo Topco of the happening of any event of the kind described in paragraph (b)(iii), (b)(iv) or (v) of this Section 2.3, Alychlo will, to the extent appropriate, discontinue its disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until, in the case of paragraph (b)(v) of this Section 2.3, its receipt of the supplemented or amended prospectus contemplated by paragraph (b)(v) of this Section 2.3 and, if so directed by Perrigo Topco, will deliver to Perrigo Topco (at Perrigo Topco’s expense) all copies, other than permanent file copies, then in its possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. If the disposition by Alychlo of its securities is discontinued pursuant to the foregoing sentence, Perrigo Topco shall extend the period of effectiveness of the registration statement by the number of days during the period from and including the date of the giving of notice to and including the date when Alychlo shall have received copies of the supplemented or amended prospectus contemplated by paragraph (b)(v) of this Section 2.3; and, if Perrigo Topco shall not so extend such period, the request pursuant to which such registration statement was filed shall not be counted for purposes of the requests for registration to which Alychlo is entitled pursuant to Section 2.1 hereof.

It shall be a condition precedent to the obligation of Perrigo Topco to take any action pursuant to this Agreement in respect of the Registrable Securities which are to be registered at the request of Alychlo that Alychlo shall furnish to Perrigo Topco within ten days of Perrigo Topco’s request such information regarding Alychlo and the Registrable Securities held by Alychlo as Perrigo Topco shall reasonably request and as shall be required in connection with the action taken by Perrigo Topco.

2.4	Termination of Registration Rights.

The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the eighth anniversary of the date of this Agreement; provided, however, that, to the extent there are Perrigo Shares still subject to the Stock Escrow Agreement on such eighth year anniversary, the termination date shall be extended to the date that is one year after the termination of the Stock Escrow Agreement or the release from escrow of all shares previously held thereunder.

2.5	Indemnification and Contribution.

(a)

Indemnification by Perrigo Topco. Perrigo Topco agrees that in the event of any registration of any securities of Perrigo Topco pursuant to this Agreement, Perrigo Topco shall, and hereby does, indemnify and hold harmless Alychlo, and each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls any such underwriter within the meaning of the Securities Act, against any losses, claims, damages, or liabilities, joint or several, to which Alychlo or any such underwriter or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities, joint or several (or actions or proceedings in respect thereof), arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act on the effective date thereof, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances in which they were made) not misleading, and Perrigo Topco shall reimburse Alychlo and each such underwriter and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding or (iii) any violation by Perrigo Topco of any federal, state or common law rule or regulation applicable to Perrigo Topco and relating to action required of or inaction by Perrigo Topco in connection with any such registration; provided, however, that Perrigo Topco shall not be liable in any such case to Alychlo to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Perrigo Topco expressly for use in connection with such registration by or on behalf of Alychlo; provided, further, that as to any preliminary prospectus with respect to an underwritten registration, the provisions of this Section 2.5 shall not inure to the benefit of Alychlo on account of any loss, claim, damage, liability or action arising from the sale of Perrigo Shares to any person by Alychlo if Alychlo failed to send or give a copy of the final prospectus to that person after Perrigo Topco furnished Alychlo with a sufficient number of copies of the same prior to any written confirmation of the sale of the Registrable Securities, and the untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in such preliminary prospectus thereto was corrected in the final prospectus. Such indemnity shall remain in full force regardless of any investigation made by or on behalf of Alychlo or any such underwriter or controlling Person and shall survive the delivery of and the payment for the Perrigo Shares sold by Alychlo.

(b)

Indemnification by Alychlo. In connection with any registration statement in which Alychlo includes Registrable Securities Alychlo hereby agrees to indemnify and hold harmless, severally and not jointly (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.5), Perrigo Topco, and each director of Perrigo Topco, each officer of Perrigo Topco and each other Person, if any, who controls Perrigo Topco within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, but only to the extent such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Perrigo Topco by or on behalf of Alychlo specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of Perrigo Topco or any such director, officer or controlling Person and shall survive the delivery of and the payment for the Perrigo Shares sold by Alychlo.

(c)	Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subsections of this Section 2.5, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Section 2.5, except to the extent that the indemnifying party is not otherwise aware of the claim and is actually materially prejudiced by such failure to give notice, and shall not relieve the indemnifying party from any liability which it may have to the indemnified party otherwise than under this Section 2.5. In case any such action or proceeding is brought against an indemnified party, the indemnifying party shall (i) have the right to assume the defense of such action, including the employment of counsel to be chosen by the indemnifying party which is reasonably satisfactory to the indemnified party, and (ii) be responsible for payment of expenses in connection with such action or proceeding. The indemnified party shall have the right to employ its own counsel (including local counsel) in any such case, but the legal fees and expenses of such counsel shall be at the expense of the indemnified party unless (i) the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to take charge of the defense of such action within a reasonable period of time after notice of the institution of such action, (iii) the indemnified party shall have reasonably concluded that there may be defenses available to it or them that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party), or (iv) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, in any of which events such fees and expenses shall be borne by the indemnifying party. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation or (ii) provides for relief other than the payment of monetary damages (and such monetary damages shall be paid in full by the indemnifying party).

(d)	Contribution. If the indemnification provided for in this Section 2.5 shall for any reason be held by a court to be unavailable to an indemnified party under subsection (a) or (b) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under subsection (a) or (b) hereof, the indemnified party and the indemnifying party under subsection (a) or (b) hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand, and the indemnified party on the other, which resulted in such loss, claim, damage or liability, or action in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or if the allocation provided in this clause (ii) provides a greater amount to the indemnified party than clause (i) above, in such proportion as shall be appropriate to reflect not only the relative fault but also the relative benefits received by the indemnifying party and the indemnified party from the offering of the securities covered by such registration statement as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.5(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentence of this Section 2.5(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)	Other Indemnification. The indemnification agreements contained in this Section 2.5 shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the delivery of and the payment for the Perrigo Shares sold by Alychlo.

(f)	Indemnification Payments. The indemnification and contribution required by this Section 2.5 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expenses, losses, damages or liabilities are incurred.

2.6	Stop Transfer Orders.

In connection with the offering of any Registrable Securities registered pursuant to this Agreement, Perrigo Topco shall instruct any transfer agent and registrar of any Registrable Securities to release any stop transfer orders with respect to any such Registrable Securities.

2.7	Limitation on Sale or Distribution of Other Securities.

(a)	Alychlo (regardless of whether Alychlo is participating in such registration) agrees, to the extent requested in writing by a Managing Underwriter of any underwritten registration effected pursuant to and in compliance with Section 2.1 or 2.2, not to sell, transfer or otherwise dispose of, including any sale pursuant to Rule 144 under the Securities Act, any shares of Perrigo Shares, or any other security of Perrigo Topco convertible into or exchangeable or exercisable for Perrigo Shares (other than as part of such underwritten public offering) during the time period reasonably requested by the Managing Underwriters, not to exceed 90 days following the effective date of such underwritten registration and subject to any registration rights to which Alychlo would otherwise be entitled pursuant to Section 2.2; provided however that Alychlo shall be automatically released from the restriction under this Section 2.7(a) at such time as any comparable restriction is released or waived for any other shareholder. Perrigo Topco shall not effect any public sale or distribution of Perrigo Shares during the time period reasonably requested by the Managing Underwriters, not to exceed 90 days, following the effective date of any underwritten registration effected pursuant to Section 2.1 or 2.2.

(b)	Notwithstanding the other provisions of this Agreement, Perrigo Topco shall not be obligated to register the Registrable Securities of Alychlo (i) if Alychlo or any underwriter of such Registrable Securities shall fail to furnish to Perrigo Topco necessary information in respect of the distribution of such Registrable Securities, or (ii) in the case of a Company Registration, if such registration involves an underwritten offering, such Registrable Securities are not included in such underwritten offering on the same terms and conditions as shall be applicable to the other securities of Perrigo Topco being sold through underwriters in the registration or Alychlo fails to enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwritten offering.

2.8	No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of Alychlo to sell any Registrable Securities pursuant to any effective registration statement.

2.9	Exchange Act Compliance. If Perrigo Topco is subject to the requirements of Section 13 or 15(d) of the Exchange Act, Perrigo Topco shall file all reports required to be filed by it under the Exchange Act and it will take such further action as Alychlo may reasonably request so as to enable Alychlo to sell Registrable Securities without registration under the Securities Act pursuant to Rule 144 under the Securities Act, as such rule may be in effect from time-to-time, or any similar or successor rule or regulation hereafter promulgated by the SEC.

2.10	Lock-up Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall limit in any manner the terms and restrictions set forth in the Lock-up Agreement.

3.	Miscellaneous.

3.1	Amendments and Waivers.

(a)	Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by Perrigo Topco and Alychlo or, in the case of a waiver, by the party against whom the waiver is to be provided.

(b)	No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

3.2	Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered by hand-delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery, as follows:

If to the Buyer:

[Perrigo Company plc
Treasury Building, Lower Grand Canal Street
Dublin 2, Ireland

Attention: [—]

Telecopier: [—]][2]

with a copy to:

Freshfields Bruckhaus Deringer LLP
Bastion Tower
Place du Champ Mars/Marsveldplein 5
1050 Brussels
Attention:	Geert Verhoeven
Telecopier:	+32 2 404 7044

[2]	NTD: Perrigo to provide.

If to Alychlo:

Alychlo NV

Lembergsesteenweg 19

9820 Merelbeke

Belgium

E-mail: marc.coucke@omega-pharma.be

marked for the attention of Marc Coucke

with a copy to:

Allen & Overy LLP

Uitbreidingstraat 72/b3

2600 Antwerpen

Belgium

E-mail: hans.kets@allenovery.com; dirk.meeus@allenovery.com

marked for the attention of Hans Kets and Dirk Meeus

and

Omega Pharma Invest NV

Venecoweg 26

9810 Nazareth

E-mail: barbara.desaedeleer@omega-pharma.be

marked for the attention of Barbara De Saedeleer

or to such other place and with such other copies as either party may designate as to itself by written notice to the other.

All such notices, requests, instructions or other documents shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt is acknowledged by addressee, if by telecopier transmission; and on the next business day if timely delivered to a nationally recognized courier guaranteeing overnight delivery.

3.3	Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. The registration rights of Alychlo with respect to any Registrable Securities may not be transferred other than in their entirety to an affiliate of Alychlo; provided, that such affiliate shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be subject to the terms and conditions set forth in this Agreement that are applicable to Alychlo; and provided, further, that any such assignment shall cease to be valid and all rights and duties shall revert to Alychlo if such person ceases to be an affiliate of Alychlo at any time after such an assignment. Except as provided in Section 2.5, no Person other than the parties hereto and their successors and permitted assigns is intended to be a third party beneficiary of this Agreement.

3.4	Descriptive Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

3.5	Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the law of the State of New York. Each of the parties to this Agreement hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the United States of America located in the County of New York for any action or proceeding arising out of or relating to this Agreement (and agrees not to commence any action or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 3.2 hereof shall be effective service of process for any action or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement in the courts of the State of New York or the United States of America located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

3.6	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.7	Invalidity of Provision. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

3.8	Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and things and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

3.9	Entire Agreement; Effectiveness. This Agreement, the Lock-Up Agreement and the SPA constitute the entire agreement, and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

PERRIGO COMPANY PLC

Name:
Title:

[ALYCHLO]

Name:
Title:

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SCHEDULE 11

TRANSACTIONS BETWEEN SIGNING AND COMPLETION

a. Acquisition of the distribution rights on Sebamed in Turkey which may result in EUR 15,000,000 sales and EUR 3,000,000 EBITDA, potentially with a deferred payment to be secured by a Bank Guarantee but only if the consideration paid in respect thereof (including any deferred consideration) does not exceed EUR 20,000,000

b. New distribution in UK which may result in GBP 2,000,000 sales as of second year but only to the extent no consideration is paid in connection therewith

c. Sale of the Modi JV shares and termination of the JV

SCHEDULE 12

SPECIFIC INDEMNITY DISPUTES

PART 1

1.	Prevner dispute relating to the wrongful termination of a distribution agreement.

2.	Any pending or future claim in connection with the termination by Omega Pharma Belgium NV of the relationship with wholesalers for picking, delivering and invoicing the orders directly concluded between Omega Pharma Belgium NV and pharmacists, including the pending dispute with Belmedis NV.

3.	Wrongful termination dispute between Chefaro Pharma Italia S.r.l. and Mr Marco Sbaffi.

4.	Irish pension fund dispute relating to outstanding contributions.

5.	Chrisal/Paradust dispute relating to the termination of an agreement for the purchase of semi-finished products.

6.	Dispute with Mr Johan Fleurblaey and Ms Veerle Jorissen relating to a capital increase and/or the sale of the shares of a company named Tectrade.

7.	Licatack dispute relating to a product liability, and any underlying product liability issues.

PART 2

1.	Prevner: EUR 3,250,000

2.	Sbaffi : nihil

3.	Belmedis: nihil

4.	Irish Pension Fund: EUR 2,439,193.56

5.	Chrisal: EUR 824,958.78

6.	Fleurbaey: nihil

7.	Licatack: nihil

SCHEDULE 13

CHANGE OF CONTROL AGREEMENTS

Article 14.5 of the distribution agreement between Kwizda Pharma GmbH (as supplier) and Omega Pharma International NV (as exclusive distributor) dated 24 September 2012 relating to the distribution of Bronchostop Sine and Pastille related products in various countries (Belgium, France, French Overseas Departments and Territories, Monaco, Netherlands, UK, Ireland, Spain, Andorra, Italy, San Marino, Vatican City, Portugal, Sweden, Denmark, Norway, Finland, Luxembourg, Germany, Switzerland, Greece).

SCHEDULE 14

SHARE ESCROW AGREEMENT

Agreed form

STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of [—], 2014 (this “Stock Escrow Agreement”), by and among Alychlo NV, a limited liability company incorporated under the laws of Belgium, with registered office at Lembergsesteenweg 19, 9820 Merelbeke, and registered under number 0895.140.645 (“Alychlo”), Perrigo Company Plc, a public limited company incorporated under the laws of Ireland (the “Purchaser”), and [—], as escrow agent (the “Escrow Agent”). Capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to such terms in that certain share purchase agreement, dated as of [—], 2014 (the “Purchase Agreement”), by and among Alychlo, the Purchaser and Holdco I BE NV (“Holdco”).

RECITALS

WHEREAS, Alychlo, the Purchaser and Holdco have entered into the Purchase Agreement providing for sale by Alychlo and Holdco to Purchaser of 685,348,257 shares of Omega Pharma Invest NV, a limited liability company incorporated under the laws of Belgium, the completion with respect to which is taking place on the date hereof;

WHEREAS, the Purchase Agreement provides for the delivery of certificates representing [Note: Completion Situation 1:1,081,742]/[Note: Completion Situation 2: 1,715,812] shares of the Consideration Perrigo Shares (the “Escrow Shares”) to the Escrow Agent on the Completion Date, to be held subject to and applied as set forth in this Stock Escrow Agreement.

WHEREAS, the Escrow Agent is willing to establish an Escrow Account (as defined herein) on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the consummation of the transactions contemplated by the Purchase Agreement, and payment to the Escrow Agent as set forth herein, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Appointment of the Escrow Agent. Alychlo and the Purchaser hereby appoint [—] to be the Escrow Agent and to hold the Escrow Shares in trust and to administer and disburse the Escrow Shares, in accordance with the terms and conditions of this Stock Escrow Agreement, and the Escrow Agent accepts hereby such appointment.

Section 2. Deposit, Delivery and Receipt of Escrow Shares; Other Actions.

(a) The Escrow Agent hereby acknowledges receipt of duly executed original certificates representing the Escrow Shares from the Purchaser, which shares are registered in the name of Alychlo. The Escrow Agent agrees to hold said Escrow Shares in an escrow account (the “Escrow Account”) in accordance with the terms and conditions set forth in this Stock Escrow Agreement. The Escrow Shares shall not be subject to attachment by any creditor of any party to the Purchase Agreement.

(b) [Note: Completion Situation 1: Alychlo hereby submits in escrow the Escrow Shares to the benefit of the Purchaser, as security for the due performance of Alychlo’s payment obligations owing to the Purchaser under Clauses 5.2(b) (Leakage), 8.2 (Sellers’ Warranties) and 11.2 (Specific Indemnities) of the Purchase Agreement (for the avoidance of doubt, each time following application of the contractual limitations in the Purchase Agreement) (the “Obligations”).]

(c) [Note: Completion Situation 2: Alychlo hereby submits in escrow the Escrow Shares to the benefit of the Purchaser, as security for the due performance of Alychlo’s payment obligations and 61.58350% of Holdco’s payment obligations owing to the Purchaser under Clauses 5.2(b) (Leakage), 8.2 (Sellers’ Warranties) and 11.2 (Specific Indemnities) of the Purchase Agreement (for the avoidance of doubt, each time following application of the contractual limitations in the Purchase Agreement) (the “Obligations”).]

(d) The Purchaser and Alychlo explicitly confirm that there is no obligation on behalf of Alychlo to deposit any additional number of share certificates of Consideration Perrigo Shares into the Escrow Account as Escrow Shares after the Completion Date, it being understood that in the event of a stock split the corresponding number of new share certificates shall be equally submitted in escrow and deposited in the Escrow Account and shall therefore be a part of the Escrow Shares.

Section 3. Rights attaching to the Escrow Shares

(a) Alychlo will be entitled to exercise its voting rights attaching to the Escrow Shares, except upon any release of such Escrow Shares to the Purchaser in accordance with the terms of this Stock Escrow Agreement, in which case the voting rights attaching to such released Escrow Shares will transfer to the Purchaser. For the avoidance of doubt, nothing contained herein shall limit the right of Alychlo, as the registered owner of the Escrow Shares, to vote or direct the voting of such shares.

(b) Alychlo is entitled to directly receive any and all dividends and other returns or distributions (for the avoidance of doubt, including but not limited to any distributions in kind such as stock dividends or stock bonuses) declared and payable on the Escrow Shares (the “Distributions”) during the period preceding any release of Escrow Shares. For the avoidance of doubt, following any release of Escrow Shares to the Purchaser, Alychlo is entitled to receive any and all Distributions distributed with respect to such released Escrow Shares for any prior financial year and the financial year during which such release took place, on a pro-rata basis for the portion of such financial year preceding the date of the release of the relevant Escrow Shares to the Purchaser. The Escrow Agent shall promptly pay to Alychlo any Distributions it may receive in respect of the Escrow Shares.

Section 4. Claims and Releases from the Escrow Account.

(a) The Escrow Agent shall disburse the Escrow Shares only in accordance with the joint written instructions of the parties executed by both the Purchaser and Alychlo (“Joint Written Instructions”).

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(b) During the period between the date of this Stock Escrow Agreement and 15 months from the Completion Date (not included), Alychlo and the Purchaser agree to promptly issue Joint Written Instructions including a joint instruction for release in favour of the Purchaser, with respect to [Completion Situation 1: Alychlo’s Obligations] / [Completion Situation 2: Alychlo’s Obligations and 61.58350% of Holdco’s Obligations] as soon as practicable after the claim underlying such Obligation is settled. For this purpose, a claim will be regarded as settled (for a certain amount) if (x) Alychlo and the Purchaser, respectively the Sellers and the Purchaser have agreed in writing that the claim under clause 5.2(b) (Leakage) and clause 8.2 (Sellers’ Warranties) in relation to the Sellers’ Warranties under headings 1 and 2, respectively under clause 8.2 (Sellers’ Warranties) in relation to the other Sellers’ Warranties and 11.2 (Specific Indemnities) of the Purchase Agreement is settled for a certain amount payable by Alychlo, respectively the Sellers to the Purchaser and the relevant party has failed to discharge its Obligation or (y) the competent arbitral tribunal has ordered Alychlo, respectively the Sellers to pay a certain amount to the Purchaser pursuant to clause 5.2(b) (Leakage) and clause 8.2 (Sellers’ Warranties) in relation to the Sellers’ Warranties under headings 1 and 2, respectively under clause 8.2 (Sellers’ Warranties) in relation to the other Sellers’ Warranties and 11.2 (Specific Indemnities) of the Purchase Agreement and the relevant party has failed to discharge its Obligation.

(c) Within three (3) Bank Business Days following the receipt of Joint Written Instructions, the Escrow Agent shall release and deliver to the persons or person designated in such Joint Written Instructions the number of Escrow Shares set forth in such Joint Written Instructions from the Escrow Account, to the extent of Escrow Shares remaining and available therefor in accordance with the delivery instructions set forth in the Joint Written Instructions (it being understood that in determining the number of Escrow Shares to be specified for release in respect of a claim that has been finally agreed, such shares shall be valued at the current market value (as determined by reference to the VWAP for the last 30 trading days of the Consideration Perrigo Shares on the New York Stock Exchange) at the time of their release) by transfer of the relevant Escrow Shares into the securities accounts designated in such Joint Written Instructions. For the purposes of this Stock Escrow Agreement, “Bank Business Days” shall mean days (other than Saturday or Sunday) on which banks are generally open for normal business in [jurisdiction Escrow Agent].

(d) The Escrow Agent shall release, and the Purchaser and Alychlo agree to issue Joint Written Instructions, in accordance with the following provisions:

(i) On the [—] Bank Business Day after receipt of the Joint Written Instructions sent by Alychlo and the Purchaser on the [date corresponding to completion date to 15 months] (the “Release Date”), the Escrow Agent shall release the, at that time, remaining balance of the Escrow Shares, and, as the case may be, reduced by the relevant number of Escrow Shares required to settle the Pending Claims (as defined hereafter), valued at the current market value (as determined by reference to the VWAP for the last 30 trading days of the Consideration Perrigo Shares on the New York Stock Exchange) at the Release Date (the “Surviving Shares”) from the Escrow Account in favour of Alychlo.

(ii) The number of Surviving Shares is to be calculated as the number of Escrow Shares required to settle the sum of the amount of [Completion Situation 1: Alychlo’s

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Obligations] / [Completion Situation 2: Alychlo’s Obligations and 61.58350% of Holdco’s Obligations] under all pending claims that the Purchaser has validly notified against Alychlo, respectively the Sellers under clause 5.2(b) (Leakage) and clause 8.2 (Sellers’ Warranties) in relation to the Sellers’ Warranties under headings 1 and 2, respectively under clause 8.2 (Sellers’ Warranties) in relation to the other Sellers’ Warranties and 11.2 (Specific Indemnities) of the Purchase Agreement which could trigger any of the Obligations and that remain outstanding on [date corresponding to completion date to 15 months] (the “Pending Claims” and the “Pending Claim Amounts”). The Purchaser and Alychlo shall include the number of Surviving Shares, as well as copies of the notifications of the Pending Claims, in the Joint Written Instructions.

(iii) The Surviving Shares will, from time to time, be released in favour of Alychlo or of the Purchaser (as the case may be) in accordance with Section 4(c) of this Agreement. In any event, the Seller and the Purchaser agree to issue Joint Written Instructions with respect to a Pending Claim Amount as soon as practicable after the relevant Pending Claim is settled. For this purpose, a Pending Claim will be regarded as settled if:

A. the Pending Claim is withdrawn or has lapsed, in which case the corresponding part of the Surviving Shares must be released in favour of Alychlo;

B. Alychlo, as the case may be, the Sellers and the Purchaser have agreed in writing that the Pending Claim is settled and the relevant party has failed to discharge its Obligation, in which case the corresponding part of the Surviving Shares must be released in favour of the Purchaser and the balance (if any) of the part of the Surviving Shares retained for such Pending Claim, to Alychlo; or

C. the competent arbitral tribunal has ordered Alychlo, as the case may be, the Sellers to pay a certain amount to the Purchaser pursuant to such Pending Claim and the relevant party has failed to discharge its claim, in which case the corresponding part of the Surviving Shares must be released in favour of the Purchaser and the balance (if any) of the part of the Surviving Shares retained for such Pending Claim, to Alychlo.

Section 5. Compensation of the Escrow Agent – other costs. The Escrow Agent shall be entitled to receive fees and expenses in accordance with the fee schedule attached hereto as Schedule A as compensation for its services hereunder, and shall be promptly reimbursed for all reasonable, documented out-of-pocket expenses, disbursements and advances (including reasonable, documented attorneys’ fees and expenses) incurred or made by it in performance of its duties hereunder. The Purchaser agrees to bear the costs for the fees, compensation and reimbursement of the Escrow Agent. The Escrow Agent’s fees, compensation and reimbursements shall be payable upon request by the Escrow Agent and upon submission by the Escrow Agent to the Purchaser of a reasonably detailed statement setting forth the amount to be reimbursed. This section shall survive the resignation or termination of the Escrow Agent or the termination of this Stock Escrow Agreement.

Section 6. Duties and Liabilities of the Escrow Agent.

(a) The Escrow Agent shall have no duties or responsibilities except those expressly set forth herein. The Escrow Agent shall not be liable for any error of judgment, or for

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any act done or step taken or omitted by it in good faith or for any mistake in act or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence, willful misconduct or actions taken in bad faith. It may conclusively rely on any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it reasonably believes to be genuine and to have been signed or presented by a proper person or persons. The Purchaser and Alychlo shall deliver to the Escrow Agent a list of authorized signatories, as set forth in the attached Schedule B hereto, with respect to any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication required or permitted to be furnished to the Escrow Agent hereunder, and the Escrow Agent shall be entitled to rely on such list with respect to any party until a new list is furnished by such party to the Escrow Agent. Furthermore, in the release instructions are given (other than in writing at the time of execution of this Stock Escrow Agreement) by means of Joint Written Instructions, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule C hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers designated for such call-backs may be changed only in a writing actually received by the Escrow Agent.

(b) The Escrow Agent shall have no duties with respect to any agreement or agreements, including but not limited to the Purchase Agreement. The Escrow Agent shall not be required to inquire as to the performance or observation of any obligation, term or condition under any agreement or arrangement by the other parties hereto. The Escrow Agent shall be under no liability to any party hereto by reason of any failure on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. This Stock Escrow Agreement shall not be deemed to create a fiduciary relationship between the parties hereto under state or federal law. In the event that any of the terms and provisions of any other agreement (excluding any amendment to this Stock Escrow Agreement) between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Stock Escrow Agreement, the terms and provisions of this Stock Escrow Agreement shall govern and control in all respects relating to the Escrow Agent, but in every other respect involving the parties and beneficiaries of such other agreement, the other agreement shall control. Notwithstanding any provision to the contrary contained in any other agreement (excluding any amendment to this Stock Escrow Agreement), the Escrow Agent shall have no interest in the Escrow Account except as provided in this Stock Escrow Agreement.

(c) So long as the Escrow Agent shall have any obligation to release Escrow Shares and New Shares, as the case may be, to the Purchaser from the Escrow Account, the Escrow Agent shall keep proper books of record and account, in which full and correct entries shall be made of all release activity in the Escrow Account.

(d) The Escrow Agent shall not be bound by any modification of this Stock Escrow Agreement affecting the rights, duties and obligations of the Escrow Agent, unless such modification shall be in writing and signed by the other parties hereto, and the Escrow Agent shall have given its prior written consent thereto. The Escrow Agent shall not be bound by any other modification of this Stock Escrow Agreement unless and until the Escrow Agent shall have received written notice thereof.

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(e) The Escrow Agent may resign at any time by giving no less than thirty (30) days prior written notice by registered or certified mail to Alychlo and the Purchaser, but such resignation shall not become effective until a successor escrow agent shall have been appointed by mutual agreement, in writing, of the Purchaser and Alychlo, and shall have accepted such appointment in writing. If no instrument of acceptance by a successor escrow agent shall have been delivered to the Escrow Agent within thirty (30) days after the giving of such notice of resignation, the resigning Escrow Agent may, at the joint and several expense of Alychlo and the Purchaser, petition any court of competent jurisdiction for the appointment of a successor escrow agent. Notwithstanding the foregoing, if no successor escrow agent shall have been designated within the thirty (30) day period following the Escrow Agent’s notice, all obligations of the Escrow Agent hereunder shall nevertheless cease and terminate. Its sole responsibility thereafter shall be to keep safely all property then held by it and to deliver the same to a person designated by the other parties hereto or in accordance with the direction of a final and non-appealable order or judgment of a court of competent jurisdiction. In such event the date of termination of this Stock Escrow Agreement shall be extended if necessary so as to expire no later than thirty (30) days following the acceptance of an appointment by a successor escrow agent.

(f) By Joint Written Instructions, the Purchaser and Alychlo shall have the right to terminate their appointment of the Escrow Agent, or successor escrow agent, as Escrow Agent. The Escrow Agent or successor escrow agent shall continue to act as Escrow Agent until a successor escrow agent is appointed by Joint Written Instructions and qualified to act as Escrow Agent.

(g) If at any time hereafter the Escrow Agent shall resign, be removed, be dissolved or otherwise become incapable of acting, or shall be taken over by any person, or the position of the Escrow Agent shall become vacant for any of the foregoing reasons or for any other reason, Alychlo and the Purchaser shall as soon as reasonably possible appoint a successor escrow agent to fill such vacancy by Joint Written Instructions.

(h) Every successor escrow agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to Alychlo and the Purchaser, an instrument in writing accepting such appointment hereunder, and thereupon such successor escrow agent, without any further act, shall become fully vested with all the rights, immunities and powers and shall be subject to all of the duties and obligations, of its predecessor; and every predecessor escrow agent shall deliver all property and moneys held by it hereunder to such successor escrow agent.

(i) Nothing herein shall be construed to prohibit or otherwise restrict the ability of the Escrow Agent to make other investments or otherwise carry out its duties through subsidiaries or affiliates.

(j) The Escrow Agent shall never be required to use or advance its own funds or otherwise incur personal financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

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(k) In no event shall the Escrow Agent be liable, directly or indirectly, for any special, punitive, indirect or consequential damages, even if the Escrow Agent has been advised of the possibility of such damages.

(l) If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Shares (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Escrow Shares), the Escrow Agent shall promptly notify the Purchaser and Alychlo and, following the advice of its legal counsel and consultation with the Purchaser and Alychlo, be authorized to comply therewith in a reasonable manner it and its legal counsel deems appropriate following consultation with the Purchaser and Alychlo; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(m) In no event shall the Escrow Agent be liable for an amount in excess of the value of the Escrow Shares, valued as of the current market value on the date of deposit, but only to the extent of direct money damages.

(n) The Escrow Agent shall, following the advice of its legal counsel, be entitled to take any action or to refuse to take any action which the Escrow Agent regards as necessary for the Escrow Agent to comply with any applicable law, regulation or fiscal requirement, court orders, or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.

(o) When the Escrow Agent acts in good faith on any information, instructions, communications, (including, but not limited to, communications with respect to the wire transfer of funds or the release of the Escrow Shares) sent by email or other form of electronic or data transmission, which it believes to be genuine and signed or presented by a proper person or persons, the Escrow Agent, absent gross negligence, bad faith, fraud or willful misconduct, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of Alychlo or the Purchaser or is not in the form Alychlo or the Purchaser sent or intended to send (whether due to fraud, distortion or otherwise); provided that the Escrow Agent complies with its duties under this Stock Escrow Agreement. The Purchaser and Alychlo shall jointly and severally indemnify the Escrow Agent against any loss, liability, claim or expense (including reasonable and documented legal fees and expenses) it may incur with its acting in accordance with any such communication. Notwithstanding the foregoing, as between themselves, the Purchaser and Alychlo agree that any such amounts indemnified hereunder shall be paid (or reimbursed, as applicable) in equal shares by the Purchaser on the one hand and by Alychlo on the other hand.

(p) Any entity into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which all or substantially all of the corporate trust business of

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the Escrow Agent in its individual capacity may be transferred shall be the Escrow Agent under this Stock Escrow Agreement without further action. The Escrow Agent shall promptly notify the Purchaser and Alychlo in the event this occurs.

(q) The agreements set forth in this Section 6 shall survive the resignation or removal of the Escrow Agent, the termination of this Stock Escrow Agreement and the payment of all amounts hereunder.

Section 7. Indemnification. Alychlo and the Purchaser shall, jointly and severally, indemnify and hold the Escrow Agent harmless from and against any and all expenses (including reasonable attorneys’ fees), demands, liabilities, losses, claims, damages, actions, suits or other charges (“Agent Claims”) incurred by or assessed against the Escrow Agent for anything done or omitted by the Escrow Agent or otherwise arising out of the performance of the Escrow Agent’s duties hereunder, except such which result from the Escrow Agent’s bad faith, gross negligence or willful misconduct. Notwithstanding the foregoing, as between themselves, the Purchaser and Alychlo agree that any Agent Claims payable hereunder shall be paid (or reimbursed, as applicable) in equal shares by the Purchaser on the one hand and by Alychlo on the other hand. This Section 7 shall survive the resignation or termination of the Escrow Agent or the termination of this Stock Escrow Agreement.

Section 8. Termination of Escrow Account. This Stock Escrow Agreement shall terminate ten (10) calendar days after all of the Escrow Shares have been disbursed in accordance with Section 4 hereof. The Purchaser agrees to execute a Joint Written Instruction to release all remaining Escrow Shares and New Shares, as the case may be to Alychlo at such point as Alychlo has no further liability for the Obligations under the terms of the Purchase Agreement.

Section 9. Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the next Business Day if sent by an overnight delivery service, or (iii) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid. Any notice pursuant to this section shall be delivered as follows:

If to Alychlo:

Alychlo NV

Lembergsesteenweg 19

9820 Merelbeke

Belgium

E-mail: marc.coucke@omega-pharma.be

marked for the attention of Marc Coucke

with a copy to:

Allen & Overy LLP

Uitbreidingstraat 72/b3

2600 Antwerpen

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Belgium

E-mail: hans.kets@allenovery.com;

dirk.meeus@allenovery.com

marked for the attention of Hans Kets and Dirk Meeus

and

Omega Pharma Invest NV

Venecoweg 26

9810 Nazareth

E-mail: barbara.desaedeleer@omega-pharma.be

marked for the attention of Barbara De Saedeleer

If to the Purchaser:

[—]

[Address]

[Address]

Email: [—]

marked for the attention of [—]

with a copy to:

Freshfields Bruckhaus Deringer LLP

Marsveldplein 5

1050 Brussels

Belgium

E-mail: geert.verhoeven@freshfields.com

marked for the attention of Geert Verhoeven

If to the Escrow Agent:

[Bank]

[Address]

[Address]

Attention: [—]

Department: [—]

Telephone: [—]

Facsimile: [—]

or to such other person or address as any party shall designate by written notice to the other parties given in accordance with this Section 9.

Section 10. Successors and Assigns. This Stock Escrow Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that except as set forth in Section 6(p), the Escrow Agent may not assign this Stock Escrow Agreement or delegate any of its duties hereunder without the prior approval of Alychlo and the Purchaser by Joint Written Instructions, which approvals shall be granted or denied in their sole respective discretion. No assignment of the

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interest of the Purchaser or Alychlo shall be binding unless and until written notice of such assignment shall be delivered to each other party hereto and shall require prior written consent of each other party hereto (such consent not to be unreasonably withheld).

Section 11. Integration, Amendment, etc. This Stock Escrow Agreement and all other agreements executed in connection herewith shall supersede all previous negotiations, commitments and writings with respect to the subject matter hereof and thereof. This Stock Escrow Agreement may not be released, discharged, abandoned, changed, amended or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by its duly authorized officers or representatives. The failure of any party hereto to enforce at any time any provision shall not in any way affect the validity of this Stock Escrow Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Stock Escrow Agreement shall be held to be a waiver of any other or subsequent breach of this Stock Escrow Agreement.

Section 12. Counterparts. This Stock Escrow Agreement may be executed in two or more counterparts (including by means of facsimile or e-mail in PDF or similar format), each of which shall constitute an original, and all collectively shall constitute but one instrument.

Section 13. Governing Law. This Stock Escrow Agreement shall be governed by and construed in accordance with, and any matter, claim or controversy arising out of this Stock Escrow Agreement shall be governed by, whether framed in contract, tort or otherwise, the laws of the State of New York without giving effect to principles of conflict of laws thereof to the extent such principles would require or permit the application of laws of another jurisdiction.

Section 14. JURISDICTION OF DISPUTES; WAIVER OF JURY TRIAL. IN THE EVENT ANY PARTY TO THIS STOCK ESCROW AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS STOCK ESCROW AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN, THE PARTIES TO THIS STOCK ESCROW AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CITY OF NEW YORK, NEW YORK, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 14 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 14 SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN NEW YORK, NEW YORK); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN

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ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 9 FOR COMMUNICATIONS TO SUCH PARTY; (E) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (F) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS STOCK ESCROW AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

Section 15. Further Assurances. At any time and from time to time after the date hereof, the parties hereto shall at the request of the other and at such other party’s reasonable expense, execute and deliver any further instruments or documents and take all such further action as such party may reasonably request in order to consummate and make effective the transactions contemplated hereby.

Section 16. Specific Performance. If any party refuses to comply with, or at any time violates or attempts to violate, any term, covenant or agreement contained in this Stock Escrow Agreement, any other party hereto may, by injunctive action, compel the defaulting party to comply with, or refrain from violating, such term, covenant or agreement, and may, by injunctive action, compel specific performance of the obligations of the defaulting party.

Section 17. Limitation of Liability. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes, terrorist attacks or other disasters.

Section 18. Severability. Any provision of this Stock Escrow Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Stock Escrow Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Escrow Agreement to be duly executed as of the day and year first above written.

ALYCHLO NV

By:
Name:
Title:

[BANK]

By:
Name:
Title:

PERRIGO COMPANY PLC

By:
Name:
Title:

SCHEDULE A

Fee Schedule

[To Be Provided]

SCHEDULE B

The Escrow Agent is authorized to accept instructions signed or believed by the Escrow Agent to be signed by the following on behalf of the Purchaser.

[—]
True Signature

[—]
True Signature

The Escrow Agent is authorized to accept instructions signed or believed by the Escrow Agent to be signed by the following on behalf of Alychlo.

[—]
True Signature

[—]
True Signature

SCHEDULE C

[To Be Provided]

SCHEDULE 15

CASH ESCROW AGREEMENT

AGREED FORM

ESCROW AGREEMENT

DATED [—]

BETWEEN

HAO INVESTMENTS S.À R.L.

[PURCHASER]

[BANK]

AND

HOLDCO I BE NV

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CONTENTS

Clause		Page

1.	Interpretation	1
2.	Secured Liabilities	1
3.	Escrow Account and Deposit	2
4.	Confirmations Escrow Agent	2
5.	Appointment of Holdco as Luxco’s Agent	2
6.	Interest	2
7.	Release	2
8.	Notices	4
9.	Further assurances	5
10.	Miscellaneous	5
11.	Counterparts	6
12.	Governing Law and Jurisdiction	6

Signatories		10
1.	Form of Joint Notice	7
2.	List of authorized signatories	9

-i-

THIS ESCROW AGREEMENT (the Agreement) is made on [—]

BETWEEN:

(1)	HAO INVESTMENTS S.à R.L., a private limited liability company incorporated under the laws of Luxemburg, with registered office at 6, rue Eugène Ruppert, L-2453 Luxemburg, Luxemburg and registered under number B 155592 (Luxco);

(2)	[PURCHASER], [—] (the Purchaser);

(3)	[BENELUX BANK], [—] (the Escrow Agent); and

(4)	HOLDCO I BE NV, a limited liability company incorporated under the laws of Belgium, with registered office at Jan Van Rijswijcklaan 162 B4, 2020 Antwerpen, and registered under number 0838.053.769 (Holdco).

Luxco, the Purchaser, the Escrow Agent and Holdco are together referred to as the Parties and each as a Party.

BACKGROUND:

(A)	On [—], Holdco and Alychlo NV, a limited liability company incorporated under the laws of Belgium, with registered office at Lembergsesteenweg 19, 9820 Merelbeke, and registered under number 0895.140.645 (Alychlo) have entered into a share purchase agreement with [the Purchaser/Perrigo Topco] in relation to the sale by Holdco and Alychlo and the purchase by the Purchaser of 685,348,257 shares in OMEGA PHARMA INVEST NV, a limited liability company incorporated under the laws of Belgium, with registered office at Venecoweg 26, 9810 Nazareth and registered under number 0439.658.834 (the SPA).

(B)	Luxco has an interest of 38.41650% in Holdco.

(C)	The SPA provides that Luxco and the Purchaser will enter into this Agreement on the completion date of the SPA (the Completion Date) to define the terms and conditions of the escrow to be constituted, as provided in clause [12] of the SPA. In this respect, Luxco and the Purchaser have agreed to appoint the Escrow Agent as escrow bank and the Escrow Agent has agreed to open and operate the escrow account in accordance with the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Terms defined in the SPA shall have the same meaning in this Agreement, unless otherwise defined in this Agreement or unless the contrary intention appears.

1.2	For the purposes of this Agreement, days (otherr than Saturday or Sunday) on which banks are generally open for normal business in Belgium are refered to as Bank Business Days.

2.	SECURED LIABILITIES

This Agreement secures the due performance of 38.41650% of the payment obligations of Holdco owing to the Purchaser under clauses 5.2(b) (Leakage), 8.2 (Sellers’ Warranties) and 11.2 (Specific Indemnities) of the SPA (for the avoidance of doubt, each time following application of the contractual limitations in the SPA) (the Obligations).

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3.	ESCROW ACCOUNT AND DEPOSIT

3.1	Luxco and the Purchaser have jointly requested and instructed the Escrow Agent to open a bank account in their name (the Escrow Account). The Escrow Account is opened in the joint name of Luxco and the Purchaser and has the following account details: IBAN [—] and BIC [—].

3.2	The Escrow Agent takes note that Luxco shall transfer an amount of EUR 46,460,250 (fourty-six million four hundred sixty thousand two hundred fifty euro) into the Escrow Account on the Completion Date (the Escrow Amount).

4.	CONFIRMATIONS ESCROW AGENT

4.1	The Escrow Agent confirms that the Escrow Amount shall remain in cash on the Escrow Account and shall not be used for investment purposes.

4.2	The Escrow Agent confirms that it will not effect any transfer or payment, or accept or give effect to any instructions for the transfer or withdrawal of any monies standing to the credit of the Escrow Account from time to time otherwise than in strict accordance with the provisions of this Agreement. Without prejudice to the generality of the foregoing, the Escrow Agent acknowledges, agrees and accepts that it shall not be entitled to, nor have the right to, offset any amounts due against the balance of the Escrow Account, or against any interest accruing on it.

4.3	The relationship between the Escrow Agent on the one hand and Luxco and the Purchaser on the other hand shall solely and exclusively be governed by this Agreement.

4.4	The provisions of this Agreement prevail over any different or conflicting provisions contained in the general terms and conditions normally applied by the Bank.

5.	APPOINTMENT OF HOLDCO AS LUXCO’S AGENT

Luxco irrevocably appoints Holdco, who accepts, as its attorney-in-fact (lasthebber/mandataire) to exclusively represent its interests towards the Escrow Agent for the purposes of this Agreement (in particular, giving and receiving release notices, exercising the rights and fulfilling all obligations for these specified purposes). Any decision taken by Holdco for these purposes, as well as any notices given and received, shall be final and binding on Luxco and shall be accepted by the other Parties. Holdco will not incur any liability under this Agreement towards any of the other Parties to the extent that such liability results from the mere performance of this mandate.

6.	INTEREST

Interest shall accrue on a daily basis on all amounts in the Escrow Account from the date of deposit until the date of payment. Accrued interest shall be paid out to Luxco on a quarterly basis.

7.	RELEASE

7.1	The (corresponding part of the) Escrow Amount shall be unconditionally and on first demand released by the Escrow Agent in favour of Luxco or of the Purchaser (as the case may be) in

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accordance with, and promptly and at the latest within [—] Bank Business Days upon receipt of, a joint written instruction of the Purchaser and Holdco (the Joint Notice, substantially in the form of Annex 1 hereto).

7.2	During the period between the date of this Agreement and 15 months from the Completion Date (not included), Holdco and the Purchaser agree to promptly issue a Joint Notice including a joint instruction for release in favour of the Purchaser, with respect to 38.41650% of the Obligation as soon as practicable after the claim underlying such Obligation is settled. For this purpose, a claim will be regarded as settled (for a certain amount) if (x) Holdco and the Purchaser, respectively the Sellers and the Purchaser have agreed in writing that the claim under clause 5.2(b) (Leakage) and clause 8.2 (Sellers’ Warranties) in relation to the Sellers’ Warranties under headings 1 and 2, respectively under clause 8.2 (Sellers’ Warranties) in relation to the other Sellers’ Warranties and 11.2 (Specific Indemnities) of the SPA is settled for a certain amount payable by Holdco, respectively the Sellers to the Purchaser and Holdco has failed to discharge its corresponding Obligation or (y) the competent arbitral tribunal has ordered Holdco respectively the Sellers to pay a certain amount to the Purchaser pursuant to clause 5.2(b) (Leakage) and clause 8.2 (Sellers’ Warranties) in relation to the Sellers’ Warranties under headings 1 and 2, respectively under clause 8.2 (Sellers’ Warranties) in relation to the other Sellers’ Warranties and 11.2 (Specific Indemnities) of the SPA and Holdco has failed to discharge its corresponding Obligation.

7.3	The Escrow Agent shall release, and the Purchaser and Holdco agree to issue Joint Notices, in accordance with the following provisions:

(a)	On the [—] Bank Business Day after receipt of the Joint Notice sent by Holdco and the Purchaser on the [date corresponding to completion date to 15 months] (the Release Date), the Escrow Agent shall release the, at that time, remaining balance of the Escrow Amount, and, as the case may be, reduced with the aggregate amount of the Pending Claims (as defined hereafter) (the Surviving Amount) from the Escrow Account in favour of Luxco.

(b)	The Surviving Amount is to be calculated as the sum of the amount of 38.41650% of all pending claims that the Purchaser has validly notified against Holdco, respectively the Sellers under clause 5.2(b) (Leakage) and clause 8.2 (Sellers’ Warranties) in relation to the Sellers’ Warranties under headings 1 and 2, respectively under clause 8.2 (Sellers’ Warranties) in relation to the other Sellers’ Warranties and 11.2 (Specific Indemnities) of the SPA which could trigger any of the Obligations and that remain outstanding on [date corresponding to completion date to 15 months] (the Pending Claims and the Pending Claim Amounts). The Purchaser and Holdco shall include the Surviving Amount, as well as copies of the notifications of the Pending Claims, in the Joint Notice.

(c)	The Surviving Amount will, from time to time, be released in favour of Luxco or of the Purchaser (as the case may be) in accordance with clause 7.1 of this Agreement. In any event, the Seller and the Purchaser agree to issue a Joint Notice with respect to a Pending Claim Amount as soon as practicable after the relevant Pending Claim is settled. For this purpose, a Pending Claim will be regarded as settled if:

(i)	the Pending Claim is withdrawn or has lapsed, in which case the corresponding part of the Surviving Amount must be released in favour of Luxco;

(ii)	Holdco, as the case may be, the Sellers and the Purchaser have agreed in writing that the Pending Claim is settled and Holdco has failed to discharge

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its corresponding Obligation, in which case the corresponding part of the Surviving Amount must be released in favour of the Purchaser and the balance (if any) of the part of the Surviving Amount retained for such Pending Claim, to Luxco; or

(iii)	the competent arbitral tribunal has ordered Holdco and Holdco has failed to discharge its corresponding Obligation, as the case may be, the Sellers to pay a certain amount to the Purchaser pursuant to such Pending Claim, in which case the corresponding part of the Surviving Amount must be released in favour of the Purchaser and the balance (if any) of the part of the Surviving Amount retained for such Pending Claim, to Luxco.

7.4	For the use by the Escrow Agent, a list of signatures of persons authorized to act for and legally bind Holdco and the Purchaser for the purposes of this Agreement is added hereto in Annex 2.

8.	NOTICES

8.1	Any notice or other communication to be given under this Agreement must be in English and in writing and must be delivered in person or sent by post to the party to whom it is to be given, with a pdf-copy per e-mail to the extent an e-mail address is mentioned or notified (for information purposes only and without prejudice the obligation to deliver in person or send by post), at following co-ordinates:

(a)	to Luxco and Holdco at:

Holdco I BE NV

Jan Van Rijswijcklaan 162 B4

2020 Antwerpen

Belgium

E-mail: vlayen@waterland.be

marked for the attention of Frank Vlayen

with a copy to:

Allen & Overy LLP

Uitbreidingstraat 72/b3

2600 Antwerpen

Belgium

E-mail: hans.kets@allenovery.com; dirk.meeus@allenovery.com

marked for the attention of Hans Kets and Dirk Meeus

(b)	to the Purchaser at:

[—]

marked for the attention of: [—]

with a copy to:

Freshfields Bruckhaus Deringer LLP

Marsveldplein 5

1050 Brussels

Belgium

E-mail: geert.verhoeven@freshfields.com

marked for the attention of: Geert Verhoeven

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(c)	to the Escrow Agent at:

[—]

marked for the attention of: [—]

or at any such other address or co-ordinates as may be notified to the other Parties under this Clause 8.1. Any notice or other communication sent by post shall be sent by registered mail requesting a return receipt (if the country of destination is the same as the country of origin) or by overnight courier (if the country of destination is not the same as the country of origin).

8.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered in person, at the time of delivery; or

(b)	if sent by post, on the second Business Day after it was put into the post or sent by courier.

8.3	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted, as the case may be, or sent by courier.

8.4	This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

9.	FURTHER ASSURANCES

The Parties shall co-operate with each other and sign or cause to be signed all such further documents and take all such further action as may from time to time be reasonably requested to carry out the provisions and purposes of this Agreement.

10.	MISCELLANEOUS

10.1	This Agreement will automatically terminate on the date on which the balance is zero euro as a consequence of the Escrow Agent releasing the escrow in accordance with clause 7.

10.2	None of the rights or obligations under this Agreement may be assigned or transferred by a Party without the prior written consent of the other Parties.

10.3	If any provision in this Agreement is void or non-applicable but would be valid if some part of the provision were deleted or restricted, the provision in question shall apply with such deletion or restriction as may be necessary to make it valid. The nullity or non-applicability of any provision of this Agreement shall not affect the validity or applicability of other provisions of the Agreement, which shall remain in full force and effect.

10.4	Except as otherwise expressly provided in this Agreement, each Party shall pay the fees, costs and expenses incurred by it in connection with this Agreement, provided that the Purchaser shall pay the fee of the Escrow Agent.

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10.5	The rights of each Party under this Agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided in this Agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

11.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by each Party on separate counterparts. Each counterpart is an original, but all counterparts, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart signature page of this Agreement by e-mail (pdf) or fax shall be as effective as delivery of a manually executed counterpart of this Agreement.

12.	GOVERNING LAW AND JURISDICTION

12.1	This Agreement and all non-contractual obligations arising out of it or in connection with it shall be governed by and shall be construed in accordance with the laws of Belgium.

12.2	The Brussels courts have exclusive jurisdiction to settle all disputes arising out of or in connection with this Agreement (including disputes relating to any non-contractual obligations arising out of or in connection with this Agreement).

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ANNEX 1

FORM OF JOINT NOTICE

[Bank]

For the attention of [—]

[address]

[date]

Dear Sirs,

Escrow Agreement dated [—] – Escrow account IBAN [—]

1.	Reference is made to the escrow agreement dated [—] between HAO Investments S.à r.l., [PURCHASER], Holdco I BE NV as agent for HAO Investments S.à r.l. and you as Escrow Agent (the Escrow Agreement). Capitalised terms defined in this letter have the same meaning given to them in the Escrow Agreement.

2.	This notice constitutes a Joint Notice for the purposes of the Escrow Agreement.

3.	The Purchaser and Holdco (on behalf of Luxco) instruct to release a part of the Escrow Amount to the specified party as instructed below.

(a)	Amount: EUR [—] ([—] euro)

(b)	Beneficiary: [Purchaser/Luxco], [address]

(c)	Account details beneficiary:

(i)	IBAN:

(ii)	BIC:

(d)	Reference: [—]

4.	[in relation to a release further to clause 7.2: This instruction relates to 38.41650% of the following Obligation of which the underlying claim is now finally settled: [—]. A copy of [the written agreement between the Purchaser and Holdco/the Sellers/the final arbitral award ordering Holdco/the Sellers to pay to the Purchaser] is attached to this letter.]

5.	[in relation to a release further to clause 7.3(a): The Surviving Amount amounts to EUR [—], consisting of the following Pending Claim Amounts:

(a)	EUR [—] in relation to [relevant claim details];

(b)	EUR [—] in relation to [relevant claim details].]

6.	[in relation to a release further to clause 7.3(c): This instruction relates to the following Pending Claim Amount which has now been settled: [—]. [A copy of [the written agreement between the Purchaser and Holdco/the Sellers/the final arbitral award ordering Holdco/the Sellers to pay to the Purchaser] is attached to this letter.] The current balance of the Surviving Amount amounts to EUR [—].

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7.	This joint notice is governed by the laws of Belgium.

Yours sincerely,

On behalf of Holdco I BE NV,

Name:	Name:
Function:	Function:

On behalf of [Purchaser],

Name:	Name:
Function:	Function:

8

ANNEX 2

LIST OF AUTHORIZED SIGNATORIES

[—]

9

SIGNATORIES

On behalf of HAO Investments S.à r.l.,

Name:	Name:
Function:	Function:

On behalf of [PURCHASER],

Name:	Name:
Function:	Function:

On behalf of [BANK],

Name:	Name:
Function:	Function:

On behalf of Holdco I BE NV,

Name:	Name:
Function:	Function:

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SCHEDULE 16

FUND GUARANTEE

Agreed form

Fund Guarantee (borgtocht)

This guarantee (borgtocht) (the Guarantee) is made by Waterland Private Equity Fund V C.V., a limited partnership (commanditaire vennootschap) incorporated under the laws of the Netherlands, with registered address at Nieuwe ’s-Gravelandseweg 17, 1405 HK Bussum, the Netherlands, and registered with the Dutch Chambers of Commerce under number 52816990 (the Guarantor) in favour of:

[Note: final purchaser to be included.]

Preamble:

A.	On [DATE] 2014, Holdco I BE NV (Holdco), an indirect subsidiary of the Guarantor, and Alychlo NV (as sellers) and [PURCHASER] (as purchaser) have entered into a share purchase agreement on the sale and purchase of 685,348,257 shares in Omega Pharma Invest NV, a limited liability company incorporated under the laws of Belgium, with registered office at Venecoweg 26, 9810 Nazareth and registered under number 0439.658.834 (the SPA, collectively the Transaction). The Guarantee is issued on the completion date of the Transaction (the Completion Date).

B.	[PURCHASER] requires the Guarantee from the Guarantor for a maximum amount of EUR 74,478,026 (seventy-four million four hundred seventy-eight thousand twenty-six euro) as security for Holdco’s payment obligations under article 5.2(b) (concerning leakage payments), article 8.2 (Sellers’ Warranties) and article 11.2 (Specific Indemnities) of the SPA (for the avoidance of doubt, each time following application of the contractual limitations in the SPA) (the Obligations), taking into account the 61.58350% indirect ownership of the Guarantor in Holdco, and the Guarantor is willing to issue the Guarantee for the Obligations on the conditions as set out below.

Now, therefore, it is agreed as follows:

1.	Guarantee

The Guarantor hereby guarantees as surety (“borg”) to [PURCHASER] the fulfilment of the Obligations upon the following terms.

This Guarantee shall enter into force on the Completion Date.

2.	Payment Mechanism

The Guarantor hereby undertakes to pay, as its own obligation, to [PURCHASER] 61.58350% of any sum or sums in EUR, but in aggregate not exceeding the maximum amount as defined in Article 3 of this Guarantee, upon [PURCHASER]’s first written notice provided that:

a) such notice contains [PURCHASER]’s statement that Holdco has failed to fulfil its Obligations in accordance with the SPA; and

b) such notice states the amount of the claim which according to it, [PURCHASER] has against Holdco in respect of the Obligations.

The Guarantor will be given a term of 10 business days from the date of [PURCHASER]’s first written notice to the Guarantor as referred in this clause 2, after which the obligations of the Guarantor hereunder shall become due and payable.

3.	Maximum Amount, Discharge

The obligations and liabilities of Guarantor under this Guarantee shall not exceed per claim an amount of 61.58350% of the relevant Obligation, and in the aggregate shall not exceed an amount of EUR 74,478,026 (in words: seventy-four million four hundred seventy-eight thousand twenty-six euro).

4.	Payment

All payments to be made by the Guarantor hereunder shall be made at the following account: IBAN [—] – BIC [—].

5.	Discharge, Expiry

Guarantor’s obligations hereunder shall expire on the earlier of (i) the date on which the Obligations have lapsed in accordance with the SPA; or (ii) 15 months from the Completion Date.

To the extent that there are Pending Claims (as defined hereafter) at the expiry of the Guarantee, the Guarantor agrees to pay such Pending Claim amounts into a deposit account which shall constitute an escrow amount and escrow account and to enter into an escrow agreement with [PURCHASER] and the relevant escrow bank, which will include the same release provisions in relation to the pending claim amounts as the escrow agreement entered into between [PURCHASER], Hao Investments S.à.r.l. and [BANK] on the Completion Date and which shall automatically terminate on the date on which the balance is zero euro as a consequence of the escrow agent having released the pending claim amounts in accordance with the release provisions.

For the purposes of this clause, Pending Claims are all claims that the Purchaser has validly notified against Holdco, respectively the Sellers under clause 5.2(b) (Leakage) and clause 8.2 (Sellers’ Warranties) in relation to the Sellers’ Warranties under headings 1 and 2, respectively under clause 8.2 (Sellers’ Warranties) in relation to the other Sellers’ Warranties and 11.2 (Specific Indemnities) of the SPA which could trigger any of the Obligations and that remain outstanding.

6.	Notices

Any notice or other communication to be given under this Guarantee must be in English and in writing and must be delivered in person or sent by post to the Party to whom it is to be given, with a pdf-copy per e-mail to the extent an e-mail address is mentioned or notified (for information purposes only and without prejudice the obligation to deliver in person or send by post), at following co-ordinates::

Waterland Private Equity Fund V C.V.

Attention:	Mrs J.A. de Abreu Fernandes Martins
Address:	Nieuwe ’s-Gravelandseweg 17, 1405 HK Bussum, the Netherlands
E-mail:	martins@waterland.nu

or at any such other address or co-ordinates as may be notified to the other Parties under this 6. Any notice or other communication sent by post shall be sent by registered mail requesting a return receipt (if the country of destination is the same as the country of origin) or by overnight courier (if the country of destination is not the same as the country of origin).

Any notice or other communication shall be deemed to have been given:

(a)	if delivered in person, at the time of delivery; or

(b)	if sent by post, on the second Business Day after it was put into the post or sent by courier.

In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted, as the case may be, or sent by courier.

This Clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

7.	Miscellaneous

7.1	Any provision of this Guarantee (including this Section 7.1) may only be amended or waived by written agreement executed by [PURCHASER] and Guarantor. This Guarantee may not be assigned without the prior written consent of the Guarantor.

7.2	This Guarantee shall be governed by and construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this Guarantee shall be subject to the exclusive jurisdiction of the courts of Amsterdam, the Netherlands.

Place:

Date:

Waterland Private Equity Fund V C.V.

Represented by its general partner WPEF V GP B.V., represented by its sole managing director Waterland Private Equity Investments B.V., represented by its managing director FV Management BVBA, respresented by its managing director F. Vlayen

SCHEDULE 17

COMFORT LETTER

To whom it may concern:

Bussum, 5 November 2014

Re: Waterland Private Equity Fund V C.V.

Dear Sir, Madam,

Waterland Private Equity Fund V C.V. (“WPEF V”) was established in May 2011. WPEF V is managed by Waterland Private Equity Investments B.V. (“Waterland”), a Dutch-based private equity fund manager currently managing four private equity funds with total investor commitments of € 2,5 billion. Well-known and reputable national and international investors, such as Horsley Bridge, Delta Lloyd, Feri and several corporate and state pension funds, such as BP Pension Fund and the Danish pension fund ATP, back WPEF V. Please also refer to our website www.waterland.nu. Total investor commitments to WPEF V over the lifetime of the fund amount to € 1,1 billion.

For the fulfilment of reps and warranties in relation to the disposal of an investment, Waterland, as sole manager and director of WPEF V, has the discretion to recall amounts paid out to investors of WPEF V up to a period of two years following such amounts have been paid out to investors.

For the avoidance of doubt, this letter does not constitute a guarantee or surety (borg) of any of the investors of WPEF V towards you.

Yours sincerely,

Waterland Private Equity Fund V C.V.

Represented by its general partner WPEF V GP B.V.
In its turn represented by Waterland Private Equity Investments B.V.
By:	J.A. de Abreu Fernandes Martins
Title:	Compliance Officer

WATERLAND PRIVATE EQUITY FUND V C.V., NIEUWE ’S-GRAVELANDSEWEG 17, 1405 HK BUSSUM, THE NETHERLANDS

TEL. +31 (0)35 - 692 58 60, FAX +31 (0)35 - 692 58 69, CS@WATERLAND.NU, WWW.WATERLAND.NU

KVK 52816990, ABN AMRO 54.47.06.099, IBAN-NL43ABNA0544706099, BIC-ABNANL2A

SCHEDULE 18

INTERPRETATION

1.	In this Agreement:

2012 Accounts means the PricewaterhouseCoopers’ reviewed consolidated accounts of the Company as per the 2012 Accounts Date

2013 Accounts means the PricewaterhouseCoopers’ reviewed consolidated accounts of the Company as per the 2013 Accounts Date.

2012 Accounts Date means 31 December 2012.

2013 Accounts Date means 31 December 2013.

Additional Share Escrow has the meaning given in Clause 12.3(b).

Agreement means the present agreement including its Schedules.

Anti-Bribery Law means any law that relates to bribery or corruption applicable to any Group Company.

Applicable Rate shall mean a rate of 5% for October 2014, 5.02083% for November 2014, 5.04175% for December 2014, 5.06276% for January 2015, 5.08386% for February 2015, 5.10504% for March 2015, 6.15157% for April 2015, 6.18233% for May 2015, 6.21324% for June 2015 and 6.24431% for July 2015 and any later months, as applicable.

Approvals has the meaning given in Clause 10.1 of Schedule 5.

A Shares has the meaning given in Recital (H).

Associated Person means, in relation to a company, a person (including any director, officer, employee, agent or other intermediary) who performs services for or on behalf of that company.

BCC means the Belgian Company Code.

Bridge Commitment Letter has the meaning given in Clause 10.1(m).

Bridge Lender has the meaning given in Clause 10.1(m).

Business means the supply and distribution of OTC medicines, generic drugs and health and beauty products.

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in Belgium, Ireland and Michigan (USA) for normal business.

Business IP means the Owned IP and all other registered and material unregistered Intellectual Property Rights used by the Group Companies.

Cash Escrow has the meaning given in Clause 12.3(a)(i).

CD/DVDS has the meaning given in Clause 23.

Claim means any claim against the Sellers for any breach of the Sellers’ Warranties.

Comfort Letter has the meaning given in Clause 12.3(a)(ii).

Competition Authorities has the meaning given in Clause 4.1(a).

Completion means completion of the sale and purchase of the Shares.

Completion Date has the meaning given in Clause 7.1.

Completion Obligations means the Purchaser’s Completion Obligations and the Sellers’ Completion Obligations.

Connected Persons means (in relation to a company) the officers and employees of that company.

Consideration Perrigo Shares means 5,397,711 of Perrigo Shares.

Damages Payment has the meaning given in Clause 9.13(a).

Data Room means the virtual data room containing information relating to the Group hosted by Merrill Datasite which has been made available to the Purchaser and its advisors from 7 September 2014 until 4 November 2014 and the full contents of which is reflected in the CD/DVD.1

Disclosed Information has the meaning given in Clause 9.1.

Directors has the meaning given in Clause 13.3.

Due Diligence Investigation has the meaning given in Recital (D).

Economic Sanctions Law means any economic or financial sanctions administered by OFAC (Office of Foreign Assets Control of the US Department of the Treasury), the US State Department, the United Nations Security Council, or the European Union or any member state thereof.

Employees means the employees of the Group Companies, immediately before Completion including, without limitation, all individuals who provide services to the Group Companies within the framework of a self-employed relationship.

Encumbrance means any interest of any person (including any right to acquire, option, or right of pre-emption or conversion) or mortgage, charge, pledge, lien or other form of security and any agreement to create any of the foregoing.

Environmental Consents means any material permit, licence, authorisation, approval or consent required under environmental laws and regulations for the carrying on the business of the Group Companies or the use of, or any activities or operations carried out at, any site owned or occupied by any Group Company.

Excess Recovery has the meaning given in Clause 9.13(c).

[1]	Note to the Sellers: Information Pack, answers to questions provided through the Q&A log, and management presentation to be uploaded in the Data Room.

Exchange Act means the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder).

External Group Indebtedness means any indebtedness incurred (including for the avoidance of doubt, principal amounts, interest, costs (such as break costs and (hedge) unwinding costs), make-whole amounts, early repayment indemnities or penalties, fees and expenses) in connection with (i) the facility agreement dated 14 July 2011 between, amongst others, Omega Pharma NV as the company, Omega Pharma NV and Omega Pharma Capital NV as original borrowers, and ING Bank NV as agent, (ii) the 6.19% Series D Guaranteed Senior Notes due 2016 in the principal amount, after taking into account hedging arrangements, EUR 16,247,000 (original issuance of USD 20,000,000) issued by Omega Pharma NV pursuant to the note purchase agreement, dated 27 July 2004, as amended by the waiver and amendment agreement dated 14 June 2005, the amendment agreement dated 4 December 2006 and the waiver and amendment agreement dated 8 April 2008, and the 5.1045% Guaranteed Senior Notes due 2023 in the principal amount of EUR 135,043,889 issued by Omega Pharma NV under the note purchase agreement, dated 19 May 2011, as amended pursuant to the first amendment and consent, dated 7 October 2011, (iii) (a) the Revolving Facility Agreement, dated February 18, 2014, among Omega Pharma Capital NV, as Borrower, and Raiffeisen Bank International AG, as Bank; (b) the Uncommitted Overdraft Facility Agreement, dated 15 April 2014, among Omega Pharma Capital NV and its subsidiaries as borrowers and ING Bank NV as bank, (c) the EUR 1,000,000 facility letter dated 11 March 2014 between ING Bank NV Dublin branch as bank and Omega Pharma Capital NV as borrower, (d) the EUR 45,500,000 credit agreement between the Company and Omega Pharma Capital NV as borrowers and KBC Bank NV as the bank, (e) the EUR 80,000,000 facility letter between BNP Paribas Fortis NV as bank and the Company, Omega Pharma Capital NV and Omega Pharma Belgium NV as borrower, (f) the EUR 10,000,000 facility letter dated 26 May 2014 between ING Belgium NV as Lender and the Company and Omega Pharma Capital NV as borrower, (g) the DKK 1,000,000 agreement for overdraft facility dated 30 April 2014 between SEB AB as bank and Omega Aco A/S as borrower, (h) the NOK 8,500,000 agreement for overdraft facility dated 15 April 2014 between SEB AB as bank and Omega Pharma Capital NV as borrower, (i) the SEK 20,000,000 agreement for overdraft facility dated 15 April 2014 between SEB AB as bank and Omega Pharma Capital NV as borrower, and (j) any other cash pooling and overdraft arrangements entered into by any Group Company; (iv) Omega Pharma Invest NV’s 5.125% retail bonds due December 12, 2017 in the amount of Euro 300,000,000; (v) Omega Pharma NV’s 4.500% retail bonds due May 23, 2017 in the amount of Euro 180,000,000; (vi) Omega Pharma NV’s 5.000% retail bonds due May 23, 2019 in the amount of Euro 120,000,000 and (vii) any other external finance arrangements entered into by any Group Company in accordance with this Agreement. An overview of the outstanding amount in principal in respect of indebtedness referred to in (i) to (vi) above (but excluding any indebtedness referred to under (iii)(j)), is set out in Schedule 8.

Fairly Disclosed means disclosed in such manner that the matter and the materiality thereof is or should be reasonably apparent for (i) a party active in the Group Companies’ business or industry or (ii) a professional advisor.

Financing means the financing to be raised by the Purchaser with a view to funding the Purchase Consideration and/or the repayment of the External Group Indebtedness (excluding the Bridge Financing), including all or a portion of: (a) the proceeds of senior unsecured bank financing in an aggregate principal amount of up to USD 1.300 billion and EUR 800 million, (b) the proceeds from the issuance and sale of senior unsecured notes in an aggregate principal amount of up to USD 1.6 billion, (c) the issuance of the Consideration Perrigo Shares in a private placement transaction, and/or (d) the proceeds from the issuance and sale of the common stock of Perrigo Topco registered under the Securities Act of 1933 pursuant to a Shelf Registration Statement in an aggregate principal amount of up to USD 1.1 billion.

Financing Commitment means a commitment from a Financing Party to provide Financing.

Financing Party means each party to the Financing Commitment or the Bridge Financing Commitment and any other Financing Party, lender, agent, lead arranger, arranger, underwriter, initial purchaser, placement agent, dealer manager, administrative agent, collateral agent or any other agent in respect of thereto.

Financing Related Party means any former, current and future affiliates of any Financing Party and any officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, controlling persons, advisors, attorneys or representatives, or the heirs, executors, successors and assigns of any of the foregoing or any Financing Party.

Fund Guarantee has the meaning given to it in Clause 12.3(a)(ii).

Group Company means each of the Company and any of its direct or indirect subsidiaries as set forth in Schedule 1 (together referred to as the Group Companies or the Group).

Information Pack has the meaning given in Recital (B).

Initial Purchase Consideration has the meaning given in Clause 3.1.

Initial Alychlo Consideration means the Consideration Perrigo Shares, together with an amount in cash equal to EUR 634,016,869.

Initial Holdco Consideration means EUR 1,211,966,262.

Intellectual Property Rights means:

(a)	patents, utility models and rights in inventions;

(b)	rights in each of: know-how, confidential information and trade secrets;

(c)	trademarks, service marks, rights in logos, trade names, and domain names;

(d)	copyright, moral rights, database rights, rights in designs, and semiconductor topography rights;

(e)	any other intellectual property rights; and

(f)	all rights or forms of protection, subsisting now or in the future, having equivalent or similar effect to the rights referred to in paragraphs above,

in each case: (i) anywhere in the world, (ii) whether unregistered or registered (including, for any of them, all applications, rights to apply and rights to claim priority), and (iii) including, in respect of any of them, all divisionals, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals.

Interim Accounts means the PricewaterhouseCoopers’ reviewed consolidated accounts of the Company as per the Interim Accounts Date.

Interim Accounts Date means 30 June 2014.

Key Sellers’ Warranties means the Sellers’ Warranties set out in Clauses 1 (the Sellers), 2 (Ownership of the Shares), 3 (Group Companies), 4 (Subsidiaries and associates), 8 (Anti-bribery) and 9 (Sanctions) of Schedule 5.

Last Accounts means the consolidated accounts of the Company as per the Last Accounts Date.

Last Accounts Date means 30 September 2014.

Leakage has the meaning given in Clause 5.2(a).

Long Stop Date has the meaning given in Clause 4.7.

Loss means damages (schade/dommages) that qualify for indemnification in accordance with Articles 1149 to 1153 of the Belgian Civil Code, calculated in accordance with Clause 9.5.

Material Adverse Effect means any change, effect, event, occurrence, state of facts or developments that, individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect, on the business, assets, liabilities, results of operations or financial conditions of the Group Companies, taken as whole, but will exclude any effect resulting from (i) the announcement or performance of the Agreement, including any effect on customer, supplier, distributor, licensor, licensee, employee or similar relationships resulting therefrom; (ii) any change in conditions in any local or global economy or capital or financial markets, including any change in interest or exchange rates; (iii) any regulatory, political or economic condition generally affecting the industries in which the Group Companies operate; (iv) changes in IFRS or GAAP or the interpretation or enforcement thereof by any governmental authority, (v) any natural disaster, hostilities, act of terrorism or war (whether declared, pending or threatened) or the material escalation or material worsening of any such natural disaster, hostilities, acts of terrorism or war; (vi) the adoption, implementation, promulgation, repeal, modification or reinterpretation by any governmental authority, government program, industry standard or applicable Law; or (vii) any failure, in and on itself, to meet internal projections, forecasts or revenue or earning predictions for any period (except that any change, effect or event that may be the cause of such failure (to the extent not otherwise covered by another exception to this definition) may be taken into account); (viii) the identity of the Purchaser; or (ix) any Perrigo Topco shareholder litigation relating to this Agreement or the transactions contemplated hereby; except in the case of each of (ii), (iii), (iv), (v) and (vi), for any such change, effect, event, occurrence, state of facts or developments that has a disproportionate effect on the Group Companies, taken as a whole, compared to other participants in the business and industries in which the Group Companies operate.

Merger Control Condition has the meaning given in Clause 4.1(a).

NDA has the meaning given in Recital (B).

Obligations has the meaning given in Clause 12.1.

Owned IP means registered and material unregistered Intellectual Property Rights owned by the Group Companies in those jurisdictions where the Group Companies are currently trading products under the relevant Intellectual Property Rights to the extent related to products which accounted in 2013 for a consolidated turnover for the Group Companies exceeding EUR 1,000,000.

Party means any Seller, Perrigo Topco or the Purchaser. Sellers and Perrigo Topco and the Purchaser (if not Perrigo Topco itself) are together referred to as Parties.

Pending Claims had the meaning given to it in Clause 12.4(b).

Perrigo Information Pack has the meaning given in Recital (E).

Perrigo SEC Documents has the meaning given in Clause 10.1(i).

Perrigo Share means an ordinary share in Perrigo Topco.

Permitted Encumbrance has the meaning given in Clause 17.2 of Schedule 5.

Permitted Leakage has the meaning given in Schedule 3.

Preserved Information has the meaning given in Clause 13.1(a).

Properties means any real estate owned or leased by the Group Companies.

Purchase Consideration has the meaning given in Clause 3.3.

Purchaser means Perrigo Topco, or any of its affiliates to which Perrigo Topco’s rights and obligations under this Agreement have been assigned in accordance with Clause 17.

Purchaser’s Completion Documents has the meaning given in Clause 10.1(b).

Purchaser’s Completion Obligations has the meaning given in Clause 7.2.

Purchaser’s Group means the Purchaser and its Affiliates.

Relevant Interest has the meaning given in Clause 13.2(a)(iii).

Required Financial Information means the information with respect to the business, operations and financial condition of the Group Companies as may be reasonably requested by Purchaser and that is customary to be included in marketing materials for equity or senior secured or unsecured indebtedness (or any documentation or deliverables in connection therewith) or an offering document relating to an underwritten offering of debt securities under Rule 144A of the Securities Act, as applicable, including (a) audited annual and unaudited interim consolidated financial statements for any period that would be required in a registration statement on Form S-1 (which have been (i) audited in accordance with AICPA standards in the case of the required annual financial statements and include an audit opinion for each period that has not been withdrawn and for which the Company received no notice that withdrawal is under consideration and (ii) reviewed in accordance with SAS 100 in the case of the required unaudited interim financial statements), and (b) customary data and other information (including financial statements, pro forma financial statements, business and other data) of the Group Companies that would be (x) in a form necessary for an investment bank to receive customary (for debt securities) “comfort”, including “negative assurance” comfort or (y) required by Regulation S-X and Regulation S-K under the Securities Act for an offering of securities registered on Form S-1 under the Securities Act, and due diligence information (including, subject to the receipt of customary non-reliance letters, reports prepared by third parties) reasonably requested (including back-up support) that would be considered sufficiently current for purposes of such a registration statement to permit a registration statement on Form S-1 to be declared effective by the SEC (it being understood that the Purchaser shall be responsible for calculation and determination of any post-closing cost savings, synergy effects or other pro forma adjustments).

Required Permits has the meaning given thereto in Clause 19.3of Schedule 5.

Sanctioned Person means any person or organisation (i) designated on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, the Consolidated List of Financial Sanctions Targets in the UK, maintained by HM Treasury, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, (ii) that is a government of a Sanctioned Territory, (iii) (to the extent relevant under Economic Sanctions Laws) owned or controlled by, or acting on behalf of, any of the foregoing, or (iv) incorporated or located within or operating from a Sanctioned Territory.

Sanctioned Territory means any country or other territory subject to country- or territory-wide sanctions under Economic Sanctions Law, which territories, as of the date of this Agreement, include Cuba, Iran, North Korea, Sudan and Syria.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Sellers’ Completion Documents has the meaning given in Clause 1.2 of Schedule 5.

Sellers’ Completion Obligations has the meaning set out in Clause 7.3.

Seller’s Group means for each Seller: such Seller and its Affiliates.

Sellers’ Warranties has the meaning given in Clause 8.1.

Senior Employees means (i) the members of the executive committee of the Company and (ii) direct reports to the executive committee of the Company.

Share Escrow has the meaning given in Clause 12.2.

Shares has the meaning given in Recital (C).

Specified Auditor Assistance means (a) using best efforts to assist Purchaser in obtaining customary “comfort letters” (including customary “negative assurances”) for either a public United States registration statement or private placement Rule 144A transaction and assistance with the due diligence activities of Purchaser’s Financing Parties, (b) providing access to work papers of Perrigo Topco and other supporting documents as may be reasonably requested by Purchaser or its Financing Parties, (c) providing customary consents to the inclusion of audit reports in any relevant public registration statement or Rule 144A offering document, and (d) providing customary consents to references to the auditor as an expert in any public registration statement.

Surviving Provisions means the provisions set out in Clauses 1 (Interpretation), 4.7, 4.9, 7.5, 13.2 (Non-compete and non-solicitation), 14 (Announcements and confidentiality), 15 (Notices), 16 (Further Assurances), 17 (Assignments), 18 (Liability several not joint), 19 (Payments), 20 (General), 21 (No rescission and sole remedy), 22 (Whole agreement), 26 (Governing law and jurisdiction) and Schedule 18 (Interpretation).

Systems has the meaning given in Clause 14.1 of Schedule 5.

Tax means any charge, tax, duty, levy, impost and withholding having the character of taxation, wherever chargeable, imposed by a national, state, federal, cantonal, municipal or local government or any other governmental or regulatory authority, body, or instrumentality, arising by way of a primary liability, including but not limited income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, advance corporation tax, capital gains tax, capital tax, dividend tax, inheritance tax, value added tax, customs and other import or export duties, excise duties, stamp duty reserve tax, wage tax, social security or, other similar contributions and any penalty, fine, surcharge, interest, charges or additions to taxation.

Tax Authority means any authority competent to impose, administer or collect Taxes.

Third Party Claim has the meaning given in Clause 9.9.

Third Party Sum has the meaning given in Clause 9.13(b).

Title Warranties means the Sellers’ Warranties set out in Clauses 1.1 up to and including 1.4 and 2 up to and including 4 of Schedule 5.

Transaction has the meaning given in Recital (G).

Transaction Documents means this Agreement, the documents referred to in it and any other agreements executed or to be executed on the date of this Agreement or Completion by a member of the Purchaser’s Group and a member of a Seller’s Group.

Treasury Shares means the 30,243,983 shares issued and outstanding in the Company’s share capital which are held by the Company itself.

XLS Agreement means the distribution agreement between INQ Pharm SDN BHD (as supplier) and Chefaro Ireland Ltd. (as distributor) dated 5 July 2011 relating to, among others, the distribution of (a) Fat Binder, tablets and stick sachets; (b) Carbohydrate Blocker, tablets and stick sachets; (c) Fat Burner, caplets; (d) Appetite Reducer, capsules; and (e) Fat Carbohydrate Sugar Blocker, tablets.

2.	Where a statement in this Agreement is qualified by the expression “so far as the Sellers are aware” or any similar statement or expression, that statement shall be deemed to refer to the actual knowledge, after having made due and reasonable enquiry, of the members of the Company’s board of directors and of Mr Marc Coucke, Ms Barbara De Saedeleer, Ms Freya Loncin and Mr Chris Staeuble. Where a statement in this Agreement is qualified by the expression “so far as Perrigo Holdco is aware”, “so far as the Purchaser is aware” or any similar statement or expression, that statement shall in both cases be deemed to refer to the actual knowledge, after having made due and reasonable enquiry, of the members of Perrigo Holdco and Purchaser’s board of directors and of Joseph Papa, Judy Brown, Todd Kingma, James (Jim) Larson, Eric Rabinowitz, Ron Winowiecki and Scott Rush.

3.	References to a company shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established.

4.	A person shall be deemed to be affiliated or connected with another if that person is affiliated or connected with another within the meaning of article 11 of the BCC.

5.	For the purposes of this Agreement, subsidiary and holding company shall have the meaning given to them in article 6 of the BCC.

6.	References to a person shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality).

7.	A claim, proceeding, dispute, action, or other matter will only be deemed to have been threatened if any written demand or statement has been made or any written notice has been given.

8.	The word “including” means “including, but not limited to,” and the word “includes” means “includes, without limitation”.

9.	The singular shall include the plural and vice versa and references to words importing one gender will include both genders.

10.	Where in this Agreement a Dutch/French term is given in italics or in italics and in brackets after an English term and there is any inconsistency between the Dutch/French and the English, the meaning of the Dutch/French term shall prevail.

11.	References to EUR means Euro.

12.	The expressions “shall use its best efforts” or “shall use its best endeavours” (or any similar expression) shall be construed as a “middelenverbintenis/obligation de moyen”. The words “shall cause” or “shall procure” (or any similar expression) shall be construed as “sterkmaking/porte-fort” combined with a “waarborg/garantie” in case of non-performance.

13.	All time periods referred to in this Agreement, unless otherwise stated, shall be counted in days. A “day” is defined as the 24-hour period starting and finishing at midnight. Such time periods shall commence at midnight following the triggering event and shall terminate at midnight following the expiration date, unless this date does not fall on a Business Day, in which case the expiration date shall be postponed to the next Business Day.

14.	If a time period is to be calculated in months or years, the period will start at midnight on the day in which the triggering event occurred an shall terminate at midnight preceding the determined monthly or annual anniversary of the triggering event (“van de zoveelste tot de dag vóór de zoveelste/de quantième à veille de quantième”).

15.	In the event of any difficulty of interpretation, the rules set out in articles 1156 to 1164 of the Belgian Civil Code (“Burgerlijk Wetboek/Code Civil”) shall apply. The application of article 1602, second paragraph, of the Belgian Civil Code is expressly waived.

SIGNATORIES

On behalf of Alychlo NV,

/s/ Marc Coucke
Name: Marc Coucke
Function: President

On behalf of Holdco I BE NV,

/s/ Frank Vlayen
Name: FV Management BVBA represented by its permanent representative Mr Frank Vlayen
Function: Director

On behalf of Perrigo Company plc,

/s/ Joseph Papa	/s/ Judy Brown
Name: Joseph Papa	Name: Judy Brown
Function: President and Chief Executive Officer	Function: Executive Vice President and Chief Financial Officer